Exhibit 10.3

EXECUTION VERSION
CREDIT
AND GUARANTY AGREEMENT
dated as of May 23, 2007
among
LAS VEGAS SANDS, LLC,
as Borrower
CERTAIN AFFILIATES OF BORROWER,
as Guarantors,
VARIOUS LENDERS,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Lead Arranger, Joint Bookrunner and Syndication Agent,
LEHMAN BROTHERS INC.,
as Joint Lead Arranger, Joint Bookrunner and Syndication Agent,
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arranger, Joint Bookrunner and Syndication Agent,
THE BANK OF NOVA SCOTIA,
as Administrative Agent and Collateral Agent,
and
JPMORGAN CHASE BANK, N.A.,
as Documentation Agent

$5,000,000,000 Senior Secured Credit Facilities

i

APPENDICES:	A-1		Delayed Draw I Term Loan Commitments
	A-2		Delayed Draw II Term Loan Commitments
	A-3		Tranche B Term Loan Commitments
	A-4		Revolving Commitments
	B		Notice Addresses

SCHEDULES:	4.2		Equity Interests and Ownership
	4.5		Governmental Consents
	4.12		Material Real Estate Assets and Leases
	4.15		Material Contracts
	4.22	(b)	Permits
	6.1		Certain Indebtedness
	6.2		Certain Liens
	6.3		Certain Investments
	6.9		Certain Affiliate Transactions

EXHIBITS:	A		Assignment Agreement
	B		Certificate Re Non-bank Status
	C		Closing Date Certificate
	D		Compliance Certificate
	E		Conversion/Continuation Notice
	F		Counterpart Agreement
	G-1		Form Deed of Trust (Venetian Site)
	G-2		Form Deed of Trust (Palazzo Site)
	G-3		Form Deed of Trust (Central Park West Site)
	G-4		Form Deed of Trust (SECC Site)
	G-5		Form Deed of Trust (Palazzo Mall Site)
	H-1		Delayed Draw I Term Loan Note
	H-2		Revolving Loan Note
	H-3		Swingline Note
	H-4		Tranche B Term Loan Note
	H-5		Delayed Draw II Term Loan Note
	I		Funding Notice
	J		Intercompany Note
	K		Issuance Notice
	L		Joinder Agreement
	M		Security Agreement
	N		Estoppel Certificate
	O		Subordination, Non-Disturbance and Attornment
	P-1		Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
	P-2		Form of Opinion of Lionel Sawyer & Collins
	P-3		Form of Opinion of Duane Morris
	Q		Perfection
	R		Solvency Certificate

v

CREDIT AND GUARANTY AGREEMENT
          This CREDIT AND GUARANTY AGREEMENT, dated as of May 23, 2007, is entered into by and among LAS VEGAS SANDS, LLC, a Nevada limited liability company (the “Borrower”), CERTAIN AFFILIATES of Borrower, as Guarantors, the Lenders party hereto from time to time, THE BANK OF NOVA SCOTIA (“Scotia Capital”), as administrative agent for the Lenders (together with its permitted successors in such capacity, “Administrative Agent”) and as collateral agent (together with its permitted successor in such capacity, “Collateral Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), LEHMAN BROTHERS INC. (“Lehman Brothers”) and CITIGROUP GLOBAL MARKETS INC. (“Citi”), as joint lead arrangers and joint bookrunners (GSCP, Lehman Brothers and Citi in such capacities, “Arrangers”), and as syndication agents (GSCP, Lehman Brothers and Citi in such capacities, “Syndication Agents”), and JPMORGAN CHASE BANK, N.A. (“JPM”), as documentation agent (in such capacity, “Documentation Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, Borrower and certain of its Affiliates own and operate the Venetian Facility;
     WHEREAS, VCR (a direct, wholly-owned subsidiary of Borrower) owns the Palazzo Site and is designing, developing, constructing and intends to operate the Palazzo Project;
     WHEREAS, the Phase II Mall Subsidiary (an indirect, wholly-owned subsidiary of Borrower) is constructing the Palazzo Mall, and the Phase II Mall Borrowers have entered into the Existing Mall Financing Agreement to finance the development and construction of the Palazzo Mall and related transaction expenses;
     WHEREAS, Borrower, VCR, certain financial institutions, GSCP and Scotia Capital, as arrangers, and Scotia Capital, as administrative agent, are parties to that certain Amended and Restated Credit Agreement dated as of February 22, 2005 (as amended prior to the date hereof, the “Existing Credit Agreement”), pursuant to which lenders extended certain senior credit facilities to Borrower and VCR;
     WHEREAS, Interface (a direct, wholly-owned subsidiary of LVSC as of the Closing Date), and Wells Fargo Bank, N.A., as Trustee for the Registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2005-VC GSFL VII (as successor in interest to Archon Financial, L.P. and subsequently Goldman Sachs Mortgage Company) are parties to that certain Loan Agreement dated as of July 30, 2004 as amended prior to the date hereof (the “Existing Mortgage Loan Agreement”), pursuant to which Interface initially borrowed $100,000,000;
     WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, in an aggregate amount not to exceed $5,000,000,000, consisting of (i) $3,000,000,000 aggregate
Credit and Guaranty Agreement

principal amount of Tranche B Term Loans, (ii) $600,000,000 aggregate principal amount of Delayed Draw I Term Loans, (iii) $400,000,000 aggregate principal amount of Delayed Draw II Term Loans and (iv) $1,000,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which will be used (a) to refinance all amounts outstanding under the Existing Credit Agreement, the Existing Mall Financing Agreement, the Existing Mortgage Loan Agreement, and at the Borrower’s option, the Existing GE Facility (the “Refinancing”), (b) to finance the remaining design, development, construction and pre-opening costs of the Palazzo Project and the SECC Phase II Project, (c) to pay fees and expenses incurred in connection with the Loans and the Refinancing and (d) for general corporate purposes and working capital needs of the Credit Parties, including certain investments to fund portions of development projects being undertaken by certain Excluded Subsidiaries and Affiliates;
     WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets (excluding pledges of Equity Interests);
     WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets (excluding pledges of Equity Interests); and
     WHEREAS, the Credit Parties and the Lenders have agreed to share the Collateral with the holders of LVSC Notes on an equal and ratable basis, pursuant to the Collateral Documents.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “Adelson” means Sheldon G. Adelson, an individual.
          “Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (a) (i) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term
Credit and Guaranty Agreement

equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotations, if any, to first class banks in the interbank Eurodollar market for Dollar deposits of amounts in same day funds comparable to the respective principal amounts of the Eurodollar Rate Loans of Administrative Agent for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date by (b) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).
          “Administrative Agent” as defined in the preamble hereto.
          “Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of Material Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any Material Subsidiary, threatened against or affecting Borrower or any Material Subsidiary or any property of Borrower or any Material Subsidiary.
          “Affected Lender” as defined in Section 2.18(b).
          “Affected Loans” as defined in Section 2.18(b).
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person (excluding, however, any trustee under, or any committee with responsibility for administering any Pension Plan). With respect to any Lender, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote 51% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be. With respect to all other Persons, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any such other Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, the beneficial owner of 20% or more of the voting Securities of a Person shall be deemed to have control.
          “Agent” means, individually, each of Administrative Agent, Syndication Agents, Collateral Agent, Documentation Agent, and each Arranger, and “Agents” means Administrative Agent, Syndication Agents, Collateral Agent, Documentation Agent, and Arrangers, collectively.
          “Agent Affiliates” as defined in Section 10.1(b).
Credit and Guaranty Agreement

          “Aggregate Amounts Due” as defined in Section 2.17.
          “Aggregate Payments” as defined in Section 7.2.
          “Agreement” means this Credit and Guaranty Agreement, dated as of May 23, 2007, as it may be amended, supplemented or otherwise modified from time to time.
          “Aircraft Agreements” means each of the interchange and time sharing agreements among certain Affiliates of Adelson, on the one hand, and LVSC and certain of its Affiliates, on the other hand, providing for the shared use of aircraft owned by such Affiliates of Adelson and Affiliates of LVSC, the allocation of costs relating thereto and time sharing arrangements with respect thereto, including any such agreements in effect on the Closing Date, and any such agreements entered into thereafter on terms not materially worse, taken as a whole, to the Credit Parties or the Lenders.
          “Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (a) with respect to Revolving Loans that are Eurodollar Rate Loans and the commitment fee payable on unused Revolving Commitments, (i) on the Closing Date, 1.50% and 0.375% per annum, respectively; and (ii) thereafter, a percentage, per annum, determined by reference to the Corporate Ratings as set forth below:

			Applicable
		Applicable Margin	Revolving
		for Revolving	Commitment Fee
Levels	Corporate Ratings	Loans	Percentage
I	At least Ba1 and BB+	1.00%	0.25%
II	Less than Ba1 and
	BB+, but at least
	Ba2 and BB	1.25%	0.375%
III	Less than Ba2 and
	BB or no Corporate
	Rating	1.50%	0.375%
(b) with respect to Swing Line Loans and Revolving Loans that are Base Rate Loans, a rate per annum equal to (i) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (a)(i) or (a)(ii) above, as applicable, minus (ii) 1.00% per annum, (c) with respect to Term Loans that are Eurodollar Rate Loans, (i) a rate per annum equal to 1.50% in the event that the Corporate Ratings are Ba2 or BB or better and (ii) a rate per annum equal to 1.75% if otherwise and (d) with respect to Term Loans that are Base Rate Loans, a rate per annum equal to (i) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (c)(i) or (c)(ii), as applicable, minus (ii) 1.00% per annum. Each change in the Applicable Margin resulting from a publicly
Credit and Guaranty Agreement

announced change in the Corporate Ratings shall be effective commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
For purposes of the foregoing, (i) if the Corporate Ratings established or deemed to have been established by Moody’s and S&P shall fall within different “Levels” and the ratings differential is one level, the higher rating will apply; (ii) if the Corporate Ratings established or deemed to have been established by Moody’s and S&P shall fall within different “Levels” and the ratings differential is two levels or more, the level one below the higher of the two ratings will apply; (iii) if only one of Moody’s or S&P maintains Corporate Ratings, then, notwithstanding anything herein to the contrary, the rating of such single rating agency will apply until such time as the other rating agency maintains Corporate Ratings; and (iv) if the rating system of Moody’s or S&P shall change, or if Moody’s or S&P shall cease to be in the business of issuing corporate ratings, Borrower, Administrative Agent and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from Moody’s or S&P, and, pending the effectiveness of any such amendment, the Corporate Ratings shall be determined by reference to the Corporate Ratings most recently in effect prior to such change or cessation.
          “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the Lenders by means of electronic communications pursuant to Section 10.1(b).
          “Arrangers” as defined in the preamble.
          “Asset Sale” means the sale or other transfer by a Credit Party to any Person of (a) any of the stock of any of such Credit Party’s direct Subsidiaries, (b) substantially all of the assets of any division or line of business of a Credit Party, or (c) any other assets (whether tangible or intangible) of a Credit Party (other than (i) inventory or goods sold in the ordinary course of business, or (ii) any other assets to the extent that the aggregate fair market value of such assets sold during any Fiscal Year is less than or equal to $15,000,000).
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications as may be approved by Administrative Agent.
          “Assignment Effective Date” as defined in Section 10.6(b).
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
Credit and Guaranty Agreement

          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “Beneficiary” means each Agent, Issuing Bank, Swing Line Lender, Lender and Lender Counterparty.
          “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Borrower” as defined in the preamble hereto.
          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market. If an action is required to be taken in this Agreement on or no later than a day that is not a Business Day, such action shall be required to be taken on or no later than the next succeeding Business Day.
          “Capital Lease” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person. For purposes of this Agreement and each other Credit Document, the amount of a Person’s obligation under a Capital Lease shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
          “Cash” means money, currency or a credit balance in any demand or Deposit Account.
          “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the implied faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state, municipality or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of AAA/AAA from S&P or A1/VMIG-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) corporate notes issued with maturities of one year or less from the date of acquisition that are rated at least A by S&P and A by Moody’s; (v) auction rate securities and variable rate demand notes provided that the credit quality and the availability of principal or effective maturity, specifically the “reset period” or “put”, are consistent with clause (ii) above;
Credit and Guaranty Agreement

(vi) time deposit accounts, money market deposits, certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (vii) repurchase obligations with a term of not more than 180 days for underlying securities of these types described in clauses (i), (ii) and (vi) above; (viii) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i), (ii), (iii), (iv) and (v) above, (b) has net assets of not less than $500,000,000, (c) complies with the criteria set forth in rule 2a-7 under the Investment Company Act of 1940 and (d) has the highest rating obtainable from either S&P or Moody’s; and (ix) Tri-Party and Deliverable Repurchase agreements that are fully collateralized to at least 102% of market value by U.S. Treasury and Government Agency securities.
          “Casino Level Mall Lease” means the Casino Level Restaurant/Retail Master Lease between VCR and Grand Canal, dated as of May 14, 2004, with respect to the lease of certain restaurant and retail space on the ground floor of the Venetian Facility to Grand Canal.
          “Central Park West Site” means the approximately 18.7 acres of real property owned by Borrower located near the intersection of Sands Avenue and Koval Lane.
          “Central Plant” means the “Electric Substation” and the “HVAC Space”, as each such term is defined in the Cooperation Agreement.
          “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit B.
          “Change of Control” means any sale, pledge or other transfer (excluding any transfer of Securities by Adelson for the purposes of providing estate planning and gifts reasonably acceptable to the Administrative Agent) of Securities whereby (a) (i) Adelson and/or his Affiliates or Related Parties cease to own, directly or indirectly, at least 35% of the voting Securities of LVSC, or (ii) any Person or group of Persons (other than Adelson and/or his Affiliates or Related Parties), owns directly or indirectly, a greater percentage of the voting Securities of LVSC than Adelson and/or his Affiliates or Related Parties, (b) LVSC ceases to own (either directly, or indirectly) 100% of the Equity Interests of Borrower, (c) except as otherwise permitted by Section 6.7(a), (c), (d), (h) or (s), Borrower ceases to own directly or indirectly 100% of the Equity Interests (other than preferred Equity Interests held by third parties on the Closing Date, Equity Interests in Guarantors acquired or formed after the Closing Date, and any Equity Interests required to be held by a non-Affiliate in order to comply with applicable gaming laws and regulations or other Governmental Acts or laws) of each of the Guarantors; or (d) a “Change of Control” (or similar term) as defined in (i) the LVSC Notes Indenture, (ii) any other instrument evidencing Indebtedness of LVSC in excess of $250,000,000, or (iii) any other instrument evidencing Indebtedness of any Credit Party permitted hereunder and issued after the Closing Date in excess of $250,000,000, shall occur.
          “Citi” as defined in the preamble hereto.
Credit and Guaranty Agreement

          “Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche B Term Loan Exposure, (b) Lenders having Delayed Draw I Term Loan Exposure, (c) Lenders having Delayed Draw II Term Loan Exposure, (d) Lenders having Revolving Exposure (including Swing Line Loans) and (e) Lenders having New Term Loan Exposure of each applicable Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche B Term Loans, (b) Delayed Draw I Term Loans, (c) Delayed Draw II Term Loans, (d) Revolving Loans (including Swing Line Loans) and (e) each Series of New Term Loans.
          “Closing Date” means the date on which the Tranche B Term Loans are made, which occurred on May 23, 2007.
          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit C.
          “Collateral” means, collectively, all of the real, personal and mixed property (excluding Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
          “Collateral Agent” as defined in the preamble hereto.
          “Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreements, the Deeds of Trust, the Subordination, Non-Disturbance and Attornment Agreements, the Walgreens’ Consent, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
          “Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the financing payment mechanism in connection with the purchase of any materials, goods or services by a Credit Party.
          “Commitment” means any Revolving Commitment or Term Loan Commitment.
          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.
          “Conforming L/C” means an unconditional, direct pay letter of credit which (a) is obtained by LVSC or Adelson or one of his Affiliates or Related Parties (but not the Credit Parties), (b) either (i) has an expiration date of not less than 24 months or (ii) has an expiration date of not less than 12 months with an automatic extension of one 12-month period unless the issuer of such letter of credit gives Administrative Agent not less than 60 days prior written notice that it will not renew the letter of credit for such successive term, (c) either (i) is irrevocable or (ii) provides that the issuer will deliver not less than 60 days prior written notice to Administrative Agent of its intention to revoke such letter of credit, (d) is issued by a financial institution acceptable to Administrative Agent in its reasonable judgment and (e) is otherwise in form and substance acceptable to Administrative Agent in its reasonable judgment; provided that any such letter of credit shall only qualify as a Conforming L/C if it states that it may be drawn
Credit and Guaranty Agreement

upon by Administrative Agent and applied in accordance with the terms of this Agreement upon the occurrence of any Conforming L/C Draw Event; provided, further, that no Credit Party shall have any obligations (contingent or otherwise) in respect of any such letter of credit or any reimbursement agreement applicable thereto.
          “Conforming L/C Draw Event” means, during the time that the Conforming L/C remains in full force and effect, the occurrence of any of the following (a) an Event of Default (which is continuing and has not been waived) set forth in Sections 8.1(a), (b), (f), (g), (m) or resulting from a breach of any of the covenants set forth in Section 6.6 (other than any such breach cured by the posting of such Conforming L/C pursuant to the last sentence of the definition of Consolidated Adjusted EBITDA); (b) if such Conforming L/C has a maturity of less than 24 months, either (x) Administrative Agent’s receipt of notice from the issuer of the Conforming L/C that such issuer will not renew the Conforming L/C or (y) the date that is five days prior to the expiration of the Conforming L/C if the Administrative Agent has not received evidence of the renewal thereof; provided that the Administrative Agent may not draw down on the Conforming L/C under such circumstances if, and only if, Adelson or his Affiliates or Related Parties substitute cash equity in Borrower in an amount equal to the face amount of the Conforming L/C in lieu of the Conforming L/C on or before the date that is five days prior to the expiration thereof (such equity to be substituted for the withdrawn Conforming L/C in the calculation of Consolidated Adjusted EBITDA); or (c) Administrative Agent’s receipt of notice from the issuer of the Conforming L/C that such issuer intends to revoke, terminate or cancel the Conforming L/C; provided that Administrative Agent may not draw down on the Conforming L/C under such circumstances if, and only if, Adelson or his Affiliates or Related Parties substitute cash equity in Borrower in an amount equal to the face amount of the Conforming L/C in lieu of the Conforming L/C on or before the date that is five days prior to the revocation, termination or cancellation thereof (such equity to be substituted for the withdrawn Conforming L/C in the calculation of Consolidated Adjusted EBITDA).
          “Consolidated Adjusted EBITDA” means, for any period, the sum of the amounts (without duplication) for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provision for taxes based on income to the extent deducted in calculating Consolidated Net Income, (d) total depreciation expense, (e) total amortization expense, and (f) total pre-opening and development expenses, (g) total amortization of deferred gain and deferred rent incurred as a result of the sale of the retail mall space within the Venetian Facility, and (h) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a non-extraordinary cash item prepaid in the ordinary course of business in a prior period) less other non-cash items increasing Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), all of the foregoing as determined on a consolidated basis for the Credit Parties in conformity with GAAP; provided that, for purposes of determining compliance with the covenant set forth in Section 6.6, any Consolidated Adjusted EBITDA attributable to the operation of (i) the Palazzo Project prior to the first Quarterly Date following the first anniversary of the Palazzo Opening Date, (ii) the PA Gaming Project prior to the first Quarterly Date following the first anniversary of the PA Gaming Opening Date, or (iii) the PA Retail Project prior to the first Quarterly Date following the first anniversary of the PA Retail Opening Date, shall be calculated on the basis of the one, two or three full Fiscal Quarters following such
Credit and Guaranty Agreement

Opening Date, multiplied by 4, 2, or 4/3, respectively. Any cash equity contributions or Permitted Shareholder Subordinated Indebtedness made by LVSC, Adelson or any of his Affiliates or Related Parties (other than one of the Credit Parties) to Borrower (to the extent such proceeds remain with a Credit Party) and/or the face amount of any Conforming L/C delivered to Administrative Agent for the benefit of the Lenders during any quarter and during a period of 20 days following such quarter, in an aggregate amount for such cash equity contributions and face amounts of Conforming L/Cs not to exceed $50,000,000 per quarter, may at the written election of Borrower be included in Consolidated Adjusted EBITDA for such quarter for purposes of Section 6.6, provided that Borrower may not include such cash equity contributions or the face amount of the Conforming L/C, or any combination thereof, in Consolidated Adjusted EBITDA (a) if any Conforming L/C Draw Event or any Event of Default or Potential Event of Default (other than the Event of Default or Potential Event of Default being cured thereby) has occurred and is continuing at the time such cash contribution is made or such Conforming L/C is provided to Administrative Agent, (b) if such cash equity contributions and/or Conforming L/Cs are utilized under Section 6.3 or (c) in any event, after two consecutive Fiscal Quarters unless, following any exercise of such election to include any such cash equity contributions and/or face amount of any Conforming L/C in Consolidated Adjusted EBITDA, Borrower have thereafter been in compliance with Section 6.6 on a rolling four quarter basis occurring after such election (without giving affect to any previous cash contributions or Conforming L/C) for at least one Fiscal Quarter.
          “Consolidated Interest Coverage Ratio” means, as of any Quarterly Date, the ratio computed for the period consisting of the Fiscal Quarter as to which such Quarterly Date relates and each of the three immediately preceding Fiscal Quarters of (a) Consolidated Adjusted EBITDA (for all such Fiscal Quarters) to (b) the sum (for all such Fiscal Quarters) of Consolidated Interest Expense.
          “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest), net of interest income, of the Credit Parties on a consolidated basis with respect to all outstanding Indebtedness of the Credit Parties (other than non-cash interest on Permitted Subordinated Indebtedness), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, plus (except for purposes of calculating the Consolidated Interest Coverage Ratio in connection with payments pursuant to Section 6.5(a)) all Restricted Payments made by Borrower to LVSC in accordance with Section 6.5(h) of this Agreement, but excluding, however, amortization of debt issuance costs and deferred financing fees including any amounts referred to in Section 2.11 payable to Agents or Lenders, and any fees and expenses payable to Agents or Lenders in connection with this Agreement on or prior to the Closing Date; provided, however, that Consolidated Interest Expense for any period ending prior to the Closing Date, shall be calculated on a pro forma basis as if the Refinancing occurred on the first day of such period and as if Borrower’s Indebtedness outstanding on the Closing Date were outstanding throughout such period.
          “Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of, if such date is a Quarterly Date, the Fiscal Quarter ending
Credit and Guaranty Agreement

on such date and each of the three immediately preceding Fiscal Quarters, or if such date is not a Quarterly Date, the four full Fiscal Quarters most recently ended.
          “Consolidated Net Income” means, for any period, the net income (or loss) of the Credit Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP and before any reduction in respect of preferred stock dividends; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Credit Party or a Restaurant Joint Venture), except to the extent of the amount of dividends or other distributions actually paid to the Credit Parties by such Person during such period, (b) any amounts accrued that are paid or payable to managers of Restaurant Joint Ventures as management fees, or to equity owners (other than Credit Parties) in Restaurant Joint Ventures in accordance with their percentage of Equity Interests therein, (c) the income (or loss) of any Person accrued prior to the date it is merged into or consolidated with Borrower or any other Credit Party or that Person’s assets are acquired by Borrower or any other Credit Party, (d) any after-tax gains or losses attributable to (i) Asset Sales consummated pursuant to Section 6.7(a), (d), (q) or (r), (ii) returned surplus assets of any Pension Plan or (iii) the disposition of any Securities or the extinguishment of any Indebtedness of any Person or any of its restricted subsidiaries, (e) dividends or distributions from any Excluded Subsidiary to Borrower or any other Credit Party which are used to fund their share of any applicable tax payments to be made under the Tax Sharing Agreement, (f) the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through tax entity to a “C-corporation” or other entity taxed similarly, (g) any net extraordinary gains or net extraordinary losses and (h) any refinancing costs, amortization or charges (including premiums, costs, amortization and charges associated with the Refinancing or any permitted refinancing of the LVSC Notes).
          “Consolidated Senior Leverage Ratio” means, at any time of determination, the ratio of (a) Consolidated Total Senior Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of the most recently ended Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.
          “Consolidated Total Debt” means, as at any date of determination: (i) the aggregate stated balance sheet amount of all Indebtedness of the Credit Parties (other than any Shareholder Subordinated Indebtedness), determined on a consolidated basis in accordance with GAAP; plus (ii) all Indebtedness of LVSC that is guaranteed by the Credit Parties; minus (iii) the aggregate stated balance sheet amount of unrestricted Cash and Cash Equivalents (including, in any event, deposits received from Palazzo Condo Tower Sales) of the Credit Parties in excess of $75,000,000 determined on a consolidated basis in accordance with GAAP as of such date.
          “Consolidated Total Senior Debt” means as at any date of determination, Consolidated Total Debt, less the sum of (x) Permitted Subordinated Indebtedness and (y) the aggregate amount of the LVSC Notes, and Indebtedness under the LVSC Aircraft Financing guaranteed by the Credit Parties.
          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking,
Credit and Guaranty Agreement

agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” as defined in Section 7.2.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit E.
          “Cooperation Agreement” means that certain Third Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of July 26, 2006, as amended as of January 12, 2007, entered into by and among VCR, LCR, Grand Canal, Phase II Mall Subsidiary and Interface.
          “Core Assets” means the Venetian Facility (other than the convention, exhibition, entertainment, ballroom, restaurant, retail and meeting space therein) and the Palazzo Project (other than the Palazzo Condo Tower, the Palazzo Mall, any other restaurant and retail space therein and any convention, exhibition, entertainment, ballroom or meeting space therein).
          “COREA” means the Construction, Operation and Reciprocal Easement Agreement, to be entered into by and between Phase II Mall Subsidiary and Grand Canal.
          “Corporate Ratings” means LVS’s corporate family rating by Moody’s or LVS’s corporate or issuer credit rating by S&P, as applicable.
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Credit Party pursuant to Section 5.11.
          “Credit Date” means the date of a Credit Extension.
          “Credit Document” means this Agreement, the Notes, any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of an Issuing Bank relating to the Letters of Credit, each Rate Protection Agreement, the Collateral Documents, the Existing GE FF&E Intercreditor Agreement, any other intercreditor or similar agreements entered into in connection with a FF&E Facility and each other agreement that expressly states by its terms that it is a Credit Document; provided, however, for the purposes of Section 5, Sections 8.1(a), (d), (e) and Section 10.6, Rate Protection Agreements shall not be considered to be a Credit Document.
          “Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.
          “Credit Party” means Borrower and each Restricted Subsidiary.
          “Deeds of Trust” means (a) the Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the Closing
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Date, granted by VCR and Borrower to the Title Company, for the benefit of Collateral Agent, as agent for the Secured Parties, substantially in the form of Exhibit G-1, (b) the Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the Closing Date, granted by VCR to the Title Company, for the benefit of Collateral Agent, as agent for the Secured Parties, substantially in the form of Exhibit G-2, (c) the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the Closing Date, granted by the Borrower to the Title Company, for the benefit of the Collateral Agent, as agent for the Secured Parties, substantially in the form of Exhibit G-3 annexed hereto, (d) the Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the Closing Date, granted by Interface to the Title Company, for the benefit of Collateral Agent, as agent for the Secured Parties, substantially in the form of Exhibit G-4, (e) the Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the Closing Date, granted by Phase II Mall Subsidiary to the Title Company, for the benefit of Collateral Agent, as agent for the Secured Parties, substantially in the form of Exhibit G-5, (f) the Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing granted by the applicable Credit Party to the Title Company, for the benefit of Collateral Agent, as agent for the Secured Parties, substantially in the form of Exhibit G-1 together with confirming changes as necessary to cover the Palazzo Condo Tower Site, and (g) any additional mortgages required to be granted in favor of the Lenders pursuant to Section 5.12.
          “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
          “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
          “Defaulted Loan” as defined in Section 2.22.
          “Defaulting Lender” as defined in Section 2.22.
          “Delayed Draw Term Loan” means a Delayed Draw I Term Loan and/or a Delayed Draw II Term Loan.
Credit and Guaranty Agreement

          “Delayed Draw I Term Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.1(c).
          “Delayed Draw II Term Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.1(d).
          “Delayed Draw I Term Loan Commitment” means the commitment of a Lender to make or otherwise fund any Delayed Draw I Term Loan and “Delayed Draw I Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Delayed Draw I Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw I Term Loan Commitments as of the Closing Date is $600,000,000.
          “Delayed Draw II Term Loan Commitment” means the commitment of a Lender to make or otherwise fund any Delayed Draw II Term Loan and “Delayed Draw II Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Delayed Draw II Term Loan Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw II Term Loan Commitments as of the Closing Date is $400,000,000.
          “Delayed Draw I Term Loan Commitment Period” means the period from the Closing Date to the Delayed Draw I Term Loan Commitment Termination Date.
          “Delayed Draw II Term Loan Commitment Period” means the period from the Closing Date to the Delayed Draw II Term Loan Commitment Termination Date.
          “Delayed Draw I Term Loan Commitment Termination Date” means the earliest to occur of (i) the 12-month anniversary of the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day) and (ii) the date of the termination of the Delayed Draw I Term Loan Commitments pursuant to Section 8.1.
          “Delayed Draw II Term Loan Commitment Termination Date” means the earliest to occur of (i) the 18-month anniversary of the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day) and (ii) the date of the termination of the Delayed Draw II Term Loan Commitments pursuant to Section 8.1.
          “Delayed Draw I Term Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Delayed Draw I Term Loan Commitments, the sum of (a) that Lender’s Delayed Draw I Term Loan Commitment and (b) the aggregate outstanding principal amount of the Delayed Draw I Term Loans of that Lender; and (ii) after the termination of the Delayed Draw I Term Loan Commitments, the aggregate outstanding principal amount of the Delayed Draw I Term Loans of that Lender.
          “Delayed Draw II Term Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Delayed Draw II Term Loan Commitments, the sum of (a) that Lender’s Delayed Draw II Term Loan Commitment and
Credit and Guaranty Agreement

(b) the aggregate outstanding principal amount of the Delayed Draw II Term Loans of that Lender; and (ii) after the termination of the Delayed Draw II Term Loan Commitments, the aggregate outstanding principal amount of the Delayed Draw II Term Loans of that Lender
          “Delayed Draw I Term Loan Maturity Date” means the earlier of (i) the seventh anniversary of the Closing Date, and (ii) the date that all Delayed Draw I Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
          “Delayed Draw II Term Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date, and (ii) the date that all Delayed Draw II Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
          “Delayed Draw I Term Loan Note” means a promissory note in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time.
          “Delayed Draw II Term Loan Note” means a promissory note in the form of Exhibit H-5, as it may be amended, supplemented, or otherwise modified from time to time.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Documentation Agent” as defined in the preamble hereto.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); in each case, which Person shall not have been denied an approval or a license, or found unsuitable under the Nevada Gaming Laws or Pennsylvania Gaming Laws applicable to Lenders and which extends credit or buys loans; provided that no Credit Party, nor LVSC or any Subsidiary of LVSC shall be an Eligible Assignee; provided, further, that so long as no Event of Default shall have occurred and be continuing, no (i) Person that owns or operates a casino located in Singapore, Macau, the United Kingdom, the States of Nevada, New Jersey, Massachusetts or Pennsylvania, or any other jurisdiction in which Borrower or any of its Subsidiaries has obtained or applied for a Gaming License (or is an Affiliate of such a Person); provided that a passive investment constituting less than 10% of the common stock of any such casino shall not constitute ownership thereof for the purposes of this definition, (ii) Person that owns or operates a convention, trade show, conference center or
Credit and Guaranty Agreement

exhibition facility in Singapore, Macau, the United Kingdom, Las Vegas, Nevada or Clark County, Nevada or the States of New Jersey, Massachusetts or Pennsylvania, or any other jurisdiction in which Borrower or any of its Subsidiaries owns, operates or is developing a convention, trade show, conference center or exhibition facility (or an Affiliate of such a Person); provided that a passive investment constituting less than 10% of the common stock of any such convention or trade show facility shall not constitute ownership for the purpose of this definition, or (iii) union pension fund; provided that any intermingled fund or managed account which has as part of its assets under management the assets of a union pension fund shall not be disqualified from being an Eligible Assignee hereunder so long as the manager of such fund is not controlled by a union, shall be an Eligible Assignee; provided, further, that no more than 20% of the aggregate Loans and/or Commitments may be held by Adelson or any of his Related Parties or Affiliates in the aggregate, and such Persons shall not be eligible to cast votes on any matters subject to Lender approval hereunder, and shall be disregarded in calculating “Requisite Lenders” or any other required voting percentage hereunder.
          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.
          “Engagement Letter” means that certain Engagement Letter, dated as of April 20, 2007, by and among Borrower and the Arrangers and Agents.
          “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, natural resources or the environment.
          “Environmental Laws” means any and all Legal Requirements relating to (a) environmental matters, including those relating to any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials, or (c) the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any of their Facilities, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Nevada Hazardous Materials law (NRS Chapter 459), the Nevada Solid Waste/Disposal of Garbage or Sewage law (NRS 444.440 to 444.650, inclusive), the Nevada Water Controls/Pollution law (NRS Chapter 445A), the Nevada Air Pollution law (NRS Chapter 445B), the Nevada Cleanup of Discharged Petroleum law (NRS 590.700 to 590.920, inclusive), the Nevada Control of Asbestos law (NRS 618.750 to 618.850), the Nevada Appropriation of Public Waters law (NRS 533.324 to 533.4385, inclusive), the Nevada Artificial Water Body Development Permit law (NRS 502.390), the Nevada Protection of Endangered Species, Endangered Wildlife Permit (NRS 503.585), Endangered Flora Permit law (NRS 527.270), the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.), the Safe
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Drinking Water Act (42 U.S.C. Sections 300f et seq.), the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201 et seq.), and the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.
          “Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
          “ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
          “ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section
Credit and Guaranty Agreement

4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan that would reasonably be likely to result in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which would reasonably be expected to give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.
          “Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
          “Event of Default” means each of the conditions or events set forth in Section 8.1.
          “Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (a) any loss, destruction or damage of such property or asset; (b) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (c) any settlement in lieu of clause (b) above.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute
          “Excluded Subsidiary” means (i) any foreign Subsidiaries of Borrower or Interface, (ii) VML US Finance LLC, and its Subsidiaries, (iii) Venetian Interactive LLC, and its Subsidiaries, (iv) all of the PA Subsidiaries, (v) each Restaurant Joint Venture, (vi) Grand Canal Shops Mall MM Subsidiary, Inc., and (vii) any subsidiary designated as an Excluded Subsidiary pursuant to the following two paragraphs.
          Borrower may designate any newly acquired or newly formed Subsidiary of Borrower or Interface to be an Excluded Subsidiary unless such Subsidiary or any of its
Credit and Guaranty Agreement

Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds (or will own or will hold) any Lien on, any property of, Borrower or any Restricted Subsidiary; provided that (i) such acquisition or formation complies with Section 6.3 and (ii) each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which any lender has recourse to any of the assets of any Credit Party.
          Borrower may designate any existing Restricted Subsidiary to be an Excluded Subsidiary unless such Restricted Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds (or will own or will hold) any Lien on, any property of, Borrower or any Restricted Subsidiary; provided that each Subsidiary to be so designated (i) does not (upon and after such designation) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which any lender has recourse to any of the assets of any Credit Party, (ii) is, at the time of designation, an Immaterial Subsidiary, (iii) at the time of designation, together with its Subsidiaries, holds no more, taken together with all other Subsidiaries so designated since the Closing Date, than 5% in the aggregate of the net tangible assets of the Credit Parties, and (iv) at the time of designation, together with its Subsidiaries, generated no more than 5% of the aggregate revenues of the Credit Parties, taken together with all other Subsidiaries so designated since the Closing Date, measured for the four most recently-ended Fiscal Quarters prior to the date of such designation.
          Borrower may designate any Excluded Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation (a) such Excluded Subsidiary shall become a Credit Party and shall comply with the provisions of Section 5.11; (b) no Event of Default or Potential Event of Default shall have occurred and be continuing; and (c) the Borrower is in compliance with the covenants set forth in Section 6.6 immediately following such designation, on a pro forma basis taking into account such designation.
          Any such designation pursuant to the preceding three paragraphs by Borrower shall be notified by Borrower to Administrative Agent by promptly delivering to Administrative Agent a copy of any applicable resolution of the board of directors (or similar governing body) of Borrower giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.
          “Existing Credit Agreement” as defined in the recitals hereto.
          “Existing Financing Facilities” means the Existing Credit Agreement, Existing Mortgage Loan Agreement, Existing Mall Financing Agreement and Existing GE FF&E Credit Agreement.
          “Existing GE Facility” means the approximately $143,000,000 term loan facility provided under the Existing GE FF&E Credit Agreement.
          “Existing GE Facility Agent” means General Electric Capital Corporation, as administrative agent under the Existing GE FF&E Credit Agreement.
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          “Existing GE FF&E Credit Agreement” means that certain FF&E Facility Credit Agreement, dated as of December 14, 2006, by and among Borrower, VCR, LCR and the Existing GE Facility Agent.
          “Existing GE FF&E Intercreditor Agreement” means the Amended and Restated Agreement Among Creditors, dated as of May 23, 2007, among the Collateral Agent and the Existing GE Facility Agent.
          “Existing Mall Financing Agreement” means the Construction Loan Agreement, dated as of September 30, 2004, among the Phase II Mall Borrowers, Scotia Capital, as administrative agent, and the lenders party thereto, pursuant to which the lenders thereunder have agreed to provide certain loans to the Phase II Mall Borrowers, together with all related agreements, instruments and documents executed or delivered pursuant thereto, in each case as such agreements, instruments and documents have been amended prior to the date hereof.
          “Existing Mortgage Loan Agreement” as defined in the preamble hereto.
          “Facility” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Credit Parties.
          “Fair Share” as defined in Section 7.2.
          “Fair Share Contribution Amount” as defined in Section 7.2.
          “FDIC” means the Federal Deposit Insurance Corporation.
          “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.
          “FF&E Documents” means the Existing GE FF&E Credit Agreement, the Existing GE FF&E Intercreditor Agreement, and any other FF&E Facility Agreements.
          “FF&E Facility” means (a) the Existing GE Facility and (b) any other credit or loan facility, vendor financing, mortgage financing, purchase money obligation, capital lease or similar arrangement incurred pursuant to Section 6.1(d) or, at the option of the Borrower, Section 6.1(j), with respect to real or personal property.
          “FF&E Facility Agreements” means the credit, vendor financing, mortgage financing or capital lease agreement associated with or entered into with respect to any FF&E
Credit and Guaranty Agreement

Facility or any similar agreement, together with all applicable guarantees, collateral documents and other loan-type documents and any associated intercreditor or standstill agreements.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower (in such capacity and not individually) that such financial statements fairly present, in all material respects, the financial condition of the Credit Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and/or normal period-end adjustments.
          “Financial Plan” as defined in Section 5.1(j).
          “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Lien permitted under Section 6.2.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Borrower ending on December 31 of each calendar year.
          “Former Lender” is defined in Section 10.25(a).
          “Funding Default” as defined in Section 2.22.
          “Funding Guarantors” as defined in Section 7.2.
          “Funding Notice” means a notice substantially in the form of Exhibit I.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
          “Gaming License” means every license, franchise or other authorization to own, lease, operate or otherwise conduct gaming activities of the Credit Parties, including all such licenses granted under the Nevada Gaming Laws, and other applicable federal, state, foreign or local laws.
          “GGP” means GGP Limited Partnership, a Delaware limited partnership, and any successor thereto by merger or by operation of law.
          “Gondola Lease” means the Lease between VCR and Grand Canal, dated as of May 17, 2004, with respect to the lease of the gondola amusement ride concession and related retail space.
          “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
Credit and Guaranty Agreement

          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
          “Grand Canal” means Grand Canal Shops II, LLC.
          “Grantor” as defined in the Security Agreement.
          “GSCP” as defined in the preamble hereto.
          “Guaranteed Obligations” as defined in Section 7.1.
          “Guarantor” means Interface (whether or not a Subsidiary of Borrower), and each Domestic Subsidiary of Borrower or Interface, other than any Excluded Subsidiary; provided that upon the designation of an Excluded Subsidiary as a Restricted Subsidiary, such Subsidiary shall be included in the definition of “Guarantor”.
          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
          “Harrah’s Shared Garage Lease” means that certain Agreement of Lease dated January 24, 2005 between Harrah’s Las Vegas, Inc. as landlord and LCR, as tenant.
          “Harrah’s Shared Roadway Agreement” means the Agreement, dated as of January 16, 1998, between VCR and Harrah’s Casino Resort.
          “Hazardous Materials” means (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) any asbestos-containing materials; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) pesticides; and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
Credit and Guaranty Agreement

          “Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
          “Hedging Agreement” means any (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (b) other agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Historical Financial Statements” means as of the Closing Date, (i) the annual report on Form 10-K for each of the Fiscal Years ended December 31, 2006, and December 31, 2005, of LVSC filed with the Securities and Exchange Commission, and (ii) the quarterly report on Form 10-Q for the Fiscal Quarter ended March 31, 2007, of LVSC filed with the Securities and Exchange Commission, and, in the case of clauses (i) and (ii), certified by the chief financial officer of LVSC that they fairly present, in all material respects, the financial condition of LVSC and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and/or normal period-end adjustments.
          “HVAC Component” means, collectively (a) the Central Plant and (b) the “Other Facilities”, as defined in each HVAC Services Agreement.
          “HVAC Ground Lease” means the Ground Lease made effective as of November 14, 1997, between VCR and the HVAC Provider.
          “HVAC Provider” means Atlantic-Pacific, Las Vegas LLC, a Delaware limited liability company or its permitted successors under the HVAC Services Agreements.
          “HVAC Services Agreements” means collectively (a) the Energy Services Agreement, dated as of November 14, 1997, as amended on July 1, 1999, between VCR and the HVAC Provider, as modified by that certain settlement agreement dated as of April 25, 2005 and as further amended by an amendment dated as of July 1, 2006, (b) the Energy Services Agreement, dated as of November 14, 1997, as amended on July 1, 1999, between Interface and the HVAC Provider (c) the HVAC Ground Lease, (d) (Interface Group-Nevada, Inc.) Easement Agreement, made November 14, 1997, by and between Interface and the HVAC Provider, and (e) all other agreements between the HVAC Provider (or its predecessor in interest) and the Credit Parties.
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          “Immaterial Subsidiary” means any Restricted Subsidiary that (i) holds no more than 2% of the tangible assets of the Credit Parties, (ii) generated no more than 2% of the aggregate revenues of the Credit Parties, measured for the four most recently-ended Fiscal Quarters prior to the date of such designation, (iii) holds no Gaming License, and (iv) holds no assets (including other licenses) material to the operations of the Resort Complex.
          “Increased Amount Date” as defined in Section 2.24.
          “Increased-Cost Lenders” as defined in Section 2.23.
          “Indebtedness” as applied to any Person, means (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and trade payables and accruals incurred in the ordinary course of business), (e) all indebtedness secured by any Lien on any property or asset owned or held and under contracts by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (f) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the indebtedness of another; (g) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the indebtedness of another will be paid or discharged, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (h) any liability of such Person for indebtedness of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (h), the primary purpose or intent thereof is as described in clause (g) above; and (i) all obligations of such Person in respect of any Hedging Agreement. Obligations under the HVAC Services Agreements shall be treated as service contracts or operating leases and not as Indebtedness. Additionally, Indebtedness shall not include (i) any amount of the liability in respect of an operating lease that at such time would not be required to be capitalized and reflected as a liability on the balance sheet in accordance with GAAP, (ii) any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due, or are promptly paid when due, (iii) any indebtedness that has been either satisfied or discharged or defeased through covenant defeasance or legal defeasance, or (iv) for purposes of calculations under Section 6.6, obligations under Hedging Agreements. For purposes of determining the “aggregate principal amount” of Indebtedness under any Hedging Agreement under Section 8.1(b), such amount shall be equal to: (A) in the case of a Hedge Agreement documented pursuant to a Master Agreement published by the International Swap and Derivatives Associations, Inc, the amount, if any, that would be or is payable thereunder by the applicable Credit Party to its counterparty, as if (i) such Hedging Agreement were being terminated early on such date of determination due to a “Termination Event”, “Event of Default” or similar event thereunder, and (ii) the Credit Party party thereto
Credit and Guaranty Agreement

were the sole “Affected Party,” and (B) in all other cases, the mark-to-market value of such Hedging Agreement, which will be the unrealized loss on such Hedging Agreement to the Credit Party to such Hedging Agreement reasonably determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by the applicable Credit Party exceeds (ii) the present value of the future cash flows to be received by such Credit Party pursuant to such Hedging Agreement.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action required by Environmental Laws to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any Federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) any Credit Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder) or the use or intended use of the proceeds thereof or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty), (ii) the representations of the Credit Parties contained in the Engagement Letter, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.
          “Indemnitee” as defined in Section 10.3.
          “Installment” as defined in Section 2.12.
          “Intellectual Property” as defined in the Security Agreement.
          “Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.
          “Intellectual Property Security Agreements” has the meaning assigned to that term in the Security Agreement.
          “Intercompany Note” means a global promissory note substantially in the form of Exhibit J evidencing Indebtedness owed among the Credit Parties.
          “Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, each Quarterly Payment Date, and (b) with respect to any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that in the
Credit and Guaranty Agreement

case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each Quarterly Payment Date.
          “Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months (and nine- or twelve-months, if agreed to by applicable Lenders), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Loans shall extend beyond such Class’s applicable Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
          “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
          “Interface” means Interface Group-Nevada, Inc., a Nevada corporation.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Investment” means, relative to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary), (b) any direct or indirect purchase or other acquisition for value, by such Person from any Person, of any Equity Interests of any Person, or (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business other than Hedging Agreements required or permitted hereunder to hedge against fluctuations of interest rates or currency exchange risk. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less all returns of principal or equity thereon or repayments thereof. For purposes of the definition of “Excluded Subsidiary” and Section 6.3, (a) “Investments” shall include the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the fair market value (as determined in good faith by Borrower) of the net assets of a Subsidiary of Borrower at the time that such Subsidiary is designated an Excluded Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Borrower shall be deemed to continue to have an “Investment” in an Excluded Subsidiary in an amount (if positive) equal to (i) Borrower’s “Investment” in such Subsidiary at
Credit and Guaranty Agreement

the time of such redesignation, less (ii) the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the fair market value (as determined in good faith by Borrower) of the net assets of such Subsidiary at the time of such redesignation, and (b) any property transferred to or from an Excluded Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Borrower.
          “Issuance Notice” means an Issuance Notice substantially in the form of Exhibit K.
          “Issuing Bank” means Scotia Capital, as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity, and such additional issuing banks as are approved by the Administrative Agent and the Borrower.
          “JDA” means the Joint Development Agreement, dated as of February 25, 2004 (as amended on January 17, 2007), between VCR (as successor to LCR) and Cap II-Buccaneer, LLC.
          “JPM” as defined in the preamble hereto.
          “Joinder Agreement” means an agreement substantially in the form of Exhibit L.
          “Joint Venture” means a Supplier Joint Venture or any other joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture of such Person.
          “LCR” means Lido Casino Resort, LLC, a Nevada limited liability company that was merged with and into VCR on March 19, 2007.
          “LCR Holdings” means Lido Intermediate Holding Company, LLC, a Delaware limited liability company, and a wholly-owned Subsidiary of VCR.
          “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.
          “Legal Requirements” means all applicable and binding laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Authority having jurisdiction over the matter in question.
          “Lehman Brothers” as defined in the preamble hereto.
          “Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.
Credit and Guaranty Agreement

          “Lender Counterparty” as defined in the definition of Rate Protection Agreement.
          “Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by the Issuing Banks for the account of the Credit Parties pursuant to Section 2.4.
          “Letter of Credit Sublimit” means the lesser of (i) $150,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.
          “Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (b) the aggregate amount of all drawings under Letters of Credit honored by Issuing Banks and not yet reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 2.4(d)).
          “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
          “Loan” means a Tranche B Term Loan, a Delayed Draw I Term Loan, a Delayed Draw II Term Loan, a Revolving Loan, a Swing Line Loan and a New Term Loan.
          “LVSC” means Las Vegas Sands Corp., a Nevada corporation and its successors.
          “LVSC Aircraft Financing” means up to $200,000,000 in aggregate principal amount Indebtedness of LVSC at any one time outstanding for the purpose of financing the purchase and/or ownership of aircraft and related parts and equipment; provided that (a) either (i) such LVSC Aircraft Financing is outstanding as of the Closing Date, or (ii) the covenants, defaults (and events of default), redemption, amortization and other prepayment events, remedies, acceleration rights, subordination provisions and other material terms applicable to such LVSC Aircraft Financing shall not be materially more restrictive to the guarantors thereof than such provisions contained in the agreements governing LVSC Aircraft Financing outstanding on the Closing Date, taken as a whole, as reasonably determined by LVSC; and (b) such Indebtedness or any related guarantees shall not be secured by any assets or property of the Credit Parties.
          “LVSC Corporate Services Agreement” means the Services Agreement, dated as of February 17, 2005, between LVSC and the Borrower.
          “LVSC Notes” means (x) $250,000,000 in principal amount of 6.375% Senior Notes issued by LVSC due 2015 and (y) Indebtedness issued in exchange for, or the proceeds of which are used to repay, refinance, renew, substitute, refund or defease the Indebtedness evidenced by the LVSC Notes; provided that with respect to the Indebtedness referred to in
Credit and Guaranty Agreement

clause (y), (a) no Potential Event of Default or Event of Default shall be caused by the incurrence thereof (including the use of the proceeds thereof to refinance, replace, substitute, refund or defease the LVSC Notes), (b) the principal amount of such Indebtedness shall not exceed the principal amount of LVSC Notes so refinanced, renewed, replaced, substituted or refunded (plus Refinancing Fees), (c) there shall be no scheduled amortization of principal on any portion of such Indebtedness until a date six months following the Tranche B Term Loan Maturity Date, and (d) the applicable final maturity date of any tranche of such Indebtedness shall not be earlier than the date six months following the Tranche B Term Loan Maturity Date.
          “LVSC Notes Documents” means the LVSC Notes, the LVSC Notes Indenture and the guarantees thereof and any collateral documents relating thereto.
          “LVSC Notes Indenture” means the Indenture dated as of February 10, 2005 between LVSC and the LVSC Notes Indenture Trustee, as supplemented by Supplemental Indentures, dated as of February 22, 2005 and the Closing Date, among LVSC, the subsidiary guarantors party thereto and the LVSC Notes Indenture Trustee.
          “LVSC Notes Indenture Trustee” means U.S. Bank National Association in its capacity as the trustee under the LVSC Notes Indenture and its successors in such capacity.
          “Macau” means the Macau Special Administrative Region of the People’s Republic of China.
          “MAI Appraisal” means an appraisal conducted by a member of the Appraisal Institute in accordance with the standards of the Appraisal Institute.
          “Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
          “Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Credit Parties, taken as a whole (but excluding a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Excluded Subsidiaries that only has an effect on the Credit Parties and their business and condition by decreasing the value of their direct and indirect Equity Interests in the Excluded Subsidiaries), or (b) the material impairment of the ability of the Credit Parties to observe or perform, or of the Administrative Agent or Lenders to enforce, the Obligations.
          “Material Contract” means the Cooperation Agreement, the PA Investment Notes, the Walgreens’ Documents, the Harrah’s Shared Garage Lease, the Palazzo Mall Sale Agreement, the Office Space Lease, the Casino Level Mall Lease, and any contract or other arrangement entered into after the Closing Date to which Borrower or any of the other Credit Parties is a party (other than the Credit Documents) for which breach, nonperformance, or cancellation by an applicable Credit Party, or failure of an applicable Credit Party to renew, could reasonably be expected to have a Material Adverse Effect.
          “Material Real Estate Asset” means (i) (a) any fee-owned Real Estate Asset having a fair market value (as determined in good faith by the Borrower) in excess of
Credit and Guaranty Agreement

$25,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease (excluding option and renewal terms) are less than $2,500,000 per annum or (ii) any Real Estate Asset that the Requisite Lenders have reasonably determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party.
          “Material Subsidiary” means Interface, and any subsidiary of Borrower or Interface that is either (a) a Credit Party, or (b) either (i) holds at least 2% of the tangible assets of the Credit Parties and their subsidiaries, taken as a whole, or (ii) generated at least 2% of the aggregate revenues of the Credit Parties and their subsidiaries, taken as a whole, measured for the four most recently-ended Fiscal Quarters prior to the applicable date of determination.
          “Maturity Date” means any Term Loan Maturity Date or the Revolving Commitment Termination Date, as applicable.
          “Moody’s” means Moody’s Investor Services, Inc., or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, Moody’s shall be deemed to refer to any other rating agency designated by Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld).
          “Mortgage Policy” as defined in Section 3.1(f)(iv).
          “Mortgaged Property” means each Material Real Estate Asset listed on Schedule 4.12, and any Real Estate Asset in which a security interest is required to be granted hereunder after the Closing Date.
          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
          “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Credit Parties in the form substantially similar to Management’s Discussion & Analysis included in LVSC’s Form 10-Q or 10-K, as applicable, for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
          “Net Asset Sale Proceeds” means the aggregate cash proceeds (i) received by any Credit Party from a PA Subsidiary pursuant to Section 5.17 hereof, and (ii) received by any Credit Party in respect of any Asset Sale, net of (a) the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and expenses, sales and marketing expenses, employee severance and termination costs, any trade payables or similar liabilities related to the assets sold and required to be paid by the seller as a result thereof and sales, finders’ or broker’s commission), and any relocation expenses incurred as a result thereof and taxes paid or payable as result thereof (including any such taxes paid or payable by an owner of any Credit Party), (b) amounts required to be applied to the repayment of Indebtedness secured by a Lien (or amounts permitted by the terms of such Indebtedness to be otherwise reinvested in other assets of such Credit Party to the extent so reinvested) which is prior to the Lien under the Collateral Documents on the asset or assets that are the subject of such Asset Sale, (c) all
Credit and Guaranty Agreement

distributions and other payments required to be made to minority interest holders in a Subsidiary or Joint Venture as a result of such Asset Sale and (d) any reserve for adjustment in respect of the sale price of such asset or assets or any liabilities associated with the asset disposed of in such Asset Sale and the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in the Asset Sale and retained by a Credit Party.
          “Net Debt Proceeds” as defined in Section 2.14(c).
          “Net Loss Proceeds” means the aggregate cash proceeds received by any Credit Party in respect of any Event of Loss with respect to Collateral, including insurance proceeds from condemnation awards or damages awarded by any judgment, net of (a) the direct costs in recovery of such Net Loss Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses) and any taxes paid or payable as a result thereof (including any such taxes paid or payable by an owner of any Credit Party), (b) amounts required to be applied to the repayment of any Indebtedness secured by a Lien (or amounts permitted by the terms of such Indebtedness to be otherwise reinvested in other assets of such Credit Party to the extent so reinvested) which is prior to the Liens of Lenders under the Collateral Documents on the asset or assets that are the subject of the Event of Loss, and (c) all distributions and other payments required to be made to any minority interest holders in a Subsidiary or Joint Venture as a result of such Event of Loss. Notwithstanding the foregoing, all proceeds of so-called “liquidated damages”, “subguard” and “business interruption” insurance policies shall not be Net Loss Proceeds.
          “Nevada Gaming Authorities” means, collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.
          “Nevada Gaming Laws” means the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time.
          “New Revolving Loan Lender” as defined in Section 2.24.
          “New Revolving Loan Commitments” as defined in Section 2.24.
          “New Revolving Loans” as defined in Section 2.24.
          “New Term Loan Commitments” as defined in Section 2.24.
          “New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.
          “New Term Loan Lender” as defined in Section 2.24.
          “New Term Loan Maturity Date” means the date that New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.
Credit and Guaranty Agreement

          “New Term Loans” as defined in Section 2.24.
          “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD promulgated under the Securities Exchange Act of 1934, as amended.
          “Non-Recourse Financing” means Indebtedness incurred in connection with the construction, installation, purchase or lease of personal or real property or equipment (a) as to which the lender upon default may seek recourse or payment against a Credit Party only through the return or foreclosure or sale of the property or equipment so constructed, installed, purchased or leased and to any proceeds of such property and Indebtedness and the related collateral account in which such proceeds are held and (b) may not otherwise assert a valid claim for payment on such Indebtedness against a Credit Party or any other property of a Credit Party, except, in each of the foregoing clauses (a) and (b), in the case of customary or “market standard” non-recourse exceptions, including fraud and environmental indemnities.
          “Non-US Lender” as defined in Section 2.20(c).
          “Note” means a Tranche B Term Loan Note, a Delayed Draw I Term Loan Note, a Delayed Draw II Term Loan Note, a Revolving Loan Note or a Swing Line Note.
          “Notice” means a Funding Notice, an Issuance Notice, or a Conversion/ Continuation Notice.
          “Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents and/or the Lenders (or in the case of a Rate Protection Agreement, an Affiliate of a Lender or an Agent) under the Credit Documents, whether for principal, interest, premium, if any, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise including interest accruing on the Loans during the pendency of any proceeding of the type described in Section 8.1(f) and (g), whether or not allowed in such proceeding.
          “Obligee Guarantor” as defined in Section 7.7.
          “Office Space Lease” means the Lease between VCR and Grand Canal, dated as of May 17, 2004, with respect to the lease of certain office space to VCR.
          “Officers’ Certificate” means, as applied to any corporation or other entity, a certificate executed on behalf of such corporation or other entity by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer, vice president - finance or its treasurer (in each case, in their capacity as such officer) or, if such entity does not have any such officer, any such officer of its managing member or managing partner, as applicable.
          “Opening Date Conditions” means the date on which the Palazzo Project, PA Retail Project, or PA Gaming Project, as the case may be, is open to the general public and is accepting customers, as certified by the Borrower to the Administrative Agent.
Credit and Guaranty Agreement

          “Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.
          “Operative Documents” means the Credit Documents, the LVSC Notes Documents as to which the Credit Parties are a party, documents related to LVSC Aircraft Financing guaranteed by the Credit Parties as to which the Credit Parties are a party, the FF&E Documents, the Resort Complex Operative Documents and the Project Documents.
          “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
          “PA Contribution Agreement” means that certain Amended and Restated Contribution Agreement, dated as of December 3, 2004, between Bethworks Now, LLC and Las Vegas Sands, LLC, solely as in effect on the Closing Date, and as amended thereafter with the consent of the Administrative Agent (such consent not to be unreasonably withheld).
          “PA Gaming” means the “Casino Joint Venture”, as such term is defined in the PA Contribution Agreement.
          “PA Gaming Opening Date” means the date on which the Opening Date Conditions relating to the PA Gaming Project have all been satisfied.
          “PA Gaming Project” means the “Casino/Hotel Project”, as such term is defined in the PA Contribution Agreement.
          “PA Investment Note” means any promissory note (which in the case of all PA Investment Notes representing Indebtedness of PA Subsidiaries that hold gaming assets regulated by the Pennsylvania Gaming Authority, may be in an aggregate principal amount no greater than $500,000,000, or such greater amount as is approved by the Administrative Agent in its reasonable discretion, in accordance with applicable law and if requested, following receipt of satisfactory opinions of counsel) issued by (a) in the case of the PA Gaming Project, PA Gaming (and guaranteed by each of its Subsidiaries, if any) and (b) in the case of the PA Retail Project, PA Retail (and guaranteed by each of its Subsidiaries, if any), in favor of VCR in respect of Investments in such PA Subsidiary made in the form of senior loans; provided that each PA Investment Note shall (i) either (A) be secured, on a first priority basis (subject to customary and legally required exceptions), by all material assets of the applicable PA Project (other than assets securing Indebtedness permitted by Section 6.16(a), if any), or (B) consist of senior Indebtedness, subject to a negative pledge clause governing all assets of the applicable PA
Credit and Guaranty Agreement

Project (but permitting the Liens permitted by Section 6.16(b)), including Equity Interests in all applicable PA Subsidiaries (other than Equity Interests in PA Gaming or PA Retail held by a non-Credit Party); (ii) contain terms (including the negative pledge and a limitation on indebtedness of the applicable PA Subsidiary or PA Subsidiaries, but not a cross-default to the Obligations) reasonably satisfactory to Administrative Agent (including in respect of the related guarantees and collateral documents, if applicable); (iii) be collaterally assignable to Collateral Agent without any further consent by the issuer and guarantor of such notes; and (iv) be so collaterally assigned to Collateral Agent.
          “PA Project” means the PA Retail Project or the PA Gaming Project, as the case may be.
          “PA Retail” means the “Retail Joint Venture”, as such term is defined in the PA Contribution Agreement.
          “PA Retail Opening Date” means the date on which the Opening Date Conditions relating to the PA Retail Project have all been satisfied.
          “PA Retail Project” means the “Retail Project”, as such term is defined in the PA Contribution Agreement.
          “PA Subsidiary” means PA Gaming and/or PA Retail and any of their respective Subsidiaries.
          “Palazzo Condo Tower” means the saleable residential space to be developed and constructed on the Palazzo Site, currently expected to consist of approximately 300 units and approximately 1,000,000 square feet.
          “Palazzo Condo Tower Parcel” means the airspace parcel within which the Palazzo Condo Tower will be constructed, as more specifically described in the Walgreens’ Sale and Purchase Agreement.
          “Palazzo Condo Tower Sales” means sales of fee interests in the individual condominium units in the Palazzo Condo Tower.
          “Palazzo Mall” means a commercial retail mall facility to be built in connection with the Palazzo Project to be located within certain airspace within the Palazzo Project.
          “Palazzo Mall Parcel” means the airspace parcel within which part of the Palazzo Mall will be constructed, as more specifically described in the Walgreens’ Lease.
          “Palazzo Mall Sale” means the sale of the equity interests in the Phase II Mall Subsidiary pursuant to the terms of the Palazzo Mall Sale Agreement.
          “Palazzo Mall Sale Agreement” means that certain Agreement, dated as of April 12, 2004, as amended, between VCR (as successor in interest) and GGP, as amended and assigned by VCR’s predecessor to Phase II Mall Holdings pursuant to the terms of that certain Assignment and Assumption Agreement and First Amendment to Agreement, dated as of
Credit and Guaranty Agreement

September 30, 2004, among LCR, as the assignor, Phase II Mall Holdings, as the assignee, and GGP.
          “Palazzo Opening Date” means the date on which the Opening Date Conditions relating to the Palazzo Project have all been satisfied.
          “Palazzo Project” means an approximately 3,000 room hotel, casino, retail, meeting and residential complex (commonly known as The Palazzo Resort Hotel Casino) to be integrated with the Venetian Facility and located on the Palazzo Site (including the Palazzo Condo Tower and the Palazzo Mall, but excluding the SECC and the SECC Phase II Project).
          “Palazzo Site” means the real property consisting of approximately 14 acres adjoining the Venetian Site and owned by VCR.
          “Patriot Act” as defined in Section 3.1(p).
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pennsylvania Gaming Authorities” means the Pennsylvania Gaming Control Board, Department of Revenue, State Police and Office of Attorney General.
          “Pennsylvania Gaming Laws” means the Pennsylvania Race Horse Development And Gaming Act, 4 Pa. C.S.A. Section 1101 et seq., the regulations promulgated by the Pennsylvania Gaming Control Board, 58 Pa Code Section 401.1 et seq., and the regulations promulgated by the Pennsylvania Department of Revenue, 61 Pa Code 1001.1 et seq.
          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permits” means all authorizations, consents, decrees, permits, waivers, privileges, approvals from and filings with all Governmental Authorities necessary for the operation of the Palazzo Project in accordance in all material respects with the Project Documents and the Resort Complex Operative Documents and any other material building, construction, land use, environmental or other material permit, license, franchise, approval, consent and authorization (including planning board approvals from applicable Governmental Authorities and approvals required under the Nevada Gaming Laws) required for or in connection with the construction, ownership, use, occupation and operation of the Palazzo Project, the Resort Complex and the transactions provided for in this Agreement and the Resort Complex Operative Documents.
          “Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Credit Parties (a) for which no installment of principal matures earlier than 12 months after the Tranche B Term Loan Maturity Date and (b) for which the payment of principal and interest is subordinated in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms reasonably satisfactory to Administrative Agent and Syndication Agents.
Credit and Guaranty Agreement

          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Phase II Mall Borrowers” means the Phase II Mall Subsidiary and Phase II Mall Holdings.
          “Phase II Mall Subsidiary” means Phase II Mall Subsidiary, LLC, a Delaware limited liability company, and a wholly-owned direct Subsidiary of Phase II Mall Holdings.
          “Phase II Mall Holdings” means Phase II Mall Holding, LLC, a Nevada limited liability company, and a wholly-owned indirect Subsidiary of LCR Holdings.
          “Platform” as defined in Section 5.1(p).
          “Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.
          “Proceedings” as defined in Section 5.1(h).
          “Procurement Services Agreement” means the Corporate Services Agreement effective as of March 1, 2005 among Borrower, Venetian Macau Limited and World Sourcing Services Limited and any other similar agreement between or among any Credit Parties and any Affiliates for the sourcing and/or purchase of goods on terms that are substantially equivalent to the terms that could be obtained from an unaffiliated third party.
          “Projections” as defined in Section 4.8.
          “Project Documents” means the Palazzo Mall Sale Agreement, the JDA, the Walgreens’ Documents, the COREA and any document or agreement related to the design, development, construction or pre-opening of the Palazzo Project and entered into on, prior to or after the Closing Date, in accordance with Section 6.12.
Credit and Guaranty Agreement

          “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of that Lender by (b) the aggregate Tranche B Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Delayed Draw I Term Loan of any Lender, the percentage obtained by dividing (a) the Delayed Draw I Term Loan Exposure of that Lender by (b) the aggregate Delayed Draw I Term Loan Exposure of all Lenders; (iii) with respect to all payments, computations and other matters relating to the Delayed Draw II Term Loan of any Lender, the percentage obtained by dividing (a) the Delayed Draw II Term Loan Exposure of that Lender by (b) the aggregate Delayed Draw II Term Loan Exposure of all Lenders; (iv) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; and (v) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Tranche B Term Loan Exposure, the Delayed Draw I Term Loan Exposure, the Delayed Draw II Term Loan Exposure, the Revolving Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Tranche B Term Loan Exposure, the aggregate Delayed Draw I Term Loan Exposure, the aggregate Delayed Draw II Term Loan Exposure, the aggregate Revolving Exposure and the aggregate New Term Loan Exposure of all Lenders.
          “Quarterly Date” means March 31, June 30, September 30 and December 31.
          “Quarterly Payment Date” means each April 1, July 1, October 1, and January 1.
          “Rate Protection Agreement” means, collectively, any Hedging Agreement entered into by the Credit Parties under which the counterparty of such Hedging Agreement is (or at the time such Hedging Agreement was entered into, was) an Agent, a Lender or an Affiliate of an Agent or a Lender (each, a “Lender Counterparty”); provided that such Hedging Agreement relates to (a) interest rate risk with respect to Indebtedness secured by a First Priority Lien or (b) any currency exchange risk.
          “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
          “Refinancing” as defined in the preamble hereto.
          “Refinancing Fees” means with respect to any extension, refinancing, defeasance, renewal, replacement, substitution, refunding, repurchase, repayment or redemption of Indebtedness, or any tender for or call of Indebtedness, any reasonable fees, expenses,
Credit and Guaranty Agreement

premiums, make-whole payments, and accrued and unpaid interest refinanced or paid or incurred in connection therewith.
          “Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).
          “Register” as defined in Section 2.7(b).
          “Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
          “Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
          “Reimbursement Date” as defined in Section 2.4(d).
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Related Parties” means: (a) Family Members (defined below); (b) directors of LVSC or Borrower and employees of LVSC or Borrower who are senior managers or officers of LVSC, Borrower, Interface or any of their Affiliates; (c) any Person who receives an interest in LVSC or Borrower from any individual referenced in clauses (a)-(b) in a gratuitous transfer, whether by gift, bequest or otherwise, to the extent of such interest; (d) the estate of any individual referenced in clauses (a)-(c); (e) a trust for the benefit of one or more of the individuals referenced in clauses (a)-(c); and/or (f) an entity owned or controlled, directly or indirectly, by one or more of the individuals, estates or trusts referenced in clauses (a)-(e). For the purpose of this paragraph, a “Family Member” shall include: (a) Sheldon G. Adelson; (b) Dr. Miriam Adelson; (c) any sibling of either of the foregoing; (d) any issue of any one or more of the individuals referenced in the preceding clauses (a)-(c); and (e) the spouse or issue of the spouse of one or more of the individuals referenced in the preceding clauses (a)-(d).
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
          “Replacement Lender” as defined in Section 2.23.
          “Requisite Lenders” means one or more Lenders having or holding Tranche B Term Loan Exposure, Delayed Draw I Term Loan Exposure, Delayed Draw II Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Tranche B Term Loan Exposure of all Lenders, (ii) the aggregate Delayed Draw I Term Loan Exposure of all Lenders, (iii) the aggregate Delayed Draw II Term Loan Exposure of all Lenders, (iv) the aggregate Revolving Exposure of all Lenders and (v) the aggregate New Term Loan Exposure of all Lenders.
Credit and Guaranty Agreement

          “Resort Complex” means the Venetian Facility, the SECC and the Palazzo Project.
          “Resort Complex Operative Documents” means the Cooperation Agreement, the Harrah’s Shared Roadway Agreement, the Harrah’s Shared Garage Lease, the HVAC Services Agreements, the Office Space Lease, the Gondola Lease, the Theater Lease, the Casino Level Mall Lease, Walgreens’ Sale and Purchase Agreement, the LVSC Corporate Services Agreement, the Site Easements, and the Walgreens’ Documents.
          “Restaurant Joint Venture” means TK Las Vegas LLC, CTVR Associates, LLC, BBLV, LLC, and any other Joint Venture formed or entered into by a Credit Party for the purpose of development, construction and operation of one or more restaurants within the Resort Complex.
          “Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of Borrower now or hereafter outstanding, except a dividend or distribution payable solely in shares of that class of Equity Interests to the holders of that class (or the accretion of such dividends or distribution), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of Borrower now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of Borrower now or hereafter outstanding, and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to Permitted Subordinated Indebtedness.
          “Restricted Subsidiary” means Interface (whether or not a Subsidiary of Borrower), and any Subsidiary of Borrower or Interface other than an Excluded Subsidiary.
          “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-4 or in the applicable Assignment Agreement or Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $1,000,000,000.
          “Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
          “Revolving Commitment Termination Date” means the earliest to occur of (i) the fifth anniversary of the Closing Date, or if such day is not a Business Day, the next succeeding Business Day, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.
Credit and Guaranty Agreement

          “Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.
          “Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a) and/or Section 2.24.
          “Revolving Loan Note” means a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, S&P shall be deemed to refer to any other rating agency designated by Borrower with the written consent of Administrative Agent (such consent not to be unreasonably withheld).
          “Scotia Capital” as defined in the preamble hereto.
          “SECC” means the exposition, convention and meeting facilities commonly known as the Sands Expo and Convention Center.
          “SECC Phase II Project” means the exposition, convention and meeting facilities expected to be developed and constructed on the Central Park West Site.
          “Secured Parties” has the meaning assigned to that term in the Security Agreement.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
Credit and Guaranty Agreement

          “Security Agreement” means the Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit M, as it may be amended, supplemented or otherwise modified from time to time.
          “Series” as defined in Section 2.24.
          “Settlement Confirmation” as defined in Section 10.6(c).
          “Settlement Service” as defined in Section 10.6(d).
          “Shareholder Subordinated Indebtedness” means Permitted Subordinated Indebtedness held by Adelson, his Affiliates and/or his Related Parties that has a maturity date after the Maturity Date of the Tranche B Term Loans, that does not pay any cash interest, that does not bind the obligor(s) thereon by the provisions of any covenants other than customary affirmative covenants, and that does not contain any cross-default provisions to any other Indebtedness of such obligor(s).
          “Site Easement” means any easement appurtenant, easement in gross, license agreement and other right running for the benefit of Borrower, the Venetian Facility, the Palazzo Project, the HVAC Component or appurtenant to the Palazzo Site and/or the Venetian Site which benefits or burdens the Resort Complex, including those certain easements and licenses described in the Mortgage Policies.
          “Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “Specified FF&E” means any furniture, fixtures, equipment and other personal property that is financed or refinanced in full with the proceeds from an FF&E Facility (other than temporary funding with the proceeds of Loans hereunder or Cash on hand, and in the case of Loans, only once such Loans have been reimbursed with proceeds of loans under the relevant FF&E Facility, and other than costs related to transportation, installation and sales taxes), including each and every item or unit of equipment acquired with the proceeds thereof, each and every item or unit of equipment acquired by substitution or replacement thereof; all parts, components and other items pertaining to such property; all documents (including all warehouse receipts, dock receipts, bills of lading and the like); all licenses (other than Gaming Licenses),
Credit and Guaranty Agreement

warranties, guarantees, service contracts and related rights and interests covering all or any portion of such property; and to the extent not otherwise included, all proceeds (including insurance proceeds) of any of the foregoing and all accessions to, substitutions and replacements for, and the rents, profits and products of, each of the foregoing (including collateral accounts) and such other collateral reasonably determined by the Administrative Agent in its reasonable discretion.
          “Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (a) Indebtedness of Borrower or a Restricted Subsidiary in respect of industrial revenue or development bonds or financings, (b) workers’ compensation liabilities of Borrower or a Restricted Subsidiary, (c) the obligations of third party insurers of Borrower or a Restricted Subsidiary arising by virtue of the laws of any jurisdiction requiring the third party insurers, (d) obligations with respect to Capital Leases or Operating Leases of Borrower or with respect to the Harrah’s Shared Roadway Agreement, (e) performance, payment, deposit or surety obligations of Borrower or a Restricted Subsidiary, in any case, if required by Legal Requirements (including if required by any Governmental Authority or otherwise necessary in order to obtain any Permit related to the Palazzo Project) or in accordance with custom and practice in the industry, (f) Legal Requirements in connection with the development of the Palazzo Project and (g) for general corporate purposes of the Credit Parties; provided that Standby Letters of Credit may not be issued for the purpose of supporting any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of Bankruptcy Code).
          “Subordination, Non-Disturbance and Attornment Agreement” means any subordination, non-disturbance and attornment agreement substantially in the form of Exhibit O, or such other form as is reasonably agreed by the Administrative Agent, delivered pursuant hereto.
          “Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership or limited liability company of which more than 50% of such entities’ capital accounts, distribution rights, partnership interests or membership interests are owned or controlled directly or indirectly by such Person or one of more other Subsidiaries of that Person or a combination thereof.
          “Substitute Lender” is defined in Section 10.25(a).
          “Supplier Joint Venture” means any Person that supplies or provides materials or services to a Credit Party or any contractor in the Resort Complex and in which a Credit Party has Investments.
Credit and Guaranty Agreement

          “Swing Line Lender” means Scotia Capital, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
          “Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.3.
          “Swing Line Note” means a promissory note in the form of Exhibit H-3, as it may be amended, supplemented or otherwise modified from time to time.
          “Swing Line Sublimit” means the lesser of (i) $100,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.
          “Syndication Agents” as defined in the preamble hereto.
          “Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature imposed, levied, collected, withheld or assessed by any Governmental Authority.
          “Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of January 1, 2007, by and among LVSC, Borrower, and certain other subsidiaries of Borrower solely as in effect on the Closing Date, and as thereafter amended with the consent of the Administrative Agent (such consent not to be unreasonably withheld).
          “Term Loan” means a Tranche B Term Loan, a Delayed Draw I Term Loan, a Delayed Draw II Term Loan and a New Term Loan.
          “Term Loan Commitment” means the Tranche B Term Loan Commitment, the Delayed Draw I Term Loan Commitment, the Delayed Draw II Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.
          “Term Loan Maturity Date” means the Tranche B Term Loan Maturity Date, the Delayed Draw I Term Loan Maturity Date, the Delayed Draw II Term Loan Maturity Date and the New Term Loan Maturity Date of any Series of New Term Loans.
          “Terminated Lender” as defined in Section 2.23.
          “Theater Lease” means the Lease between VCR and Grand Canal, dated as of May 17, 2004, with respect to the lease of certain showroom space to VCR.
          “Title Company” means First American Title Insurance Company or an Affiliate thereof and/or one or more other title insurance companies reasonably satisfactory to the Administrative Agent.
          “Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any Letter of Credit, but not yet so
Credit and Guaranty Agreement

applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.
          “Tranche B Term Loan” means a Tranche B Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).
          “Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $3,000,000,000.
          “Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B Term Loans of such Lender; provided, at any time prior to the making of the Tranche B Term Loans, the Tranche B Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche B Term Loan Commitment.
          “Tranche B Term Loan Maturity Date” means the earlier of (i) the seventh anniversary of the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day), and (ii) the date that all Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
          “Tranche B Term Loan Note” means a promissory note in the form of Exhibit H-4, as it may be amended, supplemented or otherwise modified from time to time.
          “Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any UCC financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Credit Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Credit Document and any UCC financing statement relating to such perfection or effect of perfection or non-perfection.
          “United States” or “U.S.” means the United States, its fifty states and the District of Columbia.
          “U.S. Lender” as defined in Section 2.20(c).
          “VCR” means Venetian Casino Resort, LLC, a Nevada limited liability company.
Credit and Guaranty Agreement

          “Venetian Facility” means The Venetian Resort Hotel Casino, a Venetian-themed resort hotel, casino, retail, meeting and entertainment complex located at 3355 Las Vegas Boulevard South, Clark County, Nevada (excluding the SECC and the SECC Phase II Project).
          “Venetian Site” means the land on which the Venetian Facility is constructed.
          “Walgreens’ Access Easement” means the Amended and Restated Parking and Access Agreement, dated as of January 12, 2007, by and among VCR, LCR, and CAP II-Buccaneer, LLC.
          “Walgreens’ CC&R’s” means the Amended and Restated Declaration of Covenants, Conditions and Restrictions and Reservations of Easements, dated as of January 12, 2007, by CAP II-Buccaneer, LLC.
          “Walgreens’ Consent” means the consent to assignment of the Walgreens’ Sale and Purchase Agreement, dated on or about the Closing Date, executed by Cap II-Buccaneer, LLC in favor of the Collateral Agent.
          “Walgreens’ Documents” means the JDA, the Walgreens’ Lease, the Walgreens’ CC&R’s, the Walgreens’ Sale and Purchase Agreement, and the Walgreens’ Access Easement.
          “Walgreens’ Lease” means that certain Commercial Lease dated as of March 1, 2004 between the Phase II Mall Subsidiary (as assignee of LCR) and Cap II—Buccaneer, LLC, a New Mexico limited liability company, as amended as of September 30, 2004 and as of January 12, 2007.
          “Walgreens’ Sale and Purchase Agreement” means the Agreement of Sale and Purchase, dated as of May 2, 2006, by and between CAP II-Buccaneer, LLC, and LVSC.
          “Withdrawal Period” as defined in Section 10.25(b).
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements, to the extent such principles and policies have not changed, or such principles and policies remain in effect at the time of calculation in accordance with the next sentence. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in Section 4.7. For the purposes of this Agreement, “consolidated” with respect to any Person shall mean, unless expressly stated to be otherwise, such Person consolidated with the other Credit Parties and shall not include any Excluded Subsidiary; provided that the parties acknowledge such definition of “consolidated” is not in
Credit and Guaranty Agreement

accordance with GAAP to the extent Excluded Subsidiaries are not consolidated with such Person.
     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to any agreement or document shall include such agreement or document as amended, restated, supplemented, or otherwise modified from time to time, except where specifically noted to be solely as of a specific date, and except as amended in violation of this Agreement. The terms lease and license shall include sub-lease and sub-license, as applicable. Any reference to a Person party to any document shall include a successor in interest to such Person, unless the succession of such Person is not permitted hereunder.
SECTION 2. LOANS AND LETTERS OF CREDIT
     2.1. Term Loans.
          (a) Tranche B Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Tranche B Term Loan to Borrower in an amount equal to such Lender’s Tranche B Term Loan Commitment. Borrower may make only one borrowing under the Tranche B Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to Tranche B Term Loans shall be paid in full no later than the Tranche B Term Loan Maturity Date. Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche B Term Loan Commitment on such date.
          (b) Borrowing Mechanics for Tranche B Term Loans.
          (i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three days prior to the Closing Date (or such shorter time as is agreed to by the Administrative Agent). Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.
          (ii) Each Lender shall make its Tranche B Term Loan, as the case may be, available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions
Credit and Guaranty Agreement

precedent specified herein, Administrative Agent shall make the proceeds of the Tranche B Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.
          (c) Delayed Draw I Term Loan Commitments. During the Delayed Draw I Term Loan Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Delayed Draw I Term Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Delayed Draw I Term Loan Commitment. Any amount borrowed under this Section 2.1(c) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Delayed Draw I Term Loans shall be paid in full no later than the Delayed Draw I Term Loan Maturity Date. Each Lender’s Delayed Draw I Term Loan Commitment shall expire on the Delayed Draw I Term Loan Commitment Termination Date.
          (d) Delayed Draw II Term Loan Commitments. During the Delayed Draw II Term Loan Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Delayed Draw II Term Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Delayed Draw II Term Loan Commitment. Any amount borrowed under this Section 2.1(d) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Delayed Draw II Term Loans shall be paid in full no later than the Delayed Draw II Term Loan Maturity Date. Each Lender’s Delayed Draw II Term Loan Commitment shall expire on the Delayed Draw II Term Loan Commitment Termination Date.
          (e) Delayed Draw Term Loan Mechanics.
          (i) Delayed Draw Term Loans shall be made in an aggregate minimum amount of $50,000,000 and integral multiples of $25,000,000 in excess of that amount.
          (ii) Whenever Borrower desires that Lenders make Delayed Draw Term Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 2:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date (or such shorter time as is agreed to by the Administrative Agent) in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date (or such shorter time as is agreed to by the Administrative Agent) in the case of a Delayed Draw Term Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Delayed Draw Term Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.
          (iii) Notice of receipt of each Funding Notice in respect of Delayed Draw Terms Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to
Credit and Guaranty Agreement

each applicable Lender by telefacsimile with reasonable promptness, (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) but not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Funding Notice from Borrower.
          (iv) Each Lender shall make the amount of its Delayed Draw Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Delayed Draw Term Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Delayed Draw Term Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.
     2.2. Revolving Loans.
          (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
          (b) Borrowing Mechanics for Revolving Loans.
          (i) Except pursuant to Sections 2.3(b)(iv) and 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
          (ii) Whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 2:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date (or such shorter time as is agreed to by the Administrative Agent) in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date (or such shorter time as is agreed to by the Administrative Agent) in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar
Credit and Guaranty Agreement

Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.
          (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Funding Notice from Borrower.
          (iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.
     2.3. Swing Line Loans.
          (a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.
          (b) Borrowing Mechanics for Swing Line Loans.
          (i) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
          (ii) Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 2:00 p.m. (New York City time) on the proposed Credit Date.
          (iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the
Credit and Guaranty Agreement

conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower.
          (iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.
          (v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment
Credit and Guaranty Agreement

shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
          (vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Potential Event of Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Potential Event of Default or Event of Default or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Ling Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.
     2.4. Issuance of Letters of Credit and Purchase of Participations Therein.
          (a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Borrower for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is
Credit and Guaranty Agreement

acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any Standby Letter of Credit have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vi) in no event shall any Commercial Letter of Credit (x) have an expiration date later than the earlier of (1) the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (y) be issued if such Commercial Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion. Subject to the foregoing, Issuing Bank may agree that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any reason or for no reason for any such additional period; provided, in the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.
          (b) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, Borrower shall deliver to Administrative Agent an Issuance Notice no later than 2:00 p.m. (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. The Issuance Notice shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (c) the face amount of the Letter of Credit, (d) the expiration date of the Letter of Credit, (e) the name and address of the beneficiary, and (f) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit; provided that the Issuing Bank, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided, further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Bank to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 a.m. (in the time zone of such office of the Issuing Bank) on such business day. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e). Borrower shall notify the applicable Issuing Bank (and the Administrative Agent, if Administrative Agent is not such Issuing Bank) prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrower is required to certify in the
Credit and Guaranty Agreement

applicable Issuance Notice is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Issuance Notice.
          (c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.
          (d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Bank on or before the second Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, unless Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to
Credit and Guaranty Agreement

make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).
          (e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.
Credit and Guaranty Agreement

          (f) Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.
          (g) Indemnification. Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
     2.5. Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
Credit and Guaranty Agreement

          (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
     2.6. Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be applied by Borrower (a) in respect of the Refinancing (except that proceeds may be used to refinance the Existing GE FF&E Facility up to 120 days following the Closing Date), (b) to finance the design, development, construction and pre-opening costs of the Palazzo Project and the SECC Phase II Project and (c) to pay fees and expenses incurred in connection with the Loans and the Refinancing. The proceeds of the Revolving Loans, Swing Line Loans, Delayed Draw Term Loans and Letters of Credit made after the Closing Date, and any remaining proceeds of Term Loans made on the Closing Date shall be applied by Borrower for working capital and general corporate purposes of Borrower and its Subsidiaries, including Investments (including Investments in Excluded Subsidiaries and Affiliates to fund costs of development projects undertaken by such Excluded Subsidiaries and Affiliates) permitted hereunder, Restricted Payments permitted hereunder for corporate overhead expenses or permitted to be made in lieu of certain Investments, and the retirement of other Indebtedness. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
     2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any
Credit and Guaranty Agreement

applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates Scotia Capital to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Scotia Capital serves in such capacity, Scotia Capital and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
          (c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche B Term Loan, Delayed Draw Term Loan, New Term Loan, Revolving Loan or Swing Line Loan, as the case may be.
     2.8. Interest on Loans.
          (a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
               (i) in the case of Revolving Loans:
               (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
               (2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;
               (ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin; and
               (iii) in the case of Tranche B Term Loans and Delayed Draw Term Loans:
Credit and Guaranty Agreement

               (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
               (2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin per annum.
          (b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the date that is 30 days after the Closing Date, the Term Loans shall be maintained as Base Rate Loans (or, so long as the Funding Notice regarding the Loans to be made on the Closing Date or a Conversion/Continuation Notice has been delivered no later than the Business Day prior to the beginning of such one-month Interest Period, one-month Eurodollar Rate Loans), unless each Syndication Agent and Administration Agent shall agree otherwise. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
          (c) In connection with Eurodollar Rate Loans there shall be no more than fifteen Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.
          (d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar
Credit and Guaranty Agreement

Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (e) Except as otherwise set forth herein, interest on each Loan (i) with respect to Loans, shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iv) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
          (f) Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.
          (g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.
     2.9. Conversion/Continuation.
          (a) Subject to Section 2.18 and (in the case of clause (i) below) so long as no Potential Event of Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:
Credit and Guaranty Agreement

          (i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or
          (ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.
          (b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 2:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Conversion/Continuation Notice shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, if the Required Lenders request in writing, that no Potential Event of Default or Event of Default has occurred and is continuing. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized to act on behalf of Borrower or for otherwise acting in good faith under this Section 2.9(b), and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.
     2.10. Default Interest. The principal amount of all overdue principal and, to the extent permitted by applicable law, any interest payments thereon or any past due fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not
Credit and Guaranty Agreement

constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
     2.11. Fees.
          (a) Borrower agrees to pay to Lenders having Revolving Exposure:
          (i) commitment fees equal to (1) the average of the daily difference between (a) the Revolving Commitments and (b) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and
          (ii) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).
All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
          (b) Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:
          (i) a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and
          (ii) such customary documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
          (c) Borrower agrees to pay to Lenders having (i) Delayed Draw I Term Loan Exposure commitment fees equal to (A) the average of the daily difference between (1) the Delayed Draw I Term Loan Commitments, and (2) the outstanding Delayed Draw I Term Loans, times (B) 0.75% per annum and (ii) Delayed Draw II Term Loan Exposure commitment fees equal to (A) the average of the daily difference between (1) the Delayed Draw II Term Loan Commitments, and (2) the outstanding Delayed Draw II Term Loans, times (B) 0.50% per annum. All fees referred to in this Section 2.11(c) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
          (d) All fees referred to in Section 2.11(a), 2.11(b)(i) and 2.11(c) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year during the Revolving Commitment Period, Delayed Draw I Term Loan Commitment Period or Delayed

Credit and Guaranty Agreement

Draw II Term Loan Commitment Period, as applicable, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date, the Delayed Draw I Term Loan Termination Date and the Delayed Draw II Term Loan Termination Date, as applicable.
          (e) Borrower agrees to pay to Administrative Agent an annual administrative fee in the amount and at the times set forth in the Engagement Letter.
          (f) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.
     2.12. Scheduled Payments/Commitment Reductions.
          (a) The principal amounts of the Tranche B Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the four Quarterly Payment Dates applicable to Tranche B Term Loans, commencing September 30, 2007:

Amortization	Tranche B Term
Date	Loan Installments
September 30, 2007	$7,500,000
December 31, 2007	$7,500,000
March 31, 2008	$7,500,000
June 30, 2008	$7,500,000
September 30, 2008	$7,500,000
December 31, 2008	$7,500,000
March 31, 2009	$7,500,000
June 30, 2009	$7,500,000
September 30, 2009	$7,500,000
December 31, 2009	$7,500,000
March 31, 2010	$7,500,000
June 30, 2010	$7,500,000
September 30, 2010	$7,500,000
December 31, 2010	$7,500,000
March 31, 2011	$7,500,000
June 30, 2011	$7,500,000
September 30, 2011	$7,500,000
December 31, 2011	$7,500,000
March 31, 2012	$7,500,000
June 30, 2012	$7,500,000
September 30, 2012	$7,500,000

Credit and Guaranty Agreement

Amortization	Tranche B Term
Date	Loan Installments
December 31, 2012	$7,500,000
March 31, 2013	$7,500,000
June 30, 2013	$7,500,000
September 30, 2013	$7,500,000
December 31, 2013	$7,500,000
March 31, 2014	$7,500,000
Tranche B Term Loan Maturity Date	$2,797,500,000
; provided, in the event any New Term Loans are made, such New Term Loans shall be repaid on each installment date occurring on or after the applicable Increased Amount Date as set forth in the applicable Joinder Agreement.
          (b) Amortization of Delayed Draw I Term Loans. Delayed Draw I Term Loans made pursuant to Section 2.1(c) shall be amortized by 0.25% per Fiscal Quarter commencing with the last day of the first full Fiscal Quarter ending after the Delayed Draw I Term Loan Commitment Termination Date through the 81-month anniversary of the Closing Date, with the remaining balance due on the Delayed Draw I Term Loan Maturity Date.
          (c) Amortization of Delayed Draw II Term Loans. Delayed Draw II Term Loans made pursuant to Section 2.1(d) shall be amortized by 0.25% per Fiscal Quarter commencing with the last day of the first full Fiscal Quarter ending after the Delayed Draw II Term Loan Commitment Termination Date through the 69-month anniversary of the Closing Date, with the remaining balance due on the Delayed Draw II Term Loan Maturity Date.
          (d) Impact of Prepayments. Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans, the Delayed Draw I Term Loans and the Delayed Draw II Term Loans, as the case may be, as provided in Sections 2.15(a) and (b), as applicable; and (y) the Tranche B Term Loans, the Delayed Draw I Term Loans and the Delayed Draw II Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Tranche B Term Loan Maturity Date, the Delayed Draw I Term Loan Maturity Date and the Delayed Draw II Term Loan Maturity Date, respectively.
     2.13. Voluntary Prepayments/Commitment Reductions.
          (a) Voluntary Prepayments.
          (i) Any time and from time to time:
          (1) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an

Credit and Guaranty Agreement

aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount;
          (2) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and
          (3) with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount.
          (ii) All such prepayments shall be made without premium or penalty:
          (1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;
          (2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and
          (3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;
in each case, given to Administrative Agent or Swing Line Lender, as the case may be, by 2:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, unless such notice is in connection with a refinancing of the Loans in which case such notice may be conditioned on consummation of such refinancing. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).
          (b) Voluntary Commitment Reductions.
          (i) Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, (A) the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction, (B) the Delayed Draw I Term Loan Commitments or (C) the Delayed Draw II Term Loan Commitments; provided, any such partial reduction of such Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

Credit and Guaranty Agreement

          (ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof (unless such notice is in connection with a refinancing of the Loans in which case such notice may be conditioned on consummation of such refinancing).
     2.14. Mandatory Prepayments/Commitment Reductions.
          (a) Asset Sales. No later than the fifth Business Day following the date of receipt by the Credit Parties of any Net Asset Sale Proceeds (other than Net Asset Sale Proceeds in respect of Asset Sales permitted by Section 6.7 (excluding clauses (d), (q) and (r) thereof), Borrower shall prepay the Loans and/or the Delayed Draw I Term Loan Commitments, the Delayed Draw II Term Loan Commitments or Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of the other Credit Parties, to invest (or commit to invest, pursuant to a binding contractual agreement that contemplates the consummation of such investment within 15 months of such receipt) such Net Asset Sale Proceeds within 365 days of receipt thereof in assets of the general type used or useful in the business of the Credit Parties.
          (b) Insurance/Condemnation Proceeds. Subject to the Cooperation Agreement, no later than the fifth Business Day following the date of receipt by the Credit Parties, or Administrative Agent as loss payee, of any Net Loss Proceeds, Borrower shall prepay the Loans and/or the Delayed Draw I Term Loan Commitments, the Delayed Draw II Term Loan Commitments or Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Loss Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries that are Guarantors to invest (or commit to invest) such Net Loss Proceeds within 365 days of receipt thereof in assets of the general type used or useful in the business of the Credit Parties, which investment may include the repair, restoration or replacement of the applicable assets thereof.
          (c) Issuance of Debt. On the fifth Business Date following receipt by the Credit Parties of any Cash proceeds from the incurrence of any Indebtedness of any Credit Parties (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans and/or the Delayed Draw I Term Loan Commitments, the Delayed Draw II Term Loan Commitments or Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable and documented costs and expenses associated therewith, including reasonable legal fees and expenses (such amount being the “Net Debt Proceeds”).
          (d) Revolving Loans and Swing Loans. Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the

Credit and Guaranty Agreement

Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.
          (e) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.14(a) through 2.14(c), Borrower shall deliver to Administrative Agent an Officers’ Certificate demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Asset Sale Proceeds, Net Loss Proceeds or Net Debt Proceeds, as the case may be, that gave rise to such prepayment. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent an Officers’ Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.
          (f) Drawings on Conforming L/Cs. In the event that any Conforming L/C Draw Event shall have occurred, Administrative Agent may draw down on each outstanding Conforming L/C in its entirety. For the avoidance of doubt, a Conforming L/C Draw Event shall be in addition to any Event of Default described in Section 8 that may have occurred and be continuing, and (i) Administrative Agent shall not be required to exercise any rights or remedy under Section 8 in order to draw on the Conforming L/Cs and (ii) any drawing on a Conforming L/C shall not be deemed to be a waiver of any Event of Default. Notwithstanding the foregoing, at the request of Borrower, Administrative Agent shall release any Conforming L/C or a portion thereof in its possession to Borrower, provided that each of the following conditions shall have been satisfied: (i) no Conforming L/C Draw Event shall have occurred and be continuing, (ii) Borrower shall at such time be in compliance with Section 6.6 and shall have been in compliance therewith for the preceding four consecutive quarters (without giving effect to any such Conforming L/C or a portion thereof or any substitute cash equity contribution by Adelson or his Affiliates), (iii) no Event of Default or Potential Event of Default shall have occurred and be continuing and (iv) since the last day of the preceding calendar year, no event or change shall have occurred that caused, in any case or in the aggregate, a Material Adverse Effect.
     2.15. Application of Prepayments/Reductions.
          (a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:
          first, to repay outstanding Swing Line Loans to the full extent thereof;
          second, to repay outstanding Revolving Loans to the full extent thereof; and
          third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of Term Loans.

Credit and Guaranty Agreement

          (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(c) shall be applied as follows:
          first, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to the remaining scheduled Installments of principal of the Term Loans; provided that at any time prior to each of the Delayed Draw I Term Loan Commitment Termination Date and the Delayed Draw II Term Loan Commitment Termination Date, if any prepayments are required in accordance with this Section 2.15(b), the Tranche B Term Loans shall be prepaid, and the remaining Delayed Draw I Term Loan Commitments and the remaining Delayed Draw II Term Loan Commitments shall be reduced pro rata;
          second, to prepay the Swing Line Loans to the full extent thereof;
          third, to prepay the Revolving Loans to the full extent thereof;
          fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and
          fifth, to cash collateralize Letters of Credit.
          (c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case, in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).
     2.16. General Provisions Regarding Payments.
          (a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
          (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
          (c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest

Credit and Guaranty Agreement

due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.
          (d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.
          (f) Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose); provided that with respect to fees and expenses, the Administrative Agent has delivered to Borrower an invoice setting forth the amounts due in reasonable detail, and Borrower has not paid such amounts within three Business Days.
          (g) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Potential Event of Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
          (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Security Agreement.
     2.17. Ratable Sharing. Lenders hereby agree among themselves that, unless otherwise provided in the Collateral Documents or Section 2.18, 2.19 or 2.20 hereof with respect to amounts realized from the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by

Credit and Guaranty Agreement

the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     2.18. Making or Maintaining Eurodollar Rate Loans.
          (a) Determining Applicable Interest Rate. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be a request for the making of, conversion to, or continuation of the applicable Loans as Base Rate Loans.
          (b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans

Credit and Guaranty Agreement

(i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts and shall be conclusive and binding absent manifest error), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits or margin) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower. Notwithstanding the foregoing, Borrower shall not be required to compensate a Lender for any

Credit and Guaranty Agreement

amount under this paragraph if the event (or change in law or regulation or other action) giving rise to such loss, expense or liability occurred more than 180 days prior to the date such Lender submits the statement referred to in the preceding sentence.
          (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
          (e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.
     2.19. Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case, that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender

Credit and Guaranty Agreement

(or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding the foregoing, Borrower shall not be required to compensate a Lender for any amount under this paragraph if the event (or change in law or regulation or other action) giving rise to such loss, expense, liability, additional Tax or increased cost occurred more than 180 days prior to the date such Lender submits the statement referred to in the preceding sentence.
          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding the foregoing, Borrower shall not be required to compensate a Lender for any amount under this paragraph if the event (or change in law or regulation or other action) giving rise to such loss, expense or liability occurred more than 180 days prior to the date such Lender submits the statement referred to in the preceding sentence.
     2.20. Taxes; Withholding, etc.
          (a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America

Credit and Guaranty Agreement

or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment other than (A) net income taxes, franchise taxes (imposed in lieu of net income taxes) and U.S. backup withholding taxes, in each case imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (B) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (A) above, (C) any taxes that are attributable to such Lender’s failure to comply with the requirements of Section 2.20(c), (D) in the case of any Non-US Lender, any United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such non excluded Taxes pursuant to this Section 2.20 (such excluded taxes hereinafter referred to as “Excluded Taxes”), or (E) any taxes that are imposed as a result of any event occurring after the Lender becomes a Lender other than a change in any applicable law, treaty or governmental rule, regulation or order or any change in the interpretation, administration or application thereof.
          (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax other than an Excluded Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent a copy of the receipt or other evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case

Credit and Guaranty Agreement

of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”), and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) and at such other times as may be necessary in the determination of Borrower or the Administrative Agent (each in its reasonable discretion) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY (or, in each case, any successor forms), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of their inability to deliver any such forms, certificates or other evidence. Notwithstanding any other provision of this Section 2.20(c), a Lender shall not be required to deliver any form pursuant to this Section 2.20 that such Lender is not legally able to deliver. Each Lender shall notify the Administrative Agent and Borrower if such Lender is not legally able to deliver any form, certificate or other evidence that Borrower requests pursuant to this Section 2.20(c).
          (d) If a Lender or the Administrative Agent receives a refund that it determines in its sole discretion is in respect of any Taxes as to which it has been indemnified by the

Credit and Guaranty Agreement

Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.20(b), it shall within 30 days from the date of such receipt pay over the amount of such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to Taxes giving rise to such refund) net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the Borrower, upon request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalty, interest or other charges imposed by the relevant taxing authority to the Administrative Agent or any Lender in the event the Administrative Agent or such Lender is required to repay such refund). This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or other information relating to its Taxes which it deems confidential to the Borrower or any other Person).
     2.21. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a direct result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error. Each Lender and Issuing Lender agrees that it will not request compensation under Sections 2.18, 2.19 or 2.20 unless such Lender or Issuing Lender requests compensation from Borrowers under other lending arrangements with such Lender or Issuing Lender who are similarly situated.
     2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or Delayed Draw Term Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the

Credit and Guaranty Agreement

extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans or Delayed Draw Term Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans or Delayed Draw Term Loans, as applicable, of other Lenders as if such Defaulting Lender had no Revolving Loans or Delayed Draw Term Loans, as applicable, outstanding and the Revolving Exposure, Delayed Draw I Term Loan Exposure or Delayed Draw II Term Loan Exposure, as applicable, of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans or Delayed Draw Term Loans, as applicable, shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans or Delayed Draw Term Loans, as applicable, of other Lenders (but not to the Revolving Loans or Delayed Draw Term Loans, as applicable, of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans or Delayed Draw Term Loans, as applicable, that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) (i) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender, (ii) such Defaulting Lender’s Delayed Draw I Term Loan Commitment and outstanding Delayed Draw I Term Loans shall be excluded for purposes of calculating the Delayed Draw I Term Loan Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Delayed Draw I Term Loan Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Delayed Draw I Term Loan Commitment in respect of any Default Period with respect to such Defaulting Lender and (iii) such Defaulting Lender’s Delayed Draw II Term Loan Commitment and outstanding Delayed Draw II Term Loans shall be excluded for purposes of calculating the Delayed Draw II Term Loan Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Delayed Draw II Term Loan Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Delayed Draw II Term Loan Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment, Delayed Draw I Term Loan Commitment or Delayed Draw II Term Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Credit and Guaranty Agreement

     2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of the Requisite Lenders or a majority of the applicable class of Lenders or affected Lenders, as the case may be, shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender and such assignment (together with any other assignments pursuant to this Section 2.23 or otherwise) will result in the applicable amendment, modification, termination, waiver or consent being approved; provided, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or cash collateralized on terms reasonably satisfactory to the applicable Issuing Bank. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Credit and Guaranty Agreement

     2.24. Incremental Facilities. Borrower may by written notice to the Syndication Agents and Administrative Agent elect to request (A) prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Loan Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), in an amount not in excess of $1,000,000,000 in the aggregate (which amount set forth in such notice may be a proposed range of new commitments that otherwise comply with the foregoing requirements) and not less than $100,000,000 individually (or such lesser amount which shall be approved by Syndication Agents and Administrative Agent), and integral multiples of $50,000,000 in excess of that amount. Each such notice shall specify the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, are requested to be effective, which shall be a date not less than 10 Business Days (or such shorter time as is agreed upon by the Administrative Agent and each Syndication Agent) after the date on which such notice is delivered to Syndication Agents and Administrative Agent. When available, the Syndication Agents will deliver a notice to the Borrower and each Lender and the Administrative Agent setting forth the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender” or a “New Revolving Loan Lender”, as applicable) to which the Syndication Agents have allocated any portion of such New Revolving Loan Commitments or New Term Loan Commitments and the amounts of such allocations, and in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case, subject to the assignments contemplated by this Section; provided that any existing Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or New Term Loan Commitment. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Potential Event of Default or Event of Default shall exist on such Increased Amount Date after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (2) after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 3.2 shall be satisfied; (3) to the extent then applicable, Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.6 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (4) the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Revolving Loan Lender or New Term Loan Lender, as applicable, and Administrative Agent, and each of which shall be recorded in the Register and each New Revolving Loan Lender and New Term Loan Lender shall be subject to the requirements set forth in Section 2.20(c); (5) Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the New Revolving Loan Commitments or New Term Loan Commitments, as applicable; and (6) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.
     On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the

Credit and Guaranty Agreement

Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.
     On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.
     Administrative Agent shall notify all Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date, and each notice from the Syndication Agents of Lenders and Commitments allocated thereto, and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (z) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case, subject to the assignments contemplated by this Section.
     The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the applicable Joinder Agreement, identical to the Tranche B Term Loans. The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Revolving Loans and the Terms Loans (whichever is longest), (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the latest of the final maturity of the Revolving Loans and the Term Loans and (iii) the rate of interest applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provision of this Section 2.24.

Credit and Guaranty Agreement

SECTION 3. CONDITIONS PRECEDENT
     3.1. Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
          (a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Agent.
          (b) LVSC Notes. Administrative Agent shall have received a certification from LVSC that (i) a supplemental indenture shall have been entered into as of the Closing Date that, among other things, adds guarantors to the Notes such that each Credit Party is a guarantor thereof, (ii) all guarantees and security interests required pursuant to the LVSC Notes Indenture in connection with the consummation of the Loans shall be in full force and effect and (iii) no Event of Default (such term as defined in the LVSC Notes Indenture) exists thereunder after giving effect to the Closing Date.
          (c) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Agent, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request, each of which shall be reasonably satisfactory to the Arrangers.
          (d) Existing Indebtedness. On the Closing Date, the Credit Parties shall have, or shall have concurrently with the funding of the Loans, (i) repaid in full all obligations under the Existing Financing Agreements (except, at the Borrower’s option, the Existing GE FF&E Credit Agreement), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent and Syndication Agents and/or the Title Company all documents or instruments necessary to release all Liens securing obligations associated with the Existing Financing Facilities or other obligations of the Credit Parties thereunder being repaid on the Closing Date, and (iv) to the extent not deemed issued hereunder, made arrangements satisfactory to Administrative Agent and Syndication Agents with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Borrower and its Subsidiaries with respect thereto.

Credit and Guaranty Agreement

          (e) Governmental Authorizations and Consents. All necessary material governmental and third-party approvals and consents required to have been obtained by the Closing Date in connection with the transactions contemplated hereunder (including the development, construction and operation of the Resort Complex) shall have either (a) been received and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority, or (b) been received pending the expiration of any such applicable waiting period and shall be reasonably expected to be obtained upon the termination of such waiting period, and all further such approvals to be obtained between the Closing Date and the date upon which the Palazzo Opening Date is expected to occur shall be obtainable without material difficulty prior to the time that it becomes required.
          (f) Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Borrower and each applicable Guarantor:
          (i) fully executed and notarized Deeds of Trust (other than in respect of the Palazzo Condo Tower Parcel, which shall be provided under Section 5.12), duly recorded in the appropriate filing or recording office in the jurisdiction in which each parcel of Mortgaged Property existing on the Closing Date is located or evidence that such Deeds of Trust have been irrevocably delivered to the Title Company for such recordation;
          (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Deeds of Trust (other than in respect of the Palazzo Condo Tower Parcel, which shall be provided under Section 5.12) to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;
          (iii) an Estoppel Certificate, substantially in the form of Exhibit N or otherwise acceptable to Administrative Agent and Arrangers, from each landlord (other than a Credit Party) party to a lease set forth on Schedule 4.12 (other than the Harrah’s Shared Garage Lease), together with copies of notices which have been delivered to each such landlord advising same of the existence of a leasehold mortgage on the leased premises subject to such lease, satisfying the notice requirements of each such lease, and in form and substance satisfactory to Administrative Agent and Arrangers;
          (iv) an ALTA mortgagee title insurance policy or unconditional commitment therefor issued by the Title Company to Collateral Agent with respect to each Mortgaged Property in such form and including such endorsements and subject to such co-insurance and/or reinsurance arrangements as are reasonably satisfactory to the Collateral Agent (each, a “Mortgage Policy”), in an aggregate amount not less than the aggregate amount of Commitments hereunder, together with a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise

Credit and Guaranty Agreement

referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and evidence satisfactory to Collateral Agent that such Credit Party has paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of each Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Deeds of Trust in the appropriate real estate records;
          (v) an A.L.T.A. survey of the Venetian Site, the Palazzo Site, the SECC, the Site Easements, the Palazzo Condo Tower Parcel, the Palazzo Mall Parcel, and the Central Park West Site, satisfactory in form and substance to the Title Company, Administrative Agent and Arrangers, reasonably current and certified to each such Person by a licensed surveyor satisfactory to each such Person, showing (a) as to the Venetian Site, the Palazzo Site, the SECC, the Palazzo Condo Tower Parcel, the Palazzo Mall Parcel and the Central Park West Site, the exact location and dimensions thereof, including the location of all means of access thereto and all easements relating thereto and showing the perimeter within which all foundations are or are to be located; (b) as to the Site Easements, the exact location and dimensions thereof (to the extent such easements are described as covering specific portions of the Venetian Site, the Palazzo Site, the Central Park West Site, the Palazzo Condo Tower Parcel, the Palazzo Mall Parcel, and/or the SECC, as the case may be), including the location of all means of access thereto, and all improvements or other encroachments in or on the Site Easements; (c) the existing utility facilities servicing the Venetian Facility, the Palazzo Site, the Palazzo Mall Parcel, the SECC and the Central Park West Site (including water, electricity, gas, telephone, sanitary sewer and storm water distribution and detention facilities); (d) unless covered by appropriate endorsements under the Title Insurance Policies, that there are no gaps, gores, projections, protrusions or other survey defects other than the Liens permitted under Section 6.2; (e) whether the Venetian Site, the Palazzo Site, the SECC, the Central Park West Site or any portion thereof is located in a flood hazard zone; and (f) that there are no other matters that could reasonably be expected to be disclosed by a survey constituting a defect in title other than the Liens permitted under Section 6.2, or a “no change certificate”, in a form reasonably acceptable to Administrative Agent, with respect to surveys previously delivered to Administrative Agent;
          (vi) from each tenant (other than any Credit Party) party to certain leases set forth on Schedule 4.12, a Subordination, Non-Disturbance and Attornment Agreement, substantially in the form of Exhibit O or otherwise reasonably acceptable to Administrative Agent, or Administrative Agent shall be satisfied that Borrower has used commercially reasonable efforts to obtain such Subordination, Non-Disturbance and Attornment Agreement prior to the Closing Date and is continuing to do so if not so obtained, or that that each such lease contains reasonably comparable (or better) terms as to subordination, attornment and non-disturbance with respect to its tenant as would be obtained were an agreement in the form of Exhibit O delivered;
          (vii) MAI Appraisal of each Mortgaged Property in form and substance satisfactory to Administrative Agent and Arrangers; and

Credit and Guaranty Agreement

          (viii) Environmental Reports. Administrative Agent and Syndication Agent shall have received (a) Phase I Environmental Site Assessment Update for Venetian Phases I, IA and II, (b) Phase I Environmental Site Assessment Update for Venetian Expo Annex, (c) Phase I Environmental Site Assessment Update for Sands Exposition, (d) a side letter embodying a description of any remediation or follow-up work to be done, and (e) within 90 days after the Closing Date (or such later date agreed to by the Administrative Agent), the certification of Borrower’s environmental consultant regarding the completion of all recommendations set forth in such letter, and other reports and information, in form, scope and substance reasonably satisfactory to Administrative Agent and Syndication Agent, regarding environmental matters relating to the Facilities.
          (g) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, the Credit Parties shall have delivered to Collateral Agent:
          (i) evidence reasonably satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Security Agreement and the other Collateral Documents (including their obligations to authorize filing of UCC financing statements, originals of securities, instruments (including the Intercompany Note and any PA Investment Notes in existence at the Closing Date, if any) and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
          (ii) fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 4.5 to the Security Agreement; and
          (iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent.
          (h) Financial Statements; Projections. Lenders shall have received from Borrower (i) the Historical Financial Statements and (ii) the Projections.
          (i) Evidence of Insurance. Borrower shall have insurance complying with the requirements of Section 5.5 in place and in full force and effect, and Administrative Agent and Arrangers shall have received (i) a certificate from Borrower’s insurance broker reasonably satisfactory to them stating that such insurance is in place and in full force and effect and (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer along with a commitment to issue the policies within 45 days after the Closing Date) naming Collateral Agent on behalf of the Lenders as an additional insured or loss payee, as its interests may appear, and otherwise in form and substance reasonably satisfactory to Collateral Agent and Arrangers.

Credit and Guaranty Agreement

          (j) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for Credit Parties, substantially in the form of Exhibit P-1, (ii) Lionel Sawyer & Collins LLP, Nevada counsel for the Credit Parties, substantially in the form of Exhibit P-2, and (iii) Duane Morris, Pennsylvania regulatory counsel for the Credit Parties, substantially in the form of Exhibit P-3, and setting forth opinions as to such other matters as Administrative Agent or Syndication Agents may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agents (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).
          (k) Fees. Borrower shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11(e).
          (l) Solvency Certificate. On the Closing Date, Administrative Agent and Syndication Agents shall have received a Solvency Certificate from Borrower substantially in the form of Exhibit R demonstrating that after giving effect to the consummation of the transactions contemplated hereunder and any rights of contribution, Borrower and its Subsidiaries, taken as a whole, are and will be Solvent.
          (m) Closing Date Certificate. Borrower shall have delivered to Administrative Agent and Syndication Agents an originally executed Closing Date Certificate, together with all attachments thereto.
          (n) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Syndication Agents, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.
          (o) Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Syndication Agents and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and Syndication Agents and such counsel, and Administrative Agent, Syndication Agents and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Syndication Agents may reasonably request.
          (p) Patriot Act. At least ten days prior to the Closing Date, Arrangers shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).
     3.2. Conditions to the Making of Loans.

Credit and Guaranty Agreement

          (a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
          (i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Borrower or of the managing member of Borrower or by any executive officer of Borrower or managing member designated by any of the above-described officers on behalf of Borrower in a writing delivered to the Administrative Agent; provided, however, that the Administrative Agent may rely upon the direct telephonic notice (not a voicemail or message) from such authorized officer of Borrower to an authorized representative of the Administrative Agent, so long as written notice from such authorized officer of Borrower is received by Administrative Agent at least one Business Day prior to funding for Eurodollar Rate Loans and on the funding date prior to funding for Base Rate Loans;
          (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;
          (iii) as of such Credit Date:
          (1) the representations and warranties contained herein and in the other Credit Documents shall be true, correct and complete in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;
          (2) no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Funding Notice that would constitute an Event of Default or a Potential Event of Default; and
          (3) no order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Credit Date.
          (iv) Title Policy Endorsement. With respect to New Term Loans or New Revolving Loan Commitments, Administrative Agent shall have received an endorsement to the Mortgage Policies in the form of a 122 CLTA Endorsement insuring the continuing First Priority of the Lien of the Deeds of Trust (subject to Liens permitted under Section 6.2) as security for the requested New Term Loan or New Revolving Loan Commitment on the date such New Term Loan is made, or such New Revolving Loan Commitment is committed, increasing the aggregate amount of the Mortgage Policies by the aggregate amount of such new Loans or Commitments (to the extent available in view

Credit and Guaranty Agreement

of title insurance company industry limits and regulatory limits, and provided that the Administrative Agent may agree to waive the requirement of such increase to the extent that in the reasonable determination of the Administrative Agent the cost of such increase is unreasonable relative to prevailing title insurance premiums at such time) and insuring that (i) as of the date of the initial Credit Extension or, if applicable, since the previous Credit Extension (if a subsequent Credit Extension), there has been no change in the condition of title unless permitted by the Credit Documents, and (ii) there are no intervening Liens or encumbrances which may then or thereafter take priority over the Lien of the Deeds of Trust (other than Liens permitted by Section 6.2(l) and Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens and ad valorem tax liens, in each case, incurred in the ordinary course of business, and such intervening liens or encumbrances securing amounts the payment of which are being disputed in good faith, so long as the Title Company has delivered to Administrative Agent an endorsement or affirmative coverage to the Mortgage Policy reasonably satisfactory to Administrative Agent assuring against loss to the Secured Parties due to the priority of such lien or encumbrance).
          (b) Notices. Any Notice shall be executed by an authorized officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.
     3.3. Conditions to Letters of Credit. The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Bank is obligated to issue such Letter of Credit) on or after the Closing Date is subject to the following conditions precedent:
          (a) Issuance Notice. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of Section 2.4(b), an originally executed Issuance Notice, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Borrower or the managing member of Borrower or by any executive officer of Borrower or managing member designated by any of the above-described officers on behalf of Borrower in a writing delivered to the Administrative Agent, together with all other information specified in Section 2.4(b) and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.
          (b) Other Conditions Precedent. On the date of issuance of such Letter of Credit, all conditions precedent described in Section 3.2 shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan.

Credit and Guaranty Agreement

SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct:
     4.1. Organization; Requisite Power and Authority; Qualification. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
     4.2. Equity Interests and Ownership. The Equity Interests of Borrower and the Material Subsidiaries have been duly authorized and validly issued and (to the extent applicable under local law) are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of the Material Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of the Material Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of the Material Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of the Material Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of the Material Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in its respective Subsidiaries as of the Closing Date.
     4.3. Due Authorization. The execution and delivery of the Credit Documents and the performance of the obligations thereunder have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
     4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Borrower or any of the Material Subsidiaries, (ii) any of the Organizational Documents of Borrower or any of the Material Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Borrower or any of the Material Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of the Material Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of the Material Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties, and Liens permitted under Section 6.2(x) if not

Credit and Guaranty Agreement

granted under the Collateral Documents); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of the Material Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such violations, conflicts, breaches, defaults, approvals or consents the failure of which to obtain will not have a Material Adverse Effect.
     4.5. Governmental Consents. Except as set forth on Schedule 4.5, execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.
     4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis and, to the extent expressly provided hereinabove, consolidating basis), of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis, and, to the extent expressly provided hereinabove, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, except for obligations under the Operative Documents, Borrower does not (and will not following the funding of the initial Loans) have any contingent obligation, or contingent liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, or condition (financial or otherwise) of Borrower and the Restricted Subsidiaries taken as a whole.
     4.8. Projections. On and as of the Closing Date, the projections of Borrower and its Subsidiaries for the period of Fiscal Year 2007 through and including Fiscal Year 2011 (the “Projections”) are based on good faith estimates and assumptions made by the management of Borrower; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of Borrower believed that the Projections were reasonable and attainable.

Credit and Guaranty Agreement

     4.9. No Material Adverse Change. Since December 31, 2006, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
     4.10. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of the Material Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     4.11. Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Borrower required to be filed by it have been timely filed, and all material Taxes due and payable have been paid when due and payable other than any Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the Borrower. Borrower has not received written notification of any proposed tax assessment against Borrower or any of its properties, other than any assessment that is being actively contested in good faith by appropriate proceedings and/or for which adequate reserves have been established in accordance with GAAP in the Borrower’s books and records.
     4.12. Properties.
          (a) Title. The Credit Parties have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 or in the most recent financial statements delivered pursuant to Section 5.1, in each case, except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.7. Except as permitted by this Agreement, all such properties and assets (or the interests or rights of the Credit Parties therein) are free and clear of Liens.
          (b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Material Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Material Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect, and except as set forth on Schedule 4.12, Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in

Credit and Guaranty Agreement

accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
     4.13. Environmental Matters. Neither Borrower nor any other Credit Party nor any PA Subsidiary nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of the Material Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To Borrower’s and the Material Subsidiaries’ knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of the Material Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of the Material Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Borrower or any of the Material Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrower’s or any of the Material Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the Credit Parties’ knowledge, no event or condition has occurred or is occurring with respect to Borrower or any of the Material Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
     4.14. No Defaults. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained under the Credit Documents, the LVSC Notes Documents, the FF&E Documents, any documents related to LVSC Aircraft Financing to which such Credit Party is a party, or any of its other Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
     4.15. Material Contracts. Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.
     4.16. Governmental Regulation. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur the Indebtedness contemplated hereby, as

Credit and Guaranty Agreement

applicable, other than the Nevada Gaming Laws or which may otherwise render all or any portion of the Obligations unenforceable. Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. Incurrence of the Obligations under the Credit Documents complies with all applicable provisions of the Nevada Gaming Laws.
     4.17. Margin Stock. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.
     4.18. Employee Matters. Neither Borrower nor any of the Material Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of the Material Subsidiaries, or to Borrower’s knowledge, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of the Material Subsidiaries or to Borrower’s knowledge, threatened against any of them, (b) to the Borrower’s knowledge, no strike or work stoppage in existence or threatened involving Borrower or any of the Material Subsidiaries, and (c) to Borrower’s knowledge, no union representation question existing with respect to the employees of Borrower or any of the Material Subsidiaries and, to Borrower’s knowledge, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
     4.19. Employee Benefit Plans. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan Participant, or any Employee Benefit Plan or any trust established under Title IV of ERISA (other than with respect to the payment of benefits thereunder) has been or is reasonably expected to be incurred by Borrower, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. As of the Closing Date, other than an amount not to exceed $5,000,000, the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not greater than $50,000,000. Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each

Credit and Guaranty Agreement

Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
     4.20. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated hereby, except as payable to the Agents and the Lenders pursuant to the Engagement Letter and Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.
     4.21. Solvency. The Credit Parties are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, Solvent.
     4.22. Matters Relating to Collateral.
          (a) Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by the Credit Parties, together with the actions taken on or prior to the Closing Date pursuant to Section 3.1 are effective to create in favor of Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, subject to the exceptions contained in the Security Agreement, a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary to perfect and maintain the perfection and priority status of such Liens have been duly made or taken and remain full force and effect, other than the filing of any UCC financing statements or Intellectual Property Security Agreements delivered to the Collateral Agent for filing (but not yet filed), the recording of the Deeds of Trust delivered to the Title Company for recording (but not yet recorded, and in connection with which a title commitment has been issued by the Title Company on the Closing Date), and the periodic filing of UCC continuation statements in respect of UCC financing statements or Intellectual Property Security Agreements filed by or on behalf of the Collateral Agent. As of the Closing Date, no filing, recordation, re-filing or re-recording other than those listed on Exhibit Q is necessary to perfect and maintain the perfection of the interest, title or Liens of the Collateral Documents.
          (b) Permits. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by the Credit Parties of the Liens purported to be created in favor of any Secured Party pursuant to any of the Collateral Documents or (ii) the exercise by any Secured Party of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 4.22(a) or as set forth in Schedule 4.22(b).
          (c) Absence of Third Party Filings. Except such as may have been filed in favor of Administrative Agent or Collateral Agent as contemplated by Section 4.22(a) or filed to perfect a Lien permitted under Section 6.2, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

Credit and Guaranty Agreement

          (d) Information Regarding Collateral. All information supplied to Administrative Agent or Collateral Agent by or on behalf of Borrower with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.
     4.23. Compliance with Statutes, etc. Borrower and the Material Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of their business and the ownership of their property (including compliance with all applicable Environmental Laws with respect to any material Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such material Real Estate Asset or the operations of Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4.24. Disclosure. None of the factual information (other than projections and pro forma financial information as to which no representation is made under this subsection), taken as a whole, furnished by or on behalf of Borrower or any other Credit Party in writing to Arrangers, Administrative Agent, Issuing Bank or any Lender for inclusion in the confidential information memorandum delivered to the Lenders contains any untrue statement of a material fact or omitted to state any material fact necessary to make such information, taken as a whole, not misleading.
     4.25. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 5. AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has yet been made) and cancellation, expiration, or cash collateralization (in accordance with the terms hereof) of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 5.
     5.1. Financial Statements and Other Reports. Borrower will deliver to Administrative Agent (who will promptly deliver to the Lenders):

Credit and Guaranty Agreement

          (a) Quarterly Financial Statements. As soon as available, and in any event within 50 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs:
          (i) the quarterly report on Form 10-Q for such Fiscal Quarter of LVSC filed with the Securities and Exchange Commission, so long as such report includes a condensed consolidating financial information note that contains a column covering only the Credit Parties under the title “Guarantor Subsidiaries” pursuant to the rules and regulations of the Securities and Exchange Commission; or
          (ii) if such quarterly report does not contain all relevant information set forth in clause (i), either because the condensed consolidating financial information note set forth in clause (i) is no longer required under Rule 3-10 of Regulation S-X under the Securities Exchange Act of 1934, as amended, or because the guarantors referenced in such note are no longer identical to the Credit Parties, or for any other reason (it being understood, however, that the requirements of clause (i) shall apply at all times when the guarantors covered by the note referenced therein are identical to the Credit Parties), then, the quarterly report on Form 10-Q for such Fiscal Quarter of LVSC filed with the Securities and Exchange Commission, which quarterly report shall include an additional substantially similar note, setting forth equivalent information to that set forth in the note described in clause (i), covering only the Credit Parties; or
          (iii) if such quarterly reports are no longer filed with the Securities and Exchange Commission, or if the Securities and Exchange Commission objects to the inclusion of the additional note required by clause (ii), at the Borrower’s option: (A) the consolidated balance sheets of the Credit Parties as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of the Credit Parties for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, or (B) the financial statements of Borrower and its Subsidiaries provided to the Nevada Gaming Authorities for such Fiscal Quarter, which financial statements shall include accompanying consolidating information providing the consolidating balance sheet, statement of operations and statement of cash flows with respect to the Credit Parties separate from the Borrower and its Subsidiaries, in each case (x) together with a Financial Officer Certification and a Narrative Report with respect thereto, and (y) which information shall be made publicly available if at the time of delivery LVSC continues to have any outstanding public securities;
          (b) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs:
          (i) the annual report on Form 10-K for such Fiscal Year of LVSC filed with the Securities and Exchange Commission, so long as such report includes a condensed consolidating financial information note that contains a column covering only

Credit and Guaranty Agreement

the Credit Parties under the title “Guarantor Subsidiaries” pursuant to the rules and regulations of the Securities and Exchange Commission; or
          (ii) if such annual report does not contain all relevant information set forth in clause (i), either because the condensed consolidating financial information note set forth in clause (i) is no longer required under Rule 3-10 of Regulation S-X under the Securities Exchange Act of 1934, as amended, or because the guarantors referenced in such note are no longer identical to the Credit Parties, or for any other reason (it being understood, however, that the requirements of clause (i) shall apply at all times when the guarantors covered by the note referenced therein are identical to the Credit Parties), then, the annual report on Form 10-K for such Fiscal Year of LVSC filed with the Securities and Exchange Commission, which annual report shall include an additional substantially similar note, setting forth equivalent information to that set forth in the note described in clause (i), covering only the Credit Parties; or
          (iii) if such annual reports are no longer filed with the Securities and Exchange Commission, or if the Securities and Exchange Commission objects to the inclusion of the additional note required by clause (ii), at the Borrower’s option: (A) the consolidated balance sheets of the Credit Parties as at the end of such Fiscal Year and the related consolidated statements of operations and stockholders’ equity and cash flows of the Credit Parties for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, or (B) the financial statements of Borrower and its Subsidiaries provided to the Nevada Gaming Authorities for such Fiscal Year, which financial statements shall include accompanying consolidating information providing the consolidating balance sheet, statement of operations, and statement of cash flows with respect to the Credit Parties separate from the Borrower and its Subsidiaries, in each case (x) together with a Financial Officer Certification and a Narrative Report with respect thereto, and (y) which information shall be made publicly available if at the time of delivery LVSC continues to have any outstanding public securities;
          (iv) with respect to such financial statements specified in clause (i), (ii) or (iii) above, (A) a report thereon of PricewaterhouseCoopers LLP or other independent public accounting firm of recognized national standing selected by Borrower, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as scope of audit, shall express no doubts about the ability of the Persons covered thereby to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of LVSC and its Subsidiaries or Borrower and the Restricted Subsidiaries, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) and (B) to the extent in conformity with the guidelines of the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants, a written statement by such independent public accounting firm stating (1) that their audit examination has included a

Credit and Guaranty Agreement

review of the terms of this Agreement as they relate to accounting matters, and (2) whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;
          (c) Compliance Certificate. Together with each delivery of financial statements of LVSC and its Subsidiaries (or Borrower and the Restricted Subsidiaries, as the case may be) pursuant to Sections 5.1(a) and (b), (i) a duly executed and completed Officers’ Certificate of Borrower stating that the signers, on behalf of Borrower, have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Credit Parties during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers’ Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (ii) a duly executed and completed Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods covered by Section 6.6;
          (d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of LVSC and its Subsidiaries (or Borrower and the Restricted Subsidiaries, as the case may be) delivered pursuant to Section 5.1(a), (b) or (j) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, (i) (A) consolidated financial statements of the Credit Parties for the current Fiscal Year to the effective date of such change and the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case, prepared on a pro forma basis as if such change had been in effect during such periods and (B) of one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent and (ii) a written statement of the chief accounting officer or chief financial officer of Borrower setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 6.6) which would have resulted if such financial statements had been prepared without giving effect to such change;
          (e) Accountants’ Reports. Promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all final reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Borrower and the Restricted Subsidiaries made by such accountants, including (unless specifically restricted by such accountants or the term of the

Credit and Guaranty Agreement

letter) any comment letter submitted by such accountants to management in connection with their annual audit;
          (f) SEC Filings and Other Financial Reports. Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by LVSC or any of its Subsidiaries to their security holders, (ii) all material regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by LVSC or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any similar Governmental Authority and (iii) to the extent prepared, any financial statements and reports concerning any Credit Party not delivered pursuant to Section 5.1(a) or (b). In each case, the delivery requirements of this clause (f) shall be deemed satisfied if and when such documents are filed with the Securities and Exchange Commission.
          (g) Notice of Default. Promptly upon any officer of Borrower obtaining knowledge (i) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (ii) that any Person has given any notice to any Credit Party or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(b) or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers’ Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;
          (h) Notice of Litigation. Promptly upon any officer of Borrower obtaining knowledge of (i) the non-frivolous institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Credit Parties, or any property of the Credit Parties (collectively, “Proceedings”) not previously disclosed in writing by Borrower to Lenders or (ii) any material development in any Proceeding that, in any case (A) has a reasonable possibility of giving rise to a Material Adverse Effect; or (B) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby and written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;
          (i) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Subsidiaries or any of their respective

Credit and Guaranty Agreement

ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
          (j) Financial Plan. As soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the earlier of (i) the final maturity date of the Loans and (ii) the next five Fiscal Years (a “Financial Plan”), including (A) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Credit Parties for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (B) forecasted consolidated statements of income and cash flows of the Credit Parties for each quarter of the next succeeding Fiscal Year and (C) forecasts demonstrating projected compliance with the requirements of Section 6.6 through the next three Fiscal Years;
          (k) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Credit Parties and all material insurance coverage planned to be maintained by the Credit Parties in the immediately succeeding Fiscal Year;
          (l) Certain Notices. Promptly upon receipt, copies of all material notices provided to Borrower by the Nevada Gaming Authorities and the equivalent authorities in Macau, Pennsylvania or Singapore; and
          (m) Ratings. Borrower will furnish to Administrative Agent prompt written notice of any public announcement of a change in LVSC’s or Borrower’s Corporate Ratings by Moody’s or S&P or any successor rating agencies.
          (n) Mortgage Subordination. As soon as practicable, copies of any written notice, or notice of any verbal request, received regarding the subordination of Phase II Mall Subsidiary’s interest in the Palazzo Mall Parcel to the landlord’s mortgage thereon.
          (o) Other Information. With reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.
          (p) Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Borrower shall indicate whether such document or notice contains material Nonpublic Information. Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material Nonpublic Information with respect to LVSC, its Subsidiaries or its securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency or another substantially equivalent website (the “Platform”), any document or notice that Borrower has indicated contains material Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If Borrower has not indicated whether a document or

Credit and Guaranty Agreement

notice delivered pursuant to this Section 5.1 contains material Nonpublic Information, Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Nonpublic Information with respect to LVSC, its Subsidiaries or its securities.
     5.2. Existence. Except as otherwise permitted under Section 6.7, each Credit Party will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower with respect to existence) shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person.
     5.3. Payment of Taxes and Claims.
          (a) Each Credit Party will pay all material Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.
          (b) No Credit Party will file or consent to the filing of any consolidated income tax return with any Person (other than any other Credit Party) unless such Person shall have entered into the Tax Sharing Agreement or another tax sharing agreement, in form and substance reasonably satisfactory to Administrative Agent.
     5.4. Maintenance of Properties. Each Credit Party will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Credit Parties, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent that Borrower determines in good faith not to maintain, repair, renew or replace such property if such property is no longer desirable in the conduct of their business and the failure to do so is not disadvantageous in any material respect to any Credit Party or the Lenders. Borrower will operate the Venetian Facility and, after the Palazzo Opening Date, the Palazzo Project, at standards of operation at least substantially equivalent to the standards of operation of the Venetian Facility on the Closing Date.
     5.5. Insurance. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities,

Credit and Guaranty Agreement

losses or damage in respect of the assets, properties and businesses of the Credit Parties as is required by its Material Contracts and Project Documents, and as may from time to time customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry; provided that deductibles in accordance with the Cooperation Agreement shall be deemed customary for purposes of this sentence. Borrower shall (a) apply Net Loss Proceeds to restore, replace or rebuild the Resort Complex in accordance with the Cooperation Agreement and (b) apply any Net Loss Proceeds not applied as provided in clause (a) in accordance with Section 2.14(b) hereof.
     5.6. Books and Records; Inspections. Each Credit Party will keep proper books of record and accounts in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will permit authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of any Credit Party once per calendar year (unless an Event of Default has occurred and is continuing, in which case authorized representatives of any Lender shall have the right to such visitation and inspection as often as may reasonably be requested, as coordinated by the Administrative Agent in a manner intended to not unreasonably disrupt normal business operations), to inspect, copy and take extracts from its and their financial and accounting records (to be used subject to customary confidentiality restrictions and to the extent permitted by law), and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, if requested by Administrative Agent (provided that any designated representatives of Borrower may, if they so choose, be present at or participate in such discussion), all upon reasonable notice and at such reasonable times during normal business hours.
     5.7. Lenders Meetings. Borrower will, upon the reasonable request of Syndication Agents, Administrative Agent or Requisite Lenders, participate in a meeting of Syndication Agents, Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower, Syndication Agents and Administrative Agent.
     5.8. Compliance with Laws.
          (a) Each Credit Party will comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) Each Credit Party shall, from time to time obtain, maintain, retain, observe, keep in full force and effect and comply in all material respects with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable laws except any thereof the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

Credit and Guaranty Agreement

     5.9. Environmental.
          (a) Environmental Disclosure. Borrower will deliver to Administrative Agent and Lenders:
          (i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to material environmental matters at any Facility or with respect to any material Environmental Claims;
          (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which is reasonably likely to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect, and (3) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and
          (iii) as soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.
          (b) Hazardous Materials Activities, Etc. (i) Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.10. Compliance with Material Contracts. Each Credit Party shall comply, duly and promptly, in all material respects with its respective obligations and enforce all of its respective rights under all Material Contracts and all Resort Complex Operative Documents except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Credit and Guaranty Agreement

     5.11. Subsidiaries. In the event that (i) any Person becomes a Domestic Subsidiary (other than an Excluded Subsidiary) of Borrower or (ii) any PA Subsidiary becomes directly or indirectly wholly-owned by one or more Credit Parties, Borrower shall (a) promptly (and in any event within 10 Business Days) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(c), 3.1(f), 3.1(g) and 3.1(j). With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedule 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.2 for all purposes hereof.
     5.12. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(f) and 3.1(g) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. Upon the creation of the Palazzo Condo Tower Parcel as a separate parcel, the applicable Credit Party shall execute and record a Deed of Trust in respect of such parcel and take such other actions described in clauses (i) and (ii) of Section 3.1(f) and clauses (i) and (iii) of Section 3.1(g) as have not previously been taken, and cause to be provided to the Administrative Agent an amendment or endorsement to the Mortgage Policy in form and substance reasonably satisfactory to the Administrative Agent. If the Palazzo Condo Tower Parcel is not created as a separate parcel within 12 months of the Closing Date, the Borrower shall or shall cause a Credit Party to lease such parcel as contemplated in the Walgreens’ Documents and to deliver the items described in the preceding sentence in respect of such leasehold with appropriate changes in the Deed of Trust to reflect the fact that the mortgaged property is a leasehold, not a fee, interest. In addition to the foregoing, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.
     5.13. FF&E. Borrower agrees that it will use commercially reasonable efforts to maintain the eligibility of any Specified FF&E which a Credit Party has purchased with the proceeds of a FF&E Facility as collateral under such FF&E Facility.
     5.14. Interest Rate Protection. No later than 90 days following the Closing Date Borrower shall enter into one or more Rate Protection Agreements in form and substance reasonably satisfactory to Syndication Agents (in consultation with Administrative Agent), with respect to a notional amount of Indebtedness such that not less than 50% of the sum of (x) the

Credit and Guaranty Agreement

total Indebtedness of the Credit Parties and (y) the LVSC Notes and LVSC Aircraft Financing guaranteed by any Credit Party, in each case outstanding at the Closing Date, shall be either (i) subject to such interest rate protection agreements for a period of not less than two years from the Closing Date, or (ii) fixed rate Indebtedness.
     5.15. Further Assurances.
          (a) Without expense or cost to Administrative Agent, Collateral Agent, or the Lenders, each Credit Party shall, from time to time hereafter, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as Administrative Agent may from time to time reasonably require in order to carry out more effectively the purposes of this Agreement or the other Credit Documents, including to subject any items of Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents, to perfect and maintain such Liens (in the case of any aircraft constituting Collateral acquired by a Credit Party, it being understood that such Credit Party shall perfect such Liens within 90 days of the date of such acquisition), and to assure, convey, assign, transfer and confirm unto Administrative Agent the property and rights hereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or which any Credit Party may be or may hereafter become bound to convey or to assign to Administrative Agent or Collateral Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, or any other Credit Documents or for filing, registering or recording this Agreement or any other Credit Documents. Promptly upon a reasonable request each Credit Party shall execute and deliver, and hereby authorizes the Agent to execute and file in the name of such Credit Party, to the extent the Administrative Agent may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments to evidence more effectively the Liens of the Collateral Documents upon the Collateral.
     5.16. Maintenance of Ratings. At all times, Borrower shall use commercially reasonable efforts to maintain (i) ratings by Moody’s and S&P with respect to the credit facilities hereunder, and (ii) corporate family ratings by Moody’s and S&P with respect to Borrower.
     5.17. PA Sale Proceeds. Borrower shall cause each PA Subsidiary that receives proceeds (excluding the first $25,000,000 of such proceeds received after the Closing Date) from a sale or other transfer of all or any portion of a PA Project to apply all such net after-tax proceeds first, to repay in full all amounts outstanding under any PA Investment Notes owed by it within ten days of the receipt thereof, and second, to make dividends or other distributions to the Credit Parties (net of the share of such dividends that would be payable to other equity holders in such PA Subsidiary in accordance with its Organizational Documents). Upon receipt of such proceeds, the Credit Parties shall apply all such proceeds in accordance with Section 2.14(a).

Credit and Guaranty Agreement

SECTION 6. NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has yet been made) and cancellation, expiration, or cash collateralization (in accordance with the terms of this Agreement) of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.
     6.1. Indebtedness. No Credit Party shall, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
          (a) the Obligations;
          (b) subject to the last sentence of this Section 6.1, Indebtedness existing on the Closing Date and set forth on Schedule 6.1 and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such principal amount has been permanently reduced following the Closing Date) (plus Refinancing Fees);
          (c) the Credit Parties may become and remain liable with respect to Investments permitted by Section 6.3 to the extent constituting Indebtedness;
          (d) any Credit Party may become and remain liable for Indebtedness represented by FF&E Facilities or any refinancing thereof pursuant to the terms hereof in an aggregate principal amount not to exceed at any time $250,000,000 (plus, in connection with any refinancing of such FF&E Facilities, Refinancing Fees);
          (e) Indebtedness of any Guarantor to Borrower or to any other Guarantor, or of Borrower to any Guarantor; provided, (i) all such Indebtedness in the form of loans shall be evidenced by the Intercompany Note, which shall be subject to a First Priority Lien pursuant to the Security Agreement, (ii) all such Indebtedness in the form of loans shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, and (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;
          (f) any Credit Party may become and remain liable for Non-Recourse Financing used to finance the construction, installation, purchase or lease of personal or real property for use in the business of a Credit Party (and any refinancing of such Indebtedness); provided that the Indebtedness incurred pursuant to this clause (f) shall not exceed $75,000,000 (plus Refinancing Fees) outstanding at any time;
          (g) to the extent that such incurrence does not result in the incurrence by any Credit Party of any obligation for the payment of borrowed money of others, Indebtedness of any Credit Party incurred solely in respect of (i) performance bonds, completion guarantees, standby letters of credit or bankers’ acceptances, letters of credit in order to provide security for workers’

Credit and Guaranty Agreement

compensation claims, payment obligations in connection with self insurance or similar requirements, surety and similar bonds, statutory claims of lessors, licensees, contractors, franchisees or customers, bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding, provided, that such Indebtedness was incurred in the ordinary course of business of such Credit Party and in an aggregate principal amount outstanding under this clause (i) at any one time of less than $85,000,000 and (ii) bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding, to the extent that such Indebtedness is in an aggregate principal amount outstanding under this clause (ii) at any one time of less than $65,000,000;
          (h) so long as no Potential Event of Default or Event of Default has occurred and is continuing or would result therefrom (other than any Potential Event of Default or Event of Default that would be cured by the incurrence thereof), any Credit Party may become and remain liable with respect to unsecured Indebtedness; provided that at the time of incurrence, (i) Borrower’s Consolidated Senior Leverage Ratio does not exceed 3.00:1.00 on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom; (ii) there shall be no scheduled amortization of principal on any portion of such Indebtedness until a date six months following the Tranche B Term Loan Maturity Date; (iii) the applicable final maturity date of such Indebtedness shall be a date not earlier than six months following the Tranche B Term Loan Maturity Date; and (iv) the covenants, defaults (and events of default), redemption and other prepayment events, remedies, acceleration rights, subordination provisions and other material terms applicable to such Indebtedness shall not be materially more restrictive to the Credit Parties, taken as a whole, than such provisions contained in this Agreement, as reasonably determined by the board of directors of Borrower;
          (i) so long as no Potential Event of Default or Event of Default has occurred and is continuing or would result therefrom, any Credit Party may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed, at any time outstanding $50,000,000;
          (j) the incurrence by any Credit Party of Indebtedness (which may include Capital Lease obligations, mortgage financings or purchase money obligations), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction, installation and/or improvement of property, plant or equipment used in the business of Borrower or the construction, installation, purchase or lease of real or personal property or equipment (including any refinancings thereof), in an aggregate principal amount not to exceed, at any time outstanding, $85,000,000 (plus any Refinancing Fees);
          (k) Indebtedness arising from any agreement entered into by any Credit Party providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an Asset Sale;
          (l) to the extent it constitutes Indebtedness, obligations under Hedging Agreements that are incurred (i) with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding, (ii) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges, or (iii) for the purpose of fixing or hedging

Credit and Guaranty Agreement

commodities risk in connection with commodities to which a Credit Party has actual exposure and not for speculative purposes;
          (m) guaranties of the LVSC Notes;
          (n) guaranties of LVSC Aircraft Financing;
          (o) guaranties of up to $50,000,000 in aggregate principal amount of Indebtedness at any one time outstanding of the PA Subsidiaries; provided such Indebtedness of the PA Subsidiaries is not prohibited from being incurred pursuant to the terms of any PA Investment Note;
          (p) subject to the conditions set forth in Section 6.3(h) (other than clause (iv) thereof) or 6.3(n), as applicable, guaranties (which guaranties shall reduce amounts available pursuant to the Section 6.3(h) or 6.3(n), as applicable, on a dollar-for-dollar basis), made on behalf of Excluded Subsidiaries or Joint Ventures, so long as (i) both before and after giving effect to the incurrence of such guaranty, no Potential Event of Default or Event of Default has occurred or is continuing, and (ii) the applicable dollar limitations set forth in Section 6.3(h) or Section 6.3(n), as the case may be, would not be exceeded after giving effect to such incurrence when aggregated (without duplication) with all Indebtedness incurred pursuant to this clause in reliance on the applicable clause of Section 6.3 if such guaranty was instead being incurred as an Investment thereunder; and
          (q) the Credit Parties may become and remain liable for customary indemnities under the Project Documents and the Resort Complex Operative Documents.
Notwithstanding the foregoing, any permitted refinancing (in each case, the “New Indebtedness” of Indebtedness expressly contemplated by clause (b) of this Section 6.1 shall only be permitted if (i) after giving effect to such New Indebtedness, no Potential Event of Default or Event of Default has occurred and is continuing, (ii) the aggregate scheduled installments of amortization of principal (net of any increases in principal due to the capitalization of Refinancing Fees) of such New Indebtedness in any Fiscal Year shall not exceed the scheduled installments of amortization of principal of the Indebtedness being refinanced in each such Fiscal Year (on a cumulative basis taking into account any such amortization in any prior Fiscal Years scheduled under such Indebtedness being refinanced), (iii) the covenants, defaults, redemption and other prepayment provisions, remedies and acceleration provisions of such New Indebtedness shall not be materially more restrictive to the Credit Parties, taken as a whole, than the Indebtedness being refinanced, and (iv) the applicable final maturity date of such Indebtedness shall not be earlier than the applicable final maturity date of the Indebtedness being refinanced.
     6.2. Liens and Other Matters. No Credit Party shall directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such Credit Party, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, except:

Credit and Guaranty Agreement

          (a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;
          (b) Liens for Taxes, assessments or governmental claims if obligations with respect thereto are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
          (c) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case, incurred in the ordinary course of business or in connection with the development, construction or operation of the Resort Complex (i) for amounts not yet overdue, (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (A) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (B) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien or (iii) with respect to Liens of mechanics, repairmen, workmen and materialmen, with respect to which Borrower has obtained a title insurance endorsement insuring against losses arising therewith or Borrower has bonded such Lien within a reasonable time after becoming aware of the existence thereof;
          (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), incurred in the ordinary course of business or in connection with the development, construction or operation of the Resort Complex (A) for amounts not yet overdue, (B) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien or (C) with respect to Liens of mechanics, repairmen, workmen and materialmen, with respect to which Borrower has obtained a title insurance endorsement insuring against losses arising therewith or Borrower has bonded such Lien within a reasonable time after becoming aware of the existence thereof;
          (e) easements, rights-of-way, avagational servitudes, restrictions, encroachments, and other defects or irregularities in title, in each case, which do not and will not interfere in any material respect with the ordinary conduct of the business of the Credit Parties;
          (f) leases or subleases granted to third parties in accordance with any applicable terms of this Agreement and the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of the Credit Parties and any leasehold mortgage in

Credit and Guaranty Agreement

favor of a party financing the lessee under any such lease, provided no Credit Party is liable for the payment of any principal of, or interest, premiums or fees on, such financing;
          (g) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
          (h) Liens solely on any cash earnest money deposits made by any Credit Party in connection with any letter of intent or purchase agreement permitted hereunder;
          (i) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
          (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (k) any zoning or other law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
          (l) licenses of patents, copyrights, trademarks and other intellectual property rights granted by Credit Parties in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of such Credit Party;
          (m) Liens described in Schedule 6.2 or on a title report or Mortgage Policy delivered pursuant hereto;
          (n) Liens securing Indebtedness permitted pursuant to Sections 6.1(f) and/or (j); provided that such Liens extend only to the real property and/or personal property (including Specified FF&E) that is constructed, purchased, leased, financed or refinanced with the proceeds of such Indebtedness and to any related assets and rights, including proceeds of such property or Indebtedness and related collateral accounts in which such proceeds are held and any related assets or rights;
          (o) (i) Liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any Tax or other governmental charge, or deposits with a Governmental Authority entitling any Credit Party to maintain self-insurance or to participate in other specified insurance arrangements, or (ii) any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h); provided that such Liens referred to in this clause (o) to the extent such liens secure Indebtedness, shall not exceed the amounts specified in Section 6.1(g);
          (p) Liens on real property of Borrower arising pursuant to the Harrah’s Shared Roadway Agreement or the Harrah’s Shared Garage Lease (as in effect on the Closing Date) and any similar Liens arising pursuant to any amendments thereto;

Credit and Guaranty Agreement

          (q) Liens created or contemplated under the Cooperation Agreement, HVAC Services Agreements and the Walgreens’ Documents;
          (r) Liens on property of a Person existing at the time such Person became a Credit Party, is merged into or consolidated with or into, or wound up into, Borrower or any other Credit Party; provided, that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition, merger or consolidation or winding up and do not extend to any other assets other than those of the Person acquired by, merged into or consolidated with Borrower or such other Credit Party;
          (s) Liens on property existing at the time of acquisition thereof by Borrower or any other Credit Party; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition and do not extend to any other assets other than those so acquired;
          (t) Liens incurred in connection with the construction of pedestrian bridges over (x) Las Vegas Boulevard and Sands Avenue and/or (y) Koval Lane and Sands Avenue; provided that such Liens will not (i) materially interfere with, impair or detract from the operation of the business of the Credit Parties or the construction or operation of the Resort Complex or (ii) cause a material decrease in the value of the Collateral;
          (u) Liens on cash deposits and Cash Equivalents incurred in connection with Hedging Agreements;
          (v) Liens incurred in connection with the exchange of property with a governmental agency or adjoining property owner, or any other similar transaction with respect to the Resort Complex in accordance with the terms of Section 6.7(u);
          (w) Liens created by or contemplated under the documents governing the use, management and operation of residential condominium units (or “condo-hotel” or “timeshare” units) that are at or a part of the Resort Complex (including condominium declarations and by-laws and CC&R’s);
          (x) Liens securing the LVSC Notes to the extent contemplated by the Collateral Documents or otherwise (pursuant to documentation reasonably satisfactory to the Administrative Agent) on a pari passu basis with the Obligations;
          (y) Liens on Specified FF&E securing obligations in respect of a FF&E Facility; provided, the secured parties under such FF&E Facility or their representative have entered into the Existing GE FF&E Intercreditor Agreement or have entered into another intercreditor agreement on terms and conditions reasonably satisfactory to the Administrative Agent;
          (z) easements, restrictions, rights of way, encroachments and other minor defects or irregularities in title incurred in connection with the traffic study relating to increased traffic on Las Vegas Boulevard and Sands Avenue as a result of completion of the Resort Complex;
          (aa) Liens in connection with any defeasance of the LVSC Notes, Liens in favor of the LVSC Notes Indenture Trustee on any amounts held in a defeasance account pursuant to a

Credit and Guaranty Agreement

defeasance trust agreement and any proceeds held in such account for the benefit of the holders of such LVSC Notes; and
          (bb) Other Liens securing Indebtedness in an aggregate amount not to exceed $25,000,000 at any one time outstanding.
     6.3. Investments; Joint Ventures; Formation of Subsidiaries. No Credit Party shall, directly or indirectly, make or own any Investment in any Person, including any Joint Venture or otherwise Invest in any Excluded Subsidiary, except:
          (a) Investments in Cash and Cash Equivalents;
          (b) Investments existing on the Closing Date and described in Schedule 6.3;
          (c) Investments (including the formation or creation of a Subsidiary in compliance with the terms of this Agreement) by Borrower in any other Credit Party or by any other Credit Party in Borrower or other Credit Parties;
          (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with this Agreement;
          (e) receivables owing to any Credit Party if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as such Credit Party deems reasonable under the circumstances;
          (f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
          (g) the Credit Parties may invest in any Excluded Subsidiary or in any Joint Venture any cash or other property (x) contributed to Borrower in exchange for common equity; provided such contribution is not being made pursuant to the last sentence of the definition of Consolidated Adjusted EBITDA, or (y) contributed to the Borrower in the form of Shareholder Subordinated Indebtedness;
          (h) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, any Credit Party may form and make Investments in Excluded Subsidiaries and in Joint Ventures (including Supplier Joint Ventures) of up to $2,100,000,000 in the aggregate outstanding at any time (less any outstanding guaranties incurred pursuant to Section 6.1(p)); provided that, prior to the Palazzo Opening Date, no more than $1,800,000,000 of outstanding Investments shall be permitted under this clause (h); provided, further, that (i) outstanding Investments in Joint Ventures and/or non-wholly owned Excluded Subsidiaries (excluding Excluded Subsidiaries that are not wholly-owned solely due to minority interests held as required by local law, or directors’ qualifying shares) shall not be permitted to exceed $450,000,000 prior to the Palazzo Opening Date, and $525,000,000 at any time, (ii) no such Joint Venture or Excluded Subsidiary shall own or operate or possess any material license, franchise or right used in connection with the ownership or operation of the

Credit and Guaranty Agreement

Resort Complex or any material project assets of any Credit Party, (iii) in the case of any Investment in a Supplier Joint Venture, Borrower shall have delivered an Officers’ Certificate which certifies that in the reasonable judgment of such officers the Investment in such Supplier Joint Venture will result in an economic benefit to Borrower (taking into account such Investment) as a result of a reduction in the cost of the goods or services being acquired from the Supplier Joint Venture over the life of the Investment; and (iv) in the case of an Excluded Subsidiary or Joint Venture, none of the Credit Parties shall incur any liabilities or contingent obligations in respect of the obligations of such Excluded Subsidiary or Joint Venture except for (x) guaranties otherwise permitted hereunder, and (y) customary or “market standard” non-recourse carve-out indemnities, including fraud and environmental indemnities;
          (i) loans or advances to their employees or directors or former employees or directors (a) to fund the exercise price of options granted under LVSC’s stock option plans or agreements or employment agreements, as approved by LVSC’s Board of Directors or (b) for other purposes in an amount not to exceed $5,000,000 in the aggregate outstanding at any time;
          (j) Investments consisting of securities or other obligations received in settlement of debt created in the ordinary course of business and owing to such Credit Party or in satisfaction of judgments;
          (k) Investments out of the proceeds of the substantially concurrent sale or issuance of Equity Interests of Borrower (or, to the extent the proceeds of such issuance are contributed to Borrower or any other Credit Party as common equity, of LVSC);
          (l) Investments in the PA Subsidiaries to develop the PA Projects; provided that no more than 30% (or such greater percentage as Administrative Agent shall approve) of the Investments made in any PA Project shall be in the form of common equity and the balance of such Investments shall be pursuant to PA Investment Notes (it being understood that up to $225,000,000 of Investments in the form of common equity may be made prior to any Investments being made pursuant to PA Investment Notes, so long as thereafter all Investments are made pursuant to PA Investment Notes until such time as the percentages required by this clause (l) have been attained);
          (m) to the extent constituting Investments, transfers of Intellectual Property permitted pursuant to Section 6.7(t); and
          (n) after the Palazzo Opening Date, the Credit Parties may make Investments in an amount equal to the sum of (1) 50% of (A) the Consolidated Net Income of the Credit Parties for the period (taken as one accounting period) from April 1, 2007, to the end of Borrower’s most recently ended Fiscal Quarter for which internal financial statements are available (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit) less (B) the amount paid or to be paid in respect of such period pursuant to Section 6.5(c) to shareholders or members other than Borrower, plus (2) without duplication, 100% of the aggregate net cash proceeds received by Borrower since the Closing Date from capital contributions (other than cash equity contributions made by Adelson or any of his Affiliates to be included in Consolidated Adjusted EBITDA to meet the financial covenants set forth in Section 6.6) or the issue or sale of Equity Interests or debt Securities of Borrower that have been

Credit and Guaranty Agreement

converted into or exchanged for such Equity Interests of Borrower (other than Equity Interests or such debt Securities of Borrower sold to another Credit Party) plus (3) to the extent not otherwise included in the Credit Parties’ Consolidated Net Income, 100% of the cash dividends or other cash returns on capital or the amount of the cash principal and interest payments received since April 1, 2007, by Borrower or any other Credit Party from any Excluded Subsidiary or in respect of any Joint Venture (other than dividends or distributions to pay obligations of or with respect to such Excluded Subsidiary such as income taxes) until the entire amount of Investments made in such Excluded Subsidiary made under this Section 6.3 has been received or the entire amount of such Investment in a Joint Venture made under this Section 6.3 has been returned, as the case may be, and 50% of such amounts thereafter, minus the aggregate amount of Restricted Payments made pursuant to clause (y) of Section 6.5(g); provided, however that in the event Borrower converts an Excluded Subsidiary to a Restricted Subsidiary, the Borrower may add back to this clause the aggregate amount of any Investment in such Subsidiary that was an Investment made pursuant to Section 6.3 at the time of such Investment;
in each case, it being understood that up to an aggregate of $250,000,000 of such Investments pursuant to this Section 6.3, may instead be made through Restricted Payments to LVSC as permitted by Section 6.5(l).
     6.4. Restrictions on Subsidiary Distributions. Except as provided herein or in the other Credit Documents, no Credit Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Equity Interests owned by any other Credit Party, (b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to any other Credit Party, (c) make loans or advances to any other Credit Party, or (d) transfer, lease or license any of its property or assets to any other Credit Party other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 6.1(f) or (j) or any related collateral documents that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) as provided in any FF&E Documents or the documentation governing the LVSC Notes (including any related guaranties or collateral documents) or any Permitted Subordinated Indebtedness, (v) any instrument governing Indebtedness or Equity Securities of a Person acquired by a Credit Party as in effect at the time of such acquisition or of an Excluded Subsidiary at the time of its designation as a Restricted Subsidiary (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition or designation), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated, (vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (vii) with respect to restrictions of the type set forth in clause (d) above, as set forth in any agreement relating to Indebtedness permitted to be secured by Permitted Liens so long as such restrictions only extend to the assets secured by such Permitted Liens, or (viii) as required by applicable law or any applicable rule or order of any gaming authority.

Credit and Guaranty Agreement

     6.5. Restricted Payments. The Credit Parties shall not, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except:
          (a) Borrower may make regularly scheduled or required payments of interest in respect of Permitted Subordinated Indebtedness of Borrower in accordance with the terms of, and only to the extent required by the agreement pursuant to which such Permitted Subordinated Indebtedness was issued and such payments are not otherwise prohibited by the terms of this Agreement; provided that (i) any such payments may be made only to the extent no Event of Default or Potential Event of Default shall then exist and be continuing or would result therefrom and (ii) any such payments may be made only to the extent that the Consolidated Interest Coverage Ratio without giving effect to any Conforming L/C or substitute cash equity contribution by Adelson or his Related Parties or Affiliates pursuant to the last sentence of the definition of Consolidated Adjusted EBITDA for the four Fiscal Quarter period ended on the most recent Quarterly Date preceding such payment or such shorter period tested on such Quarterly Date under Section 6.6(a) (determined on a pro forma basis as though such payment had been made during the period tested as of such Quarterly Date under Section 6.6(a)) would have been in compliance with the requirements of Section 6.6(a) as certified to Administrative Agent by the chief financial officer of Borrower, on behalf of Borrower, at the time of such payment;
          (b) the Credit Parties may redeem or purchase any Equity Interests in any Credit Party or any Indebtedness of any Credit Party to the extent required by any Nevada Gaming Authority or any other applicable gaming authority in order to preserve a material Gaming License, provided that so long as such efforts do not jeopardize any material Gaming License, Borrower shall have diligently tried to find a third-party purchaser for such Equity Interests or Indebtedness and no third-party purchaser acceptable to the Nevada Gaming Authority is willing to purchase such Equity Interests or Indebtedness within a time period acceptable to the Nevada Gaming Authority;
          (c) Borrower and the other Credit Parties that are required or permitted to file a consolidated tax return with LVSC shall be entitled to make payments to LVSC pursuant to the Tax Sharing Agreement or another tax sharing agreement entered into pursuant to Section 6.9(i), and shall be entitled to make “catch up” cash distributions in an amount not to exceed $25,000,000 to LVSC for taxes that would have been distributable, but were not distributed, to LVSC in respect of LVSC’s 2006 tax year and the first quarter of 2007;
          (d) the Credit Parties may make Restricted Payments to other Credit Parties;
          (e) Borrower may make cash distributions to LVSC to enable LVSC to make repurchases of its capital stock upon the death, disability or termination of a director, officer or employee or former director, officer or employee of LVSC or its subsidiaries or upon exercise of stock options, in each case, in accordance with employment agreements or option plans or agreements in effect on the Closing Date or approved by the Board of Directors of LVSC;
          (f) the Credit Parties may make cash Restricted Payments to LVSC to enable LVSC (A) to pay franchise taxes, accounting, legal and other fees required to maintain its corporate existence, (B) to provide for any other reasonable and customary operating costs and

Credit and Guaranty Agreement

overhead expenses, and (C) to enable LVSC to pay customary and reasonable costs and expenses of a proposed offering of securities or incurrence of Indebtedness of LVSC that is not consummated;
          (g) Borrower may make other Restricted Payments after the Palazzo Opening Date, and so long as no Event of Default or Potential Event of Default shall exist and be continuing or would result therefrom, in an amount not to exceed, in the aggregate (x) $50,000,000, plus (y) the sum of (1) 50% of (A) the Consolidated Net Income of the Credit Parties for the period (taken as one accounting period) from April 1, 2007 to the end of Borrower’s most recently ended Fiscal Quarter for which internal financial statements are available (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit) less (B) the amount paid or to be paid in respect of such period pursuant to Section 6.5(c) to shareholders or members other than Borrower, plus (2) without duplication, 100% of the aggregate net cash proceeds received by Borrower since the Closing Date from capital contributions (other than cash equity contributions made by Adelson or any of his Affiliates to be included in Consolidated Adjusted EBITDA to meet the financial covenants set forth in Section 6.6) or the issue or sale of Equity Interests or debt Securities of Borrower that have been converted into or exchanged for such Equity Interests of Borrower (other than Equity Interests or such debt Securities of Borrower sold to another Credit Party) plus (3) to the extent not otherwise included in the Credit Parties’ Consolidated Net Income, 100% of the cash dividends or other cash returns on capital or the amount of the cash principal and interest payments received since April 1, 2007, by Borrower or any other Credit Party from any Excluded Subsidiary or in respect of any Joint Venture (other than dividends or distributions to pay obligations of or with respect to such Excluded Subsidiary such as income taxes) until the entire amount of Investments made in such Excluded Subsidiary pursuant to Section 6.3 has been received or the entire amount of such Investment in a Joint Venture pursuant to Section 6.3 has been returned, as the case may be, and 50% of such amounts thereafter; minus the aggregate amount of Investments made pursuant to Section 6.3(n);
          (h) Borrower may pay dividends or make distributions to LVSC to allow LVSC to make scheduled principal and interest payments (and with respect to clause (i) only, liquidated damages) on (i) the LVSC Notes, and (ii) the LVSC Aircraft Financing;
          (i) Borrower may make other cash dividends or distributions to LVSC up to an aggregate amount not to exceed $25,000,000;
          (j) Sands Pennsylvania, Inc. (and any other Restricted Subsidiaries formed or acquired after the Closing Date that are owned in part by non-Credit Parties) may make dividends and other distributions to the holders of its Equity Interests who are not Credit Parties as and when required by its Organizational Documents;
          (k) to the extent constituting Restricted Payments, Borrower may make transfers of Intellectual Property permitted by Section 6.7(t);
          (l) Borrower may make Restricted Payments, up to an aggregate of $250,000,000 for all such Restricted Payments (and which Restricted Payments shall reduce amounts available pursuant to the applicable clause of Section 6.3 on a dollar-for-dollar basis), to

Credit and Guaranty Agreement

LVSC, to allow LVSC to make Investments that would otherwise be permitted to be made by the Credit Parties pursuant to Section 6.3; provided the proceeds of such Restricted Payments are in fact utilized by LVSC for such purpose; and
          (m) Borrower may transfer its Equity Interests in Interface to LVSC; provided that Interface continues to be a Restricted Subsidiary and Guarantor hereunder, directly wholly- owned by LVSC, and bound by all provisions of the Credit Documents to the same extent as if it were a Restricted Subsidiary wholly-owned by Borrower.
     6.6. Financial Covenants.
          (a) Interest Coverage Ratio. For so long as any Revolving Loans, Revolving Commitments, Delayed Draw II Term Loans or Delayed Draw II Term Loan Commitments are outstanding, Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Fiscal Quarter	Interest Coverage Ratio
July 1, 2008 December 31, 2008	1.50:1.00
January 1, 2009 – June 30, 2009	1.75:1.00
July 1, 2009 and thereafter	2.00:1.00
          (b) Leverage Ratio. Borrower shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Fiscal Quarter	Leverage Ratio
July 1, 2008 – December 31, 2008	7.50:1.00
January 1, 2009 – June 30, 2009	7.00:1.00
July 1, 2009 –December 31, 2009	6.50:1.00
January 1, 2010 – June 30, 2010	6.00:1.00
July 1, 2010 – December 31, 2010	5.50:1.00
January 1, 2011 and thereafter	5.00:1.00

Credit and Guaranty Agreement

     6.7. Fundamental Changes; Disposition of Assets. The Credit Parties shall not alter the corporate, capital or legal structure (except with respect to changes in capital structure to the extent a Change of Control does not occur as a result thereof) of any Credit Party, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (other than inventory in the ordinary course of business), except:
          (a) the Credit Parties may consummate the Palazzo Mall Sale (or any other sale of (i) the assets comprising the Palazzo Mall or (ii) the equity interests in the Phase II Mall Subsidiary, so long as the Phase II Mall Subsidiary does not have any material assets not solely related to the Palazzo Mall) and Palazzo Condo Tower Sales (or the sale of the Palazzo Condo Tower Parcel, or the equity interest in the entity which owns the Palazzo Condo Tower Parcel so long as such entity does not have any material assets not solely related to the Palazzo Condo Tower);
          (b) the Credit Parties may dispose of obsolete, worn out or surplus assets or assets no longer used or useful in the business of the Credit Parties in each case to the extent in the ordinary course of business, provided that either (i) such disposal does not materially adversely affect the value of the Collateral or (ii) prior to or promptly following such disposal any such property shall be replaced with other property of substantially equal utility and a value at least substantially equal to that of the replaced property when first acquired and free from any Liens other than Liens permitted under Section 6.2 and by such removal and replacement the Credit Parties shall be deemed to have subjected such replacement property to the Lien of the Collateral Documents in favor of Lenders, as applicable;
          (c) the Credit Parties may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales;
          (d) the Credit Parties may make Asset Sales of (x) assets other than Core Assets, and (y) assets (so long as such sold assets do not include (i) any Gaming License or (ii) any other material license or franchise used in connection with the ownership or operation of the Resort Complex (other than solely with respect to portions of the Resort Complex that are no longer, or will no longer be following such sale, assets of a Credit Party)) having a fair market value (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities, and fair market value in the case of other non-Cash proceeds) not in excess of $150,000,000; provided, in each case, that (A) the consideration received for such assets shall be in an amount at least equal to the fair market value (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities, and fair market value in the case of other non-Cash proceeds) thereof in the judgment of the Board of Directors of Borrower; (B) at least 75% of the consideration received shall be cash and/or Cash Equivalents; and (C) the Net Asset Sale Proceeds of such Asset Sales shall be applied as required by Section 2.14(a);

Credit and Guaranty Agreement

          (e) the Credit Parties may have an Event of Loss or incur any Lien permitted under Section 6.2;
          (f) the Guarantors may issue equity Securities to Borrower or to any other Guarantor;
          (g) the Credit Parties may (i) be a party to any lease in effect on the Closing Date, each of which lease of real property is set forth on Schedule 4.12 hereto (as such lease may be amended, modified or supplemented in accordance with the terms of this Agreement) or (ii) enter into any lease in connection with the business of the Credit Parties as may be permitted under Section 6.11; provided that (A) no Event of Default shall exist and be continuing at the time of such transaction or lease or would occur after or as a result of entering into such transaction or lease (or immediately after any renewal or extension thereof at the option of the Credit Parties), (B) such transaction or lease will not materially interfere with, impair or detract from the operation of the business of the Credit Parties, (C) such transaction or lease contains terms such that the lease, taken as a whole, is commercially reasonable and fair to the Credit Parties in light of prevailing or comparable transactions in other casinos, hotels, hotel attractions or shopping venues or other applicable venues, (D) no gaming or casino operations (other than the operation of arcades and games for children) may be conducted on any space that is subject to such transaction or lease other than by the Credit Parties, (E) no lease may provide that the Credit Parties may subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee (except as provided in the Casino Level Mall Lease), and (F) the tenant under such lease (other than any lease for a term of 21 days or less) shall provide Administrative Agent on behalf of the Lenders with a Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit O hereto with such changes as Administrative Agent may approve, which approval shall not be unreasonably withheld or delayed, or Administrative Agent shall be satisfied that such lease contains reasonably comparable (or better) terms as to subordination, attornment and non-disturbance with respect to its tenant as would be obtained under an agreement in the form of Exhibit O.
          (h) any Guarantor may be merged or consolidated with (or liquidated into) any other Guarantor or Borrower;
          (i) (i) the Credit Parties may sell, lease or otherwise transfer assets to each other, and (ii) the Credit Parties may sell, lease or otherwise transfer assets to Excluded Subsidiaries and Joint Ventures to the extent constituting Investments permitted by Section 6.3;
          (j) Borrower may dedicate space for the purpose of constructing (i) a mass transit system, (ii) a pedestrian bridge over Las Vegas Boulevard and Sands Avenue or similar structures to facilitate pedestrian traffic, (iii) a pedestrian bridge over Koval Lane and Sands Avenue to facilitate pedestrian traffic between the SECC Phase II Project and the rest of the Resort Complex, (iv) a right turn lane or other roadway dedication at or near the Resort Complex, and (v) other improvements relating to vehicular, mass transit and/or pedestrian access or movement; provided, in each case, that either (A) such dedication does not materially impair the use or operations of either of the Palazzo Project or the Venetian Facility, or (B) Borrower believes in its good faith judgment that the failure to so dedicate such space would be reasonably

Credit and Guaranty Agreement

likely to result in the taking or condemnation of such space by a Governmental Authority, or the taking of another action adverse to the Credit Parties by a Governmental Authority;
          (k) Borrower may license trademarks and trade names in the ordinary course of business;
          (l) the Credit Parties may transfer any assets leased or acquired with proceeds of a Non-Recourse Financing permitted under Section 6.1 or any other financing permitted under Section 6.1 and secured by a Lien permitted under Section 6.2 to the lender providing such financing or its designee upon default, expiration or termination of such Non-Recourse Financing or other financing;
          (m) Borrower may sell receivables for fair market value in the ordinary course of business;
          (n) Borrower may merge into a holding company in order to create a new holding company parent or to change its place of organization;
          (o) the Borrower may merge into a holding company in order to create a new holding company parent, to change its place of organization, and Borrower may convert into a “C corporation” or a partnership so long as it gives the Administrative Agent at least thirty days’ notice before it changes its name, identity or corporate structure and shall execute and deliver such instruments and documents as may reasonably be required by the Administrative Agent to maintain a prior perfected security interest in the Collateral;
          (p) Intentionally Omitted;
          (q) Sands Pennsylvania, Inc. may sell its equity interests in any PA Subsidiary in accordance with the Organizational Documents thereof and the PA Contribution Agreement;
          (r) the Credit Parties may make exchanges of (x) assets other than Core Assets, and (y) assets (so long as such assets do not include (i) any Gaming License or (ii) any other material license, franchise or right used in connection with the ownership or operation of the Resort Complex (other than solely with respect to portions of the Resort Complex that are no longer, or will no longer be following such exchange, assets of a Credit Party)) for either assets or Equity Interests; provided that (A) the consideration received by the Credit Parties in any such exchange have a fair market value (as determined in good faith by the Borrower) equal to the assets so exchanged; (B) in the case of clause (y), the aggregate fair market value of all such exchanges does not exceed $175,000,000 during any calendar year; (C) the non-cash proceeds (other than Equity Interests) from such exchange are pledged as Collateral to the extent required by Section 5.15; (D) the cash portion of any proceeds received from such exchange are applied as required by Section 2.14(a); and (E) no Potential Event of Default or Event of Default is in existence at the time of any such exchange or would be caused thereby;
          (s) the Credit Parties may make distributions permitted under Section 6.5;

Credit and Guaranty Agreement

          (t) any Credit Party may contribute, distribute, transfer or assign any of its Intellectual Property and related rights to LVSC or any Excluded Subsidiary in connection with a reorganization of the LVSC’s and its Subsidiaries’ portfolio of Intellectual Property;
          (u) the Credit Parties may transfer property to, or exchange property with, a Governmental Authority or an adjoining property owner to facilitate the development, construction or operation of the Resort Complex; provided that such transfer or exchange is in the best interests of the Credit Parties in the reasonable business judgment of the Board of Directors of Borrower; and
          (v) the Credit Parties may dispose of construction equipment with a value of no more than $10,000,000 in the aggregate.
     6.8. Sale and Leasebacks. The Credit Parties shall not directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which the Credit Parties have sold or transferred or are to sell or transfer to any other Person or (ii) which the Credit Parties intend to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Credit Parties to any Person in connection with such lease, except that the Credit Parties may enter into sale-leaseback transactions in connection with any Non-Recourse Financing permitted hereunder.
     6.9. Transactions with Shareholders and Affiliates. No Credit Party shall, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower (other than any transaction between Credit Parties) on terms that are less favorable to such Credit Party, except, that the Credit Parties may enter into and permit to exist:
          (a) transactions that are on terms that are not less favorable to that Credit Party than those that might be obtained at the time from a Person who is not such an Affiliate;
          (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower, Interface and their respective Subsidiaries;
          (c) employment, secondment, compensation, indemnification, noncompetition or confidentiality arrangements with employees or directors of a Credit Party or of LVSC entered into in the ordinary course of business or as approved by a majority of the independent members of the Board of Directors of Borrower or the relevant Restricted Subsidiary for officers and other employees of Borrower, Interface and their respective Subsidiaries (or a committee of such board, the majority of which consists of independent directors) in its reasonable determination;
          (d) purchases of materials or services by the Credit Parties in the ordinary course of business pursuant to the Procurement Services Agreement or otherwise on arm’s length terms;
          (e) license agreements with any Excluded Subsidiary or Joint Venture;
          (f) Shareholder Subordinated Indebtedness;

Credit and Guaranty Agreement

          (g) any agreement by an Excluded Subsidiary to pay management fees to the Credit Parties directly or indirectly;
          (h) Investments permitted by Section 6.3, Restricted Payments permitted by Section 6.5, and Asset Sales permitted by Section 6.7;
          (i) transactions contemplated by the Tax Sharing Agreement, or in lieu thereof, another tax sharing agreement with LVSC in form and substance (including any amendments thereto) reasonably satisfactory to the Administrative Agent;
          (j) transactions contemplated by (i) the LVSC Corporate Services Agreement, (ii) one or more other management or services agreements among Borrower, LVSC, and/or Interface Employee Leasing, LLC, approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed, providing for certain corporate, managerial, sourcing, aviation and/or hotel services, and (iii) any amendments, modifications or supplements to any of the above, and the transactions contemplated thereby; provided that such amendments or modifications are approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed (it being agreed that any increase or decrease to the allocation of indirect costs to Borrower of less than 10% shall be deemed to be reasonable and shall not require any approval);
          (k) transactions contemplated by (i) the Aircraft Agreements in existence on the Closing Date, (ii) one or more other Aircraft Agreements, on terms not materially worse, taken as a whole, to the Credit Parties or the Lenders than the Aircraft Agreements in existence on the Closing Date or otherwise approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed, and (iii) any amendments, modifications or supplements to any of the above, and the transactions contemplated thereby; provided that such amendments or modifications are not materially adverse to the Credit Parties or the Lenders unless approved by the Administrative Agent;
          (l) the transactions contemplated by the PA Contribution Agreement (including all exhibits thereto), the Organizational Documents of PA Retail and PA Gaming, and each PA Investment Note entered into pursuant hereto;
          (m) the transactions and agreements set forth on Schedule 6.9;
          (n) registration rights agreements to provide for the registration under the Securities Act of the capital stock interests held by Affiliates;
          (o) the transactions contemplated by the Cooperation Agreement, each Project Document and each HVAC Services Agreement; and
          (p) transactions permitted by Sections 6.1(m), (n), (o) and (p), and Section 6.2(x).
     6.10. Disposal of Subsidiary Stock. Except in connection with a transaction (including a liquidation, dissolution, conveyance, sale, lease, transfer or other disposition) permitted by Section 6.7(c), (d), (h), or (s), or clause (i) of Section 6.7(i)), Borrower shall not, directly or
Credit and Guaranty Agreement

indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other Equity Interests of any Guarantor, except (i) to qualify directors if required by applicable law and (ii) to the extent required by any Nevada Gaming Authority or any other gaming authority in order to preserve a material Gaming License; provided, however, that the valuation of such Guarantor for purposes of determining whether such sale, assignment, pledge or disposition is permitted under Section 6.5(i) or Section 6.7(c), (d) or (i) as the case may be, shall be the fair market value of such Guarantor as a going concern, as determined by the board of directors of LVSC.
     6.11. Conduct of Business. The Credit Parties shall not engage in any business activity except those business activities engaged in on the Closing Date and any activity or business incidental, related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any internet gaming, hotel, entertainment, recreation, convention, trade show, meeting, travel, travel tour, retail sales, residential condominium, “condo hotel,” “timeshare,” or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and entertainment mall and resort business operated by the Credit Parties.
     6.12. Certain Restrictions on Changes to Certain Documents.
          (a) The Credit Parties shall not agree to any material amendment to, or waive any of their material rights under, any Material Contract (excluding the LVSC Notes Documents, the Aircraft Financing Documents, and any FF&E Facility Agreements) or enter into new Material Contracts (other than LVSC Notes Documents, Aircraft Financing Documents, and FF&E Facility Agreements, and new Project Documents permitted by, and in accordance with the terms of, the Cooperation Agreement) without, in each case, obtaining the prior written consent of Requisite Lenders if in any such case, such amendment or waiver or new Material Contract or Permit could reasonably be expected to have a Material Adverse Effect or otherwise adversely affect Lenders in any material respect.
          (b) The Credit Parties shall not amend or otherwise change the terms of any documents governing Permitted Subordinated Indebtedness (except in connection with a defeasance or permitted refinancing thereof) or permit the termination thereof (other than in accordance with the terms thereof), or make any payment consistent with an amendment thereof or change thereto (except in connection with a defeasance or permitted refinancing thereof), if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of the Indebtedness evidenced thereby (or a trustee or other representative on their behalf) which would be materially adverse to the Credit Parties or the Lenders.
          (c) Notwithstanding the foregoing provisions of this Section 6.12, to the extent not otherwise permitted pursuant to the terms of Section 6.12(a), on or after the Closing Date, Borrower may enter into amendments to the Cooperation Agreement (to cover the relationship between the Venetian Facility and the Palazzo Project and/or the relationship between the Palazzo Project and the Palazzo Mall and/or the relationship between the Palazzo Condo Tower and the Resort Complex, and to otherwise reflect the fact that the Resort Complex includes, or will include, the Venetian Facility, the Palazzo Project and the SECC Phase II Project and the
Credit and Guaranty Agreement

Palazzo Condo Tower), in each case, in form and substance reasonably satisfactory to the Administrative Agent.
     6.13. Fiscal Year. Borrower shall not change its Fiscal Year-end from December 31.
     6.14. No Joint Assessment. Without the prior written approval of Administrative Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, the Credit Parties shall not suffer, permit or initiate, the joint assessment of any parcel of Mortgaged Property (a) with any other real property constituting a separate tax lot or (b) with any portion of any parcel of Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any Taxes which may be levied against any such personal property shall be assessed or levied or charged to such Mortgaged Property as a single Lien.
     6.15. No Further Negative Pledge. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or leases or to be sold pursuant to an executed agreement with respect to an Asset Sale and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Credit Parties shall enter into any agreement prohibiting the creation or assumption of any Lien to secure the Obligations upon any of its properties or assets, whether now owned or hereafter acquired other than (i) as provided herein or in the other Credit Documents, (ii) as provided in the LVSC Note Documents, or any FF&E Facility and the guarantees and collateral documents relating thereto, or in any agreement relating to any LVSC Aircraft Financing or to any other Indebtedness permitted to be secured by Liens permitted under Section 6.2 other than Indebtedness permitted to be incurred pursuant to Section 6.1(e) including any refinancing thereof permitted hereunder provided that the provisions regarding the creation or assumption of Liens is not less favorable to the Credit Parties or the Lenders than those set forth in the documents evidencing the Indebtedness being refinanced, or (iii) as required by applicable law or any applicable rule or order of any gaming authority.
Credit and Guaranty Agreement

     6.16. Restrictions Regarding PA Subsidiaries.
          (a) Indebtedness. The Credit Parties shall not permit the PA Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except (i) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $50,000,000 on terms reasonably satisfactory to the Administrative Agent; and (ii) Indebtedness owed to a Credit Party, and guarantees thereof, under the PA Investment Notes.
          (b) Liens. Borrower shall not permit the PA Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien securing Indebtedness (other than Indebtedness permitted pursuant to Section 6.16(a)) on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the PA Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien securing Indebtedness with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, except (i) First Priority Liens on any and all assets (other than equity interests) of such entities securing Indebtedness under the PA Investment Notes, and (ii) Liens securing Indebtedness permitted by Section
6.16(a).
          (c) Joint Venture Partners. Upon its formation and capitalization, PA Retail shall be owned no less than 50% by Sands Pennsylvania, Inc. The Credit Parties shall not permit the amendment or other modification of the PA Contribution Agreement or any Organizational Documents of any PA Subsidiary, or permit the issuance of equity interests in any PA Subsidiary, if the result thereof would be to decrease the ownership percentage in PA Retail to below 50% or PA Gaming to below the percentage ownership of Sands Pennsylvania, Inc. as of the Closing Date, other than as permitted by Section 6.7(q).
SECTION 7. GUARANTY
     7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
     7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors (which right shall not supersede any Beneficiary’s right to remaining unpaid amounts guaranteed by such Contributing Guarantors) in
Credit and Guaranty Agreement

an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, each of (A) any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder and under any guaranty of other Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 7.2, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the fraudulent transfer or conveyance laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under this Section 7.2), and (B) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other Affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder, shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2. In no event shall any Guarantor be required to contribute more than its Fair Share Contribution Amount toward the payment of Obligations under its Guaranty.
     7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed
Credit and Guaranty Agreement

Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
     7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
          (a) this Guaranty is a guaranty of payment when due and not of collectibility. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
          (b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;
          (c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
          (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed
Credit and Guaranty Agreement

Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and
          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
Credit and Guaranty Agreement

     7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the
Credit and Guaranty Agreement

Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has yet been made) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or been cash collateralized on terms satisfactory to the Issuing Bank. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of
Credit and Guaranty Agreement

the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.
     7.11. Bankruptcy, etc.
          (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
     7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition. A Guarantor designated as an Excluded Subsidiary shall be released and discharged from its Guaranty.
Credit and Guaranty Agreement

SECTION 8. EVENTS OF DEFAULT
     8.1. Events of Default. If any one or more of the following conditions or events shall occur:
          (a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or
          (b) Default in Other Agreements. (i) Failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $75,000,000 or more, in each case, beyond the grace period, if any, provided therefor; (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or mandatorily redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be or (iii) any breach or default by any party of the type referred to in Sections 8.1(b)(i) or (ii) above of (x) the LVSC Notes Documents or (y) any documents related to the LVSC Aircraft Financing that are guaranteed by any Credit Party; or
          (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.1(g), 5.2 or Section 6; provided that any failure to comply with Section 6.6(a) shall not constitute an Event of Default with respect to the Tranche B Term Loans, the Delayed Draw I Term Loans or any Series of New Term Loans until the earlier of (such date, the “Springing Date”) (i) the date that is 90 days after the date the Compliance Certificate is delivered which demonstrates such a failure to comply (or, in the event of such failure to comply and no such Compliance Certificate is delivered by Borrower, the date such Compliance Certificate is required to be delivered in accordance with Section 5.1(c)) and (ii) the date on which Administrative Agent, Collateral Agent or the Lenders holding a majority of the Revolving Exposure exercise any remedies in accordance with this Section 8.1; and provided, further, that, at any time on or prior to the Springing Date, any Event of Default under Section 6.6(a) may be waived, amended or otherwise modified from time to time pursuant to Section 10.5(b)(xii); or
          (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
Credit and Guaranty Agreement

          (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any other term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or
          (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any other Credit Party (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any other Credit Party (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any other Credit Party (other than an Immaterial Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any other Credit Party (other than an Immaterial Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any other Credit Party (other than an Immaterial Subsidiary), and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
          (g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Borrower or any other Credit Party (other than an Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any other Credit Party (other than an Immaterial Subsidiary) shall make any assignment for the benefit of creditors; or (ii) Borrower or any other Credit Party (other than an Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Borrower or any other Credit Party (other than an Immaterial Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
          (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $75,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any other Credit Party or any of their respective assets and shall remain
Credit and Guaranty Agreement

undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or
          (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party (other than an Immaterial Subsidiary) decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of 60 days; or
          (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower or any other Credit Party or any of their respective ERISA Affiliates in excess of $75,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or
          (k) Change of Control. A Change of Control shall occur; or
          (l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void by a Governmental Authority of competent jurisdiction, or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void by a Governmental Authority of competent jurisdiction or the Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in the Collateral for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, except as otherwise contemplated in any Credit Document, (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents or (iv) the subordination provisions in the Permitted Subordinated Indebtedness or in any other instrument required under any provision of this Agreement to be subordinated to the Obligations shall cease to be enforceable against the holder thereof; or
          (m) Default Under or Termination of Certain Documents. Any Project Document or Resort Complex Operating Document shall terminate or be terminated or canceled, prior to its stated expiration date or any Credit Party shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period) under any such Project Document or Resort Complex Operative Document, but only if such default or termination would reasonably be expected to cause a Material Adverse Effect, either individually or in the aggregate; or
          (n) Default Under or Termination of Permits. Borrower or any other Credit Party shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the
Credit and Guranty Agreement

material terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any material Permit, including the Gaming License issued by the Nevada Gaming Authority held by Borrower or any such Permit or any material provision thereof shall be terminated or fail to be in full force and effect or any Governmental Authority shall challenge or seek to revoke any such Permit, but only if such failure to perform, breach or termination could reasonably be expected to have a Material Adverse Effect;
          (o) Conforming L/C. Except as released as permitted under Section 2.14(f), any Conforming L/C shall cease to be in full force and effect at any time prior to twenty-four months from and after the date of its delivery to the Administrative Agent other than following a drawing in full by the Administrative Agent or, if permitted under the definition of Conforming L/C Draw Event, the replacement of such Conforming L/C with a cash equity contribution Borrower in the amount of the Conforming L/C.
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence (and continuance, if applicable) of any other Event of Default, at the request of (or with the consent of) Requisite Lenders (it being understood that during any period during which an Event of Default under Section 6.6(a) exists solely with respect to the Revolving Commitments, Delayed Draw II Term Loan Commitments, Revolving Loans and Delayed Draw II Term Loans, Administrative Agent may, and at the request of the Lenders holding a majority of the Revolving Exposure, Delayed Draw II Term Loan Commitments and Delayed Draw II Term Loans, taken as a whole, shall, take any of the actions described below solely as they relate to the Revolving Commitments, Delayed Draw II Term Loan Commitments, Revolving Loans and Delayed Draw II Term Loans), upon notice to Borrower by Administrative Agent, (A)(x) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate, (y) the Delayed Draw I Term Loan Commitments, if any, of each Lender having such Delayed Draw I Term Loan Commitments shall immediately terminate and (z) the Delayed Draw II Term Loan Commitments, if any, of each Lender having such Delayed Draw II Term Loan Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(v) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or without notice upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash as reasonable requested by Issuing Bank, to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding.
Credit and Guranty Agreement

Any amounts in respect of obligations described in clause (A)(x) of Issuing Bank to issue any Letter of Credit, when received by the Administrative Agent, shall be held by the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent. Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph, Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case, which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.5, then Requisite Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Borrower, and such provisions shall not at any time be construed so as to grant Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Credit Documents, even if the conditions set forth in this paragraph are met.
SECTION 9. AGENTS
     9.1. Appointment of Agents. GSCP, Lehman Brothers and Citi are each hereby appointed Syndication Agents hereunder, and each Lender hereby authorizes each of GSCP, Lehman and Citi to act as Syndication Agents in accordance with the terms hereof and the other Credit Documents. Scotia Capital is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Scotia Capital to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. JPM is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes JPM to act as Documentation Agent in accordance with the terms hereof and the other Credit Documents. GSCP, Lehman and Citi are each hereby appointed Arrangers hereunder, and each Lender hereby authorizes each of GSCP, Lehman and Citi to act as Arrangers in accordance with the terms hereof and the other Credit Documents. Each Agent and each Arranger hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents, Arrangers and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent and each Arranger shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Each of Syndication Agents and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither GSCP, Lehman and Citi, in their capacities as Syndication Agents, nor JPM, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.
Credit and Guranty Agreement

     9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Administrative Agent hereby agrees that it shall (i) furnish to each Arranger, upon request, a copy of the Register, and (ii) cooperate with each Arranger in granting access to any Lenders (or potential lenders) who any Arranger identifies to the Platform.
     9.3. General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, any Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument
Credit and Guranty Agreement

or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issues by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and/or other Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
          (c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
Credit and Guranty Agreement

     9.5. Lenders’ Representations, Warranties and Acknowledgment.
          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and the Restricted Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and the Restricted Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan and/or Revolving Loans on the Closing Date or by the funding of any New Term Loans, New Revolving Loans or Delayed Draw Term Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Loans or Delayed Draw Term Loans.
     9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share at the time any claim therefor is made, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party (but without limiting any Credit Party’s reimbursement obligations), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender. Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or
Credit and Guranty Agreement

any such removal, Requisite Lenders, with reasonable consent of the Borrower, shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided in the immediately preceding sentence, any resignation or removal of Scotia Capital or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Scotia Capital or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If Scotia Capital or its successor as Administrative Agent pursuant to this Section has resigned as Administrative Agent but retained its role as Collateral Agent and no successor Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, Scotia Capital or its successor may resign as Collateral Agent upon notice to Borrower and the Requisite Lenders at any time. Any resignation or removal of Scotia Capital or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Scotia Capital or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (c) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.
9.8. Collateral Documents and Guaranty.
          (a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations
Credit and Guranty Agreement

with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary or reasonably requested by Borrower to (i) in connection with a sale or disposition of assets permitted by this Agreement (but subject to Section 9.8(d) in the case of units comprising a portion of the Palazzo Condo Tower), release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, (ii) release any Lien encumbering any item of Collateral in connection with the incurrence of Indebtedness secured by a Lien on such Collateral permitted under Section 6.2(n) or (y), (iii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (iv) subordinate the Liens of the Collateral Documents to Liens permitted under Section 6.2(w) and the documents creating such Liens and to implement and/or create customary arrangements and agreements in connection with residential condominium (or “condo-hotel” or “timeshare”) units and associations otherwise permitted hereunder. In connection with any disposition or release of any Collateral pursuant to the terms of any Loan Document, at the Borrower’s request and expense, the Administrative Agent or Collateral Agent, as applicable, shall (without recourse and without any representation or warranty) execute and deliver or cause to be executed and delivered to the Borrower such documents (including UCC-3 termination statements) as the Borrower may reasonably request to evidence or effect such release.
          (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.
          (c) Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement and Section 8 of the Security Agreement.
Credit and Guranty Agreement

          (d) Releases of Units in Palazzo Condo Tower. The release by the Collateral Agent of any Lien in favor of the Secured Parties encumbering any unit in the Palazzo Condo Tower shall be subject to the following additional terms, provisions and conditions:
          (i) the Declaration of Covenants, Conditions, and Restrictions relating to the Palazzo Condo Tower shall have been filed in the Official Records of Clark County, Nevada;
          (ii) a request for such release shall have been made in writing not less than ten (10) Business Days prior to the date the partial release is requested to be effective and shall be accompanied by a legal description for each Unit to be released, and a schedule containing a list of those Units previously released by Collateral Agent and those Units remaining encumbered by the Deed of Trust;
          (iii) such release shall not affect or impair the Lien of the Deed of Trust and Collateral Agent’s Lien and security interests created by the other Loan Documents as to Units and other property encumbered by the Deed of Trust and the other Loan Documents not theretofore released, and said Liens and security interests shall continue in full force and effect as to the unreleased Units and such other property; and
          (iv) Borrower shall promptly after any release submit to Collateral Agent or its counsel a photocopy of the final signed closing statement with respect to the sale of such unit.
     9.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
     9.10. Intercreditor Agreements. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Lenders (and the other Secured Parties), to enter into the Existing GE FF&E Intercreditor Agreement and any other intercreditor agreements with any holders of any secured Indebtedness permitted to be incurred under subsection 6.1(d) or, at the request of the Borrower, subsection 6.1(f) or (j), or otherwise consented to by the Lenders in accordance with subsection 10.5, and each Lender agrees to be bound by the terms of each such agreement.
Credit and Guaranty Agreement

SECTION 10. MISCELLANEOUS
     10.1. Notices.
          (a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agents, Collateral Agent, Administrative Agent, Swing Line Lender, Issuing Bank or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.
          (b) Electronic Communications.
          (i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (ii) Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks
Credit and Guaranty Agreement

associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent.
          (iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the approved electronic communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the approved electronic communications.
          (iv) Each of the Credit Parties, the Lenders, the Issuing Banks and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
     10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the documented actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the documented, actual and reasonable costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the documented, actual and reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the documented actual costs and reasonable expenses of creating, perfecting and recording Liens in favor of Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the documented actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the documented actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other documented actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all documented costs and documented expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the
Credit and Guaranty Agreement

enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     10.3. Indemnity.
          (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined in a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
          (b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such
Credit and Guaranty Agreement

Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.
     10.5. Amendments and Waivers.
          (a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any of the other Credit Documents to cure any ambiguity, omission, mutual mistake among all parties hereto, defect or inconsistency, so long as such amendment, modification or supplement either (x) does not adversely affect the rights of any Lender or Issuing Bank, or (y) reflects the intent of all parties to the applicable Credit Document at the time of its execution.
          (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
          (i) extend the scheduled final maturity of any Loan or Note;
          (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);
          (iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;
          (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;
          (v) extend the time for payment of any such interest or fees;
          (vi) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
          (vii) amend, modify, terminate or waive any provision of Section 2.13(b)(ii), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
          (viii) amend the definition of “Requisite Lenders” or “Pro Rata Share” or amend Section 2.16(c), 2.17, or 10.5(a) in a manner intended to effect such a change; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata
Credit and Guaranty Agreement

Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;
          (ix) release all or substantially all of the Collateral, or release Guarantors comprising a material portion of the aggregate value of the Guarantees from the Guaranty, except as expressly provided in the Credit Documents;
          (x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
          (xi) extend the Delayed Draw I Term Loan Commitment Termination Date or the Delayed Draw II Term Loan Commitment Termination Date; or
          (xii) amend, waive or otherwise modify any of the terms and provisions (and related definitions) of Section 6.6(a) or any of the terms and provisions of the proviso set forth in Section 8.1(c) without the written consent of the Lenders holding a majority of the Revolving Exposure, Delayed Draw II Term Loans and Delayed Draw II Term Loan Commitments, taken as a whole, and, notwithstanding anything else in this Agreement to the contrary, any such amendment, waiver or other modification shall be effective for all purposes of this Agreement with the written consent of only the Lenders holding a majority of the Revolving Exposure, Delayed Draw II Term Loans and Delayed Draw II Term Loan Commitments, taken as a whole (or Administrative Agent with the prior written consent thereof), on the one hand, and Borrower, on the other hand.
          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
          (i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
          (ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;
          (iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders, Delayed Draw I Term Loan Exposure of all Lenders, Delayed Draw II Term Loan Exposure of all Lenders, Revolving Exposure of all Lenders or New Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;
Credit and guaranty Agreement

          (iv) amend, modify, terminate or waive any obligation of Revolving Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank;
          (v) amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding and that treats such Lender Counterparty differently than the Lenders without the written consent of any such Lender Counterparty; or
          (vi) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
          (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
     10.6. Successors and Assigns; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Subject to Section 10.6(b), each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Eligible Assignee or any other Person (and in the case of any other Person, with the approval of Borrower) in all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Borrower, require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement or Settlement Confirmation effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(b) and provided, further that no such sale,
Credit and Guaranty Agreement

assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Commitment and the Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this Section 10.6, no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.
          (b) Register. Upon its receipt of (x) an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, or (y) if applicable, a Settlement Confirmation representing that the assignee is an Eligible Assignee, together with the processing and recordation fee referred to in Section 10.6(c) if applicable, and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to Section 2.20(a), Administrative Agent shall, if Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to Section 10.6(c), (a) accept such Assignment Agreement or, if applicable, Settlement Confirmation by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register (on the same Business Day as it is received if received by 12:00 noon and on the following Business Day if received after such time) and (c) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each Assignment Agreement and, if applicable, Settlement Confirmation delivered to and accepted by it as provided in this Section 10.6(b). The date of such execution of a counterpart or recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”
          (c) Right to Assign. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may in whole or in part (i) be assigned, in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender or Related Fund, or may be pledged by a Lender in support of its obligations to such pledgee (without releasing the pledging Lender from any of its obligations hereunder), or (ii) be assigned in an aggregate amount of not less than $1,000,000 (or such lesser amount (A) if contemporaneous assignments approved by Administrative Agent in its sole discretion aggregating not less than $1,000,000 are being made by one or more Eligible Assignees which are Affiliates or Related Funds or (B) as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other obligations of the assigning Lender) to any Eligible Assignee, in each case, with the giving of notice to Borrower and Administrative Agent; provided that if any assignment permitted by this clause (c) relates to Revolving Loans, Revolving Loan Commitments, Delayed Draw I Term Loan Commitments prior to the Delayed Draw I Term Loan Commitment Termination Date or Delayed Draw II Term Loan Commitments prior to the Delayed Draw II Term Loan Commitment Termination Date, the assignee shall represent that it has the financial resources to fulfill its commitments hereunder and such assignment is consented to by Administrative Agent (in its sole discretion, not to be unreasonably withheld or delayed), and at any time other than when an Event of Default has occurred and is continuing, such assignee shall be acceptable to Borrower, such consent not to be unreasonably withheld or delayed. To the extent of any such assignment in accordance with either clause (i) or (ii) above, the assigning
Credit and Guaranty Agreement

Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The assignor or assignee to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $2,000 in respect of assignments other than assignments to or from any Arranger (it being understood only one such fee shall be payable in the case of concurrent assignments by a Lender to one or more Affiliates or Related Funds), and in each case such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.20(c); provided, however, in the event that Administrative Agent, in its sole discretion, determines that Tranche B Term Loans after the Delayed Draw I Term Loan Commitment Termination Date may be settled through a Settlement Service (defined below) pursuant to Section 10.6(d), only a written or electronic confirmation of such assignment issued by a Settlement Service (a “Settlement Confirmation”) shall be delivered with respect to assignments settled through the Settlement Service.
          (d) Mechanics. Administrative Agent has the right, but not the obligation, to effectuate assignments of Tranche B Term Loans on or after the Delayed Draw I Term Loan Commitment Termination Date via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 10.6. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans pursuant to the Settlement Service. Administrative Agent’s and Borrower’s consent shall be deemed to have been granted to the extent required pursuant to Section 10.6(c) with respect to any transfer effected through the Settlement Service. Assignments and assumptions of Tranche B Term Loans shall be effected by such manual execution until Administrative Agent notifies Lenders of the Settlement Service as set forth herein. Assignments and assumptions of Revolving Loans and Revolving Loan Commitments shall only be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement at all times. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. Notwithstanding anything herein or in any Assignment Agreement to the contrary and so long as no Potential Event of Default or Event of Default has occurred and is continuing, payments in respect of the settlement of an assignment of any Tranche B Term Loan during periods when assignments may be settled through a Settlement Service (but not any Revolving Loan or Revolving Loan Commitment) and with respect to all unpaid interest and commitment fees if any, which have accrued on such Tranche B Tern Loan, whether such interest and commitment fees accrued before or after the applicable Assignment Effective Date, shall be made in the manner provided for by the Settlement Service. Any and all fees payable to the Settlement Service shall be paid by the assigning Lender and/or its assignee which becomes a Lender hereunder and Administrative Agent shall have no responsibility whatsoever for payment thereof.
Credit and Guaranty Agreement

          (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
          (f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
          (g) Participations.
          (i) Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee (or, with the consent of Borrower, any other Person) (other than Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.
          (ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of
Credit and Guaranty Agreement

Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.
          (iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, and (y) a participant shall not be entitled to the benefits of Section 2.20 unless it shall have complied with the requirements of Section 2.20 including, without limitation, Section 2.20(c); provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.
          (h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may, without notice to or consent from the Administrative Agent or Borrower, assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
          (i) Nevada Gaming Authorities. Notwithstanding anything to the contrary in this Section 10.6, the rights of the Lenders to make assignments of, and grant participations in, any or all of its Commitments or any Loan or Letter of Credit made or issued by it, or any interest therein, herein or in any other Obligations owed to any such Lender, shall be subject to the approval of the Nevada Gaming Authorities, to the extent required by the Nevada Gaming Laws.

          10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
          10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
          10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
          10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
          10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
          10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for

Credit and Guaranty Agreement

the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
          10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
          10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
          10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
          10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE

Credit and Guaranty Agreement

ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          10.17. Confidentiality. Each Agent (which term shall for the purposes of this Section 10.17 include the Arranger), and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Bank) shall hold all non-public information regarding Borrower, Interface and their respective Subsidiaries and their businesses identified as such by Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents, advisors and trustees (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any pledgee referred to in Section 10.6(h) or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, pledgees, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in

Credit and Guaranty Agreement

connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.
          10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.
          10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
          10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
          10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.
          10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the

Credit and Guaranty Agreement

same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          10.23. Gaming Authorities. Arrangers, Administrative Agent and each Lender agree to cooperate with the Nevada Gaming Authorities or any other applicable gaming authority in connection with the administration of their regulatory jurisdiction over the Credit Parties, including to the extent not inconsistent with the internal policies of such Lender or Issuing Bank and any applicable legal or regulatory restrictions the provision of such documents or other information as may be requested by any such Nevada Gaming Authority or other gaming authority relating to Arrangers, Administrative Agent or any of the Lenders, or Borrower or any of its Subsidiaries, or to the Credit Documents. Notwithstanding any other provision of the Agreement, Borrower expressly authorizes each Agent and Lender to cooperate with the Nevada Gaming Authorities and such other gaming authorities as described above.
          10.24. Harrah’s Shared Garage Lease. Notwithstanding any other provision hereof or in the Collateral Documents, the Credit Parties shall not be obligated to grant the Lenders a leasehold mortgage covering their leasehold interest in, to and under the Harrah’s Shared Garage Lease unless and until the landlord thereunder consents to such a mortgage. Instead, the Borrower shall, within sixty (60) days (or such longer period as may be agreed to by the Administrative Agent) after request therefor by the Administrative Agent, cause VCR to assign its interest in, to and under the Harrah’s Shared Garage Lease to the Collateral Agent or a third party designated by the Collateral Agent, in either case on behalf of the Lenders, in which event the Collateral Agent or such third party, as applicable, shall simultaneously sublease all of the real property covered by the Harrah’s Shared Garage Lease back to VCR, all pursuant to documents reasonably satisfactory to the Collateral Agent.
          10.25. Certain Matters Affecting Lenders.
                    (a) If (i) any Nevada Gaming Authority or Pennsylvania Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under the Nevada Gaming Laws or Pennsylvania Gaming Laws or (ii) any other gaming authority with jurisdiction over the gaming business of the Borrower shall determine that any Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Administrative Agent or the Borrower shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) which may be any Lender or Lenders that agree to become a Substitute Lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender is an Eligible Assignee. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. The Borrower shall bear the costs and expenses of any Lender required by any Nevada Gaming Authority, or any other gaming authority with jurisdiction over the gaming business of the Borrower, to file an application for a finding of suitability in connection with the investigation of an application by the Borrower for a license to operate a gaming establishment, in connection with such application for a finding of suitability.

Credit and Guaranty Agreement

                    (b) Notwithstanding the provisions of Section 10.25(a), if any Lender becomes a Former Lender, and if the Administrative Agent or the Borrower fails to find a Substitute Lender pursuant to Section 10.25(a) within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall immediately prepay in full the outstanding principal amount of Loans made by such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of any Withdrawal Period.
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Credit and Guaranty Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

LAS VEGAS SANDS, LLC

By: Name: Title:	/s/ Robert P. Rozek Robert P. Rozek Senior Vice President and Chief Financial Officer

Credit and Guaranty Agreement

GUARANTORS:

VENETIAN CASINO RESORT, LLC VENETIAN TRANSPORT LLC

By: Las Vegas Sands, LLC Their Managing Member

Executing this Agreement as Senior Vice President and Chief Financial Officer of the managing member of each of the foregoing persons on behalf of and so as to bind the persons named above under the caption “Guarantors”

By: Name: Title:	/s/ Robert P. Rozek Robert P. Rozek Senior Vice President and Chief Financial Officer

Credit and Guaranty Agreement

GUARANTORS:

PALAZZO CONDO TOWER, LLC LIDO INTERMEDIATE HOLDING COMPANY, LLC MALL INTERMEDIATE HOLDING COMPANY, LLC VENETIAN VENTURE DEVELOPMENT, LLC

By: Venetian Casino Resort, LLC Their Managing Member

By: Las Vegas Sands, LLC Their Managing Member Executing this Agreement as Senior Vice President and Chief Financial Officer of the managing member of each of the foregoing persons on behalf of and so as to bind the persons named above under the caption “Guarantors”

By:	/s/ Robert P. Rozek Name: Robert P. Rozek Title: Senior Vice President and Chief Financial Officer

Credit and Guaranty Agreement

GUARANTOR:

LIDO CASINO RESORT HOLDING COMPANY, LLC

By:	Lido Intermediate Holding Company, LLC, Their Managing Member

By:Venetian Casino Resort, LLC Their Managing Member

By: Las Vegas Sands, LLC Their Managing Member

Executing this Agreement as Senior Vice President and Chief Financial Officer of the managing member of each of the foregoing persons on behalf of and so as to bind the persons named above under the caption “Guarantors”

	By:	/s/ Robert P. Rozek

	Name: Title:	Robert P. Rozek Senior Vice President and Chief Financial Officer

Credit and Guaranty Agreement

GUARANTOR:

PHASE II MALL HOLDING, LLC

By:	Lido Casino Resort Holding Company, LLC Its Managing Member

	By:	Lido Intermediate Holding Company, LLC, Its Managing Member

By: Venetian Casino Resort, LLC Its Managing Member

By: Las Vegas Sands, LLC Its Managing Member

Executing this Agreement as Senior Vice President and Chief Financial Officer of the managing member of each of the foregoing persons on behalf of and so as to bind the persons named above under the caption “Guarantors” persons named above under the caption “Guarant

		By:	/s/ Robert P. Rozek

		Name:	Robert P. Rozek
		Title:	Senior Vice President and Chief Financial Officer

Credit and Guaranty Agreement

GUARANTOR:

PHASE II MALL SUBSIDIARY, LLC

By:	Phase II Mall Holding, LLC Its Managing Member

	By:	Lido Casino Resort Holding Company, LLC Its Managing Member

By: Lido Intermediate Holding Company, LLC Its Managing Member

By: Venetian Casino Resort, LLC Its Managing Member

By: Las Vegas Sands, LLC Its Managing Member

Executing this Agreement as Senior Vice President and Chief Financial Officer of the managing member of each of the foregoing persons on behalf of and so as to bind the persons named above under the caption “Guarantors”

		By:	/s/ Robert P. Rozek

		Name: Title:	Robert P. Rozek Senior Vice President and
Chief Financial Officer

Credit and Guaranty Agreement

GUARANTORS:

INTERFACE GROUP-NEVADA, INC.

By:	/s/ Robert P. Rozek

Name: Title:	Robert P. Rozek Senior Vice President and
Chief Financial Officer

SANDS PENNSYLVANIA, INC.

By:	/s/ Robert P. Rozek

Name: Title:	Robert P. Rozek Senior Vice President and Chief Financial Officer

VENETIAN MARKETING, INC.

By:	/s/ Robert P. Rozek

Name: Title:	Robert P. Rozek Senior Vice President and Chief Financial Officer

Credit and Guaranty Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., as Arranger, Syndication Agent and a Lender
By:	/s/
Authorized Signatory

THE BANK OF NOVA SCOTIA, as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank and a Lender
By:	/s/ Chris Osborn
	Name:	Chris Osborn
	Title:	Managing Director

LEHMAN BROTHERS, INC., as Arranger and Syndication Agent
By:	/s/ Diane Albanese
	Name:	Diane Albanese
	Title:	Authorized Signatory

LEHMAN COMMERCIAL PAPER INC., as Lender
By:	/s/ Diane Albanese
	Name:	Diane Albanese
	Title:	Authorized Signatory

Credit and Guaranty Agreement

CITIGROUP GLOBAL MARKETS, INC., as Arranger and Syndication Agent
By:	/s/ Jeffrey Rothman
	Name:	Jeffrey Rothman
	Title:	Managing Director

CITIBANK, N.A., as Lender
By:	/s/ Jeffrey Rothman
	Name:	Jeffrey Rothman
	Title:	Vice President & Managing Director

THE BANK OF EAST ASIA, LTD., NEW YORK BRANCH as a Lender
By:	/s/ Stanley H. Kung
	Name:	Stanley H. Kung
	Title:	SVP & Chief Lending Officer

By:	/s/ Danny Leung
	Name:	Danny Leung
	Title:	SVP & Controller

Credit and Guaranty Agreement

BNP PARIBAS as a Lender
By:	/s/ Janice S. H. Ho
	Name:	Janice S. H. Ho
	Title:	Managing Director

By:	/s/ Charles C. Jou
	Name:	Charles C. Jou
	Title:	Vice President

UBS LOAN FINANCE LLC, as a Lender
By:	/s/ David B. Julie
	Name:	David B. Julie
	Title:	Banking Products Services, US

By:	/s/ Inja R. Otsa
	Name:	Inja R. Otsa
	Title:	Banking Products Services, US

Commerzbank AG, New York and Grand Cayman Branches as a Lender
By:	/s/ Werner Schmidbauer
	Name:	Werner Schmidbauer
	Title:	SVP

By:	/s/ Karla Wirth
	Name:	Karla Wirth
	Title:	AVP

Credit and Guaranty Agreement

Mega International Commercial Bank Co., Ltd. New York Branch as a Lender
By:	/s/ Tsang Pei Hsu
	Name:	Tsang Pei Hsu
	Title:	VP & DGM

Bank of Tokyo-Mitsubishi UFJ Trust Company as a Lender
By:	/s/ Tarik Hussain
	Name:	Tarik Hussain
	Title:	Vice President

State Bank of India, Los Angeles Agency as a Lender
By:	/s/ K.S.S Naidu
	Name:	K.S.S Naidu
	Title:	Vice President

Mizuho Corporate Bank, Ltd. as a Lender
By:	/s/ Raymond Ventura
	Name:	Raymond Ventura
	Title:	Deputy General Manager

Credit and Guaranty Agreement

Bank of Taiwan, Los Angels Branch as a Lender
By:	/s/ Ton-Yuan Yeh
	Name:	Ton-Yuan Yeh
	Title:	Vice President & General Manager

Hua Nan Commercial Bank, Los Angels Branch, as a Lender
By:	/s/ Oliver C. H. Hsu
	Name:	Oliver C.H. Hsu
	Title:	Vice President & General Manager

COMMERCE BANK, N.A. as a Lender
By:	/s/ Michael P. Thomeon
	Name:	Michael P. Thomeon
	Title:	Vice President

UNION BANK OF CALIFORNIA, N.A. as a Lender
By:	/s/ Clifford F. Cho
	Name:	Clifford F. Cho
	Title:	Vice President

Credit and Guaranty Agreement

COMERICA WEST INCORPORATED as a Lender
By:	/s/ Craig P. Durno
	Name:	Craig P. Durno
	Title:	First Vice President

Keystone Nazareth Bank & Trust Company as a Lender
By:	/s/ Edwin C. Detwiler
	Name:	Edwin C. Detwiler
	Title:	Senior Vice President

ING CAPITAL LLC as a Lender
By:	/s/ William C. James
	Name:	William C. James
	Title:	Managing Director

Credit and Guaranty Agreement

SOVEREIGN BANK as a Lender
By:	/s/ Chris D. Wolfslayer
	Name:	Chris D. Wolfslayer
	Title:	Senior Vice President

RAYMOND JAMES BANK, FSB as a Lender
By:	/s/ Thomas F. Macina
	Name:	Thomas F. Macina
	Title:	Senior Vice President

MERRILL LYNCH BANK USA as a Lender
By:	/s/ David Millett
	Name:	David Millett
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Documentation Agent and a Lender
By:	/s/ Donald Shokrian
	Name:	Donald Shokrian
	Title:	Managing Director

Credit and Guaranty Agreement

Sumitomo Mitsui Banking Corporation as a Lender
By:	/s/ William M. Ginn
	Name:	William M. Ginn
	Title:	Executive Officer and General Manager

Morgan Stanley Bank as a Lender
By:	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Authorized Signatory Morgan Stanley Bank

The Royal Bank of Scotland plc as a Lender
By:	/s/ William McGinty
	Name:	William McGinty
	Title:	Senior Vice President

Standard Chartered Bank as a Lender
By:	/s/ Joel Martinez
	Name:	Joel Martinez
	Title:	Syndications, Americas

By:	/s/ Robert Reddington
	Name:	Robert Reddington
	Title:	AVP / Credit Documentation Credit Risk Control

Credit and Guaranty Agreement

Bank of Scotland as a Lender
By:	/s/ Karen Weich
	Name:	Karen Weich
	Title:	Vice President

Credit and Guaranty Agreement

APPENDIX A-1
TO CREDIT AND GUARANTY AGREEMENT
Delayed Draw I Term Loan Commitments

	Delayed Draw I Term Loan	Pro
Lender	Commitment	Rata Share

Total	$600,000,000.00	100%

Appendix A-1-1

APPENDIX A-2
TO CREDIT AND GUARANTY AGREEMENT
Delayed Draw II Term Loan Commitments

	Delayed Draw II Term Loan	Pro
Lender	Commitment	Rata Share

Total	$400,000,000.00	0.50%

Appendix A-2-1

APPENDIX A-3
TO CREDIT AND GUARANTY AGREEMENT
Tranche B Term Loan Commitments

	Delayed Draw	Pro
Lender	Term Loan Commitment	Rata Share

Total	$3,000,000,000.00	100%

Appendix A-3-1

APPENDIX A-4
TO CREDIT AND GUARANTY AGREEMENT
Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share

Total	$1,000,000,000.00	100%

Appendix A-4-1

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
Notice Addresses
LAS VEGAS SANDS, LLC
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: General Counsel’s Office
Facsimile: (702) 733-5088
OTHER CREDIT PARTIES
Corporate Offices
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: General Counsel’s Office
Facsimile: (702) 733-5088
in each case, with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Harris B. Freidus
Facsimile: (212) 492-0064

Appendix B-1

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Lender:
Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co.
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Pedro Ramirez
Facsimile: (212) 357-4597
Email: gsd.link@gs.com
with a copy to:
Goldman Sachs Credit Partners L.P.
1 New York Plaza
New York, New York 10004
Attention: Elizabeth Fischer
Facsimile: (212) 902-3000
GOLDMAN SACHS CREDIT PARTNERS L.P.,
As Joint Lead Arranger, Joint Bookrunner and Syndication Agent
Goldman Sachs Credit Partners L.P.
30 Hudson Street, 17th Floor
Jersey City, New Jersey 07302
Attention: Philip Green or Kristen Renzulli
Facsimile: (212) 357-4597

Appendix B-2

LEHMAN COMMERCIAL PAPER INC.,
as Lender:
Lehman Commercial Paper Inc.
745 Seventh Avenue, 5th Floor
New York, New York 10019
Attention: Diane Albanese
Facsimile: (646) 758-5130
Email: Diane.Albanese@lehman.com
LEHMAN BROTHERS INC.,
As Joint Lead Arranger, Joint Bookrunner and Syndication Agent
Lehman Brothers Inc.
745 Seventh Avenue, 5th Floor
New York, New York 10019
Attention: Diane Albanese
Facsimile: (646) 758-5130
Email: Diane.Albanese@lehman.com

Appendix B-3

CITIBANK, N.A.,
as Lender:
Citibank, N.A.
388 Greenwich Street, 21st Floor
New York, NY 10012
Attention: Jeffrey Rothman
Facsimile: (646) 291-5767
Email: jeffrey.rothman@citi.com
CITIGROUP GLOBAL MARKETS INC.,
As Joint Lead Arranger, Joint Bookrunner and Syndication Agent
Citigroup Global Markets Inc.
388 Greenwich Street, 21st Floor
New York, NY 10012
Attention: Jeffrey Rothman
Facsimile: (646) 291-5767
Email: jeffrey.rothman@citi.com

Appendix B-4

THE BANK OF NOVA SCOTIA,
as Administrative Agent, Collateral Agent,
Swing Line Lender, Issuing Bank and a Lender
Administrative Agent’s Principal Office:
The Bank of Nova Scotia, as Agent
GWS – Loan Operations
720 King Street West, 2nd Floor
c/o Central Mail Room
44 King Street West
Toronto, Ontario
M5H 1H1
Attention: John Hall
Facsimile: (416) 350-5159
with a copy to:
The Bank of Nova Scotia, as Agent
21st Floor
580 California Street
San Francisco, CA 94104
Attention: Alan Pendergast
Facsimile: (416) 350-5159

Appendix B-5

JPMORGAN CHASE BANK, N.A.,
as Documentation Agent and a Lender
JPMORGAN CHASE BANK, N.A.
1111 Fannin – 10th Floor
Houston, Texas 77002
Attention: Loan Services Group
Facsimile: (713) 750-2892
with a copy to:
JPMORGAN CHASE BANK, N.A.
277 Park Avenue – 2nd Floor
New York, NY 10172
Attention: Donald Shokrian
Facsimile: (646) 534-0574

Appendix B-6